  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1998

                                                REGISTRATION NO. 333-56019
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                             DATAWAVE SYSTEMS INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------
 BRITISH COLUMBIA, CANADA            4812                    98-0186455
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)
                                ---------------
                              101 WEST 5TH AVENUE
                          VANCOUVER, BRITISH COLUMBIA
                                CANADA V5Y 1H9
                                (604) 874-1302
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                 CLIVE BARWIN
                                   PRESIDENT
                             DATAWAVE SYSTEMS INC.
                              101 WEST 5TH AVENUE
                          VANCOUVER, BRITISH COLUMBIA
                                CANADA V5Y 1H9
                                (604) 874-1302
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:    THOMAS FURLONG, ESQ.
       MORGAN P. GUENTHER, ESQ.           GRAY CARY WARE & FREIDENRICH LLP
 PAUL, HASTINGS, JANOFSKY & WALKER LLP           400 HAMILTON AVENUE
         345 CALIFORNIA STREET               PALO ALTO, CALIFORNIA 94301
    SAN FRANCISCO, CALIFORNIA 94104                (650) 328-6561
            (415) 835-1600
                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                ---------------

                     CALCULATION OF REGISTRATION FEE

===================================================================================
                                                          PROPOSED
                                           PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF                    MAXIMUM       AGGREGATE      AMOUNT OF
    SECURITIES TO BE      AMOUNT TO BE  OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED        REGISTERED(1)   PER SHARE(2)     PRICE(2)        FEE(2)
-----------------------------------------------------------------------------------
Common Shares (no par      3,617,133
 value)................      shares         $7.265      $26,278,471       $6,126
===================================================================================

(1) Includes 471,800 Common Shares which the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Fees of $5,010 were previously paid on June 4, 1998 as calculated in accordance with Rule 457(c) and based on a proposed offering price per share of $5.50 and an offering of 3,087,750 shares. An additional 529,383 shares are being registered for a fee based on the average of the high and low prices reported on the OTC Bulletin Board on July 17, 1998 and adjusted to reflect a 1-for-5 reverse stock split to be effected prior to the Offering.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION,
ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD, NOR MAY +
+OFFERS TO BUY BE ACCEPTED, PRIOR TO THE TIME THE REGISTRATION STATEMENT       +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 22, 1998

                          3,145,333 COMMON SHARES

                [LOGO OF DATAWAVE SYSTEMS, INC. APPEARS HERE]

                                  -----------

  Of the 3,145,333 Common Shares offered hereby, 3,000,000 shares are being sold by DataWave Systems Inc. ("DataWave" or the "Company") and 145,333 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders." The Common Shares are currently traded on the Vancouver Stock Exchange (the "VSE") under the symbol "DTV" and on the Over-the-Counter Electronic Bulletin
Board (the "OTCBB") in the United States under the symbol "DWVSF." On       ,
1998, the last reported sale price of the Common Shares, as reported on the
VSE, was US$   per share, based upon an exchange rate of US$    to C$   , and
as adjusted to reflect a 1-for-5 reverse stock split to be effected prior to this offering (the "Offering"). See "Price Range of Common Shares." See "Underwriting" for factors to be considered in determining the Offering price. The Company has applied for listing of its Common Shares on the Nasdaq National Market under the symbol "DWAVF."

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

===============================================================================
                              UNDERWRITING
                             DISCOUNTS AND    PROCEEDS TO   PROCEEDS TO SELLING
             PRICE TO PUBLIC COMMISSIONS(1)    COMPANY(2)   SHAREHOLDERS(2)(3)
-------------------------------------------------------------------------------
Per Share...       $              $               $                 $
-------------------------------------------------------------------------------
Total(4)....      $              $               $                 $
===============================================================================

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of $1,140,000 payable by the Company.

(3) The Proceeds to Selling Shareholders does not include the reimbursement of underwriting discounts and commissions payable by the Company to one of the Selling Shareholders.

(4) The Company has granted the Underwriters an over-allotment option, exercisable for 30 days from the date of this Prospectus, to purchase up to 471,800 additional Common Shares on the same terms and conditions as set forth above. If all such shares are purchased by the Underwriters, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Company will be $  , $   and $   , respectively. See "Underwriting."

                                  -----------

  The Common Shares are offered by the several Underwriters subject to prior sale, when, as and if delivered to and accepted by them, and subject to the Underwriters' right to withdraw, cancel or modify such offer and reject any order in whole or in part. It is expected that delivery of the Common Shares
will be made on or about        , 1998.

MORGAN KEEGAN & COMPANY, INC.                     LAIDLAW GLOBAL SECURITIES INC.

                  The date of this Prospectus is        , 1998

      [SCHEMATIC DIAGRAM OF THE DATAWAVE NETWORK SYSTEM ON FOLD-OUT PAGE;
         MAP OF NORTH AMERICA DISPLAYING THE LOCATION OF THE COMPANY'S
             INSTALLED DATAWAVE TELECARD MERCHANDISERS ("DTM") AND
                    OVER-THE-COUNTER "SWIPE" UNITS ("OTC");
                       PHOTOGRAPHS OF DTMS AND ANOTC AND
                        PICTURES OF AT&T-BRANDEDPREPAID
                              CALLING CARDS]

THESE SECURITIES ARE NOT QUALIFIED FOR SALE IN ONTARIO OR ELSEWHERE IN CANADA AND, SUBJECT TO CERTAIN EXCEPTIONS, MAY NOT BE OFFERED OR SOLD DIRECTLY OR INDIRECTLY IN ONTARIO OR ELSEWHERE IN CANADA.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING AND MAY BID FOR AND PURCHASE COMMON SHARES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON SHARES ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

"DATAWAVE" TOGETHER WITH DESIGN IS A REGISTERED TRADEMARK OF THE COMPANY. ALL TRADEMARKS AND TRADE NAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised and gives effect to (a) the 1-for-5 reverse stock split (the "Reverse Stock Split") to be effected prior to the Offering, (b) an assumed Offering price of $7.50 per Common Share and (c) no exercise of options and other warrants outstanding as of July 20, 1998 to purchase 1,051,247 Common Shares. Unless otherwise indicated, all monetary amounts in this Prospectus are expressed in United States dollars and, if converted from Canadian dollars, have been converted at historical monthly average rates. The exercise prices for unexercised options and warrants of the Company have been determined based upon the exchange rate applicable on March 31, 1998. See "Exchange Rate Information." Fiscal year references are to the fiscal years ended March 31. All references to the "Company" or "DataWave" refer to DataWave Systems Inc. and its consolidated subsidiaries.

                                  THE COMPANY

  DataWave Systems Inc. ("DataWave" or the "Company") designs, develops, produces, owns and manages a proprietary, intelligent, automated direct-merchandising network (the "DataWave System"). The Company uses the DataWave System to distribute prepaid calling cards, primarily under the AT&T brand. The DataWave System is scalable and flexible and can be modified to offer other premium prepaid products such as paging and overnight courier services, which are currently being tested, and cellular telecommunications services.

  The DataWave System is comprised of DataWave Telecard Merchandisers ("DTMs"), which are free-standing "smart" machines capable of dispensing multiple prepaid products and services, and over-the-counter "swipe" units ("OTCs"), for point-of-sale prepaid retailing, both of which are connected to the Company's proprietary server and database software through a wireless and/or land line wide area network. As of June 30, 1998, the DataWave System consisted of 688 DTMs and 455 OTCs. The DataWave System has been designed to work both with the telephone switches of other parties as well as switches operated by the Company, if any. In the United States, the Company has elected to operate solely with other parties' switches, such as those of AT&T and other long distance carriers, while in Canada the Company participates in a joint venture which operates its own switch.

  The United States prepaid calling card market has grown from approximately $75 million in sales in 1994 to almost $1.0 billion in 1996, and is expected to grow to approximately $2.6 billion in sales by 2001 according to industry data from The Yankee Group, an independent research company. The predominant channels of distribution for prepaid calling cards are through retail establishments and traditional vending machines, most of which sell "live" prepaid calling cards purchased in bulk. "Live" prepaid calling cards are preactivated with telephone time prior to sale to the retailer or placement in a machine.

  In comparison to other prepaid calling card distribution methods, the DataWave System distributes unactivated prepaid calling cards which are activated only upon purchase by the consumer. Because the cards are not preactivated, the Company avoids certain costs incurred by distributors of "live" prepaid calling cards, such as paying for long distance telephone time prior to sale to consumers, losses due to theft and other costs associated with the management of inventory. The DataWave System also features: (i) real-time remote monitoring of DTMs, including cash balances, card inventory and machine functioning; (ii) remote adjustable pricing of prepaid products and services at each DTM location; (iii) consumer convenience by permitting purchases of customer selected dollar amounts of long distance time, by cash or credit card, and providing detailed receipts and multilingual instructions; and (iv) scalability, enabling the Company to increase the number of DTMs with limited hardware and software upgrades and to offer multiple future prepaid products and services at existing and future locations.

  In January 1998, the Company entered into a series of agreements with AT&T Corp. ("AT&T") providing for, among other things, the purchase of long distance telephone service from AT&T, the right to resell the service under AT&T's brand name and the joint marketing and promotion of AT&T-branded prepaid calling cards (the "AT&T Prepaid Cards") and the DataWave System in the United States. The Company believes its relationship with AT&T will enable the Company to create and implement a marketing program that will bring the advantages of DataWave's technology and the AT&T brand to consumers within the United States and to provide businesses with a national merchandising program for AT&T Prepaid Cards. The Company believes that its relationship with AT&T will provide it with competitive advantages in the prepaid calling card market due to the national recognition of the AT&T brand, the quality long distance telephone and customer service provided by AT&T, the support of AT&T's sales and marketing capabilities and the development of joint relationships with current and future AT&T customers. In addition, the Company believes that working with AT&T will help DataWave gain access to additional sites and locations where AT&T has a presence. For example, AT&T has a significant presence as a telephone service provider to the hospitality industry, which the Company believes represents a significant segment of the prepaid calling card market.

  The Company's business strategy is to deliver premium prepaid products and services such as calling cards, cellular telecommunications, paging and overnight courier services through the DataWave System. Elements of the strategy include increasing the Company's penetration of premier site locations, expanding its strategic relationship with AT&T, delivering new, premium prepaid product and service offerings, developing relationships with other providers of premium prepaid products and services, and maintaining its electronic distribution network technological leadership.

  To pursue its business strategy in Canada, effective April 1, 1998, the Company combined its prepaid calling card business operations in Canada, Phone Line International (PLI) Inc. ("PLI"), with those of DCI Telecommunications, Inc. ("DCI") to create PhoneLine Cardcall International Inc. ("PhoneLine"), a joint venture operating as an independent, switch-based provider of prepaid calling cards. PhoneLine's primary distribution channel for these prepaid calling cards is directly through retail sites. The Company's objective with respect to PhoneLine is to utilize the DataWave System in conjunction with PhoneLine's current distribution operations to become a leading prepaid calling card provider in Canada. A substantial majority of the prepaid calling cards sold by PhoneLine are preactivated and are not sold through the DataWave System. As such, PhoneLine incurs certain of the same costs incurred by other sellers of "live" prepaid cards, such as losses due to theft and other costs associated with the management of inventory. In fiscal 1998, approximately 33% of the Company's revenues came from the sale of preactivated calling cards.

  In April 1998, the Company acquired Metrophone Telecommunications, Inc. ("Metrophone"), which owns and operates "intelligent" pay phones in Washington, California, Arizona and Oregon. As of June 30, 1998, Metrophone owned 357 intelligent pay phones and has agreed to install and manage an additional 774 pay phones pursuant to agreements with members of the National Association of RV Parks and Campgrounds ("ARVC"). The Company plans to bundle its service offerings by including DTMs and OTCs at certain existing and future pay phone locations.

  The Company's principal executive offices are located at 101 West 5th Avenue, Vancouver, British Columbia, Canada, V5Y 1H9. The Company's telephone number is
(604) 874-1302.

                                  THE OFFERING

 Common Shares offered by the Company................ 3,000,000 shares
 Common Shares offered by the Selling Shareholders...   145,333 shares
 Common Shares to be outstanding after the Offering.. 8,374,675 shares(1)
 Use of proceeds..................................... To repay indebtedness and for general corporate
                                                      purposes, primarily
                                                      expansion of the DataWave
                                                      System and purchase of
                                                      intelligent pay phones.
                                                      See "Use of Proceeds."
 Proposed Nasdaq National Market symbol.............. DWAVF

--------

(1) Excludes 1,051,247 Common Shares reserved for issuance upon exercise of options and warrants outstanding as of July 20, 1998.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
          (IN THOUSANDS, EXCEPT PER SHARE DATA AND SHARES OUTSTANDING)

  The following summary consolidated financial information should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                         YEAR ENDED MARCH 31,
                            ---------------------------------------------------
                             1994      1995       1996       1997       1998
                            -------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS
 DATA:
 Revenues.................. $   --   $     511  $   1,263  $   3,149  $   9,676
 Cost of revenues excluding
  depreciation and
  amortization.............     --         431      1,076      3,439      6,211
 Other operating costs and
  expenses.................     667      1,259      2,470      3,003      3,034
 Operating (loss) income...    (667)    (1,029)    (2,283)    (3,293)       431
 Net (loss) income......... $  (693) $  (1,052) $  (2,328) $  (3,626) $      65
                            =======  =========  =========  =========  =========
 Net (loss) income per
  Common Share(1):
  Basic.................... $ (1.43) $   (0.67) $   (0.94) $   (1.11) $    0.02
                            =======  =========  =========  =========  =========
  Diluted.................. $ (1.43) $   (0.67) $   (0.94) $   (1.11) $    0.01
                            =======  =========  =========  =========  =========
 Weighted average number of
  Common Shares
  outstanding.............. 485,743  1,564,186  2,464,398  3,266,755  4,091,411

                                                          MARCH 31, 1998
                                                     -------------------------
                                                       ACTUAL    AS ADJUSTED(2)
                                                     ----------  -------------
CONSOLIDATED BALANCE SHEET DATA:
 Working capital (deficit).......................... $      (43)   $  18,721
 Total assets.......................................      5,094       23,360
 Long-term obligations, excluding current portion of
  long-term debt....................................      1,021          --
 Shareholders' equity...............................      1,614       21,399

--------
(1) For information concerning the number of shares used in the computation of net (loss) income per Common Share, see Note 2(l) of Notes to the Consolidated Financial Statements.

(2) As adjusted to give effect to the sale of 3,000,000 Common Shares offered by the Company hereby assuming an Offering price of $7.50 per share, the payment of underwriting discounts and commissions and estimated Offering expenses and the application of net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  The following risk factors should be considered carefully in evaluating an investment in the Common Shares offered by this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." In addition, when used in this Prospectus, the words "believes," "expects," "anticipates," "intends," "estimates," "should," "will likely," "considers that" and similar expressions are intended to identify such forward-looking statements. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED OPERATING HISTORY; HISTORY OF LOSSES

  The Company began offering merchandising services in 1994 and first offered prepaid calling card services in 1996. Accordingly, the Company has a limited operating history upon which investors may base an evaluation of the Company's performance. As a result of operating expenses and development expenditures, the Company has incurred net losses prior to the fiscal year ended March 31, 1998, in which the Company recorded net income of $65,099. Net losses for the fiscal years ended March 31, 1996 and 1997 were $2,328,186 and $3,626,411, respectively. The Company expects that its operating expenses will increase with the expansion of its installed base of DTMs and OTCs and with increasing marketing and development of its prepaid products and services. There can be no assurance that the Company's revenues will increase sufficiently to support the Company's anticipated expenditures or that the Company will be able to achieve sustainable profitability. The Company incurred a loss of approximately $70,000 during the fourth quarter of fiscal 1998 and a loss of approximately $484,000 is expected for the first quarter of fiscal 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON AT&T

  In the United States, the Company relies primarily on its relationship with AT&T for prepaid long distance telephone service, as well as for joint marketing of the AT&T Prepaid Card and the DataWave System. A significant portion of the prepaid calling cards sold in the United States by the Company are AT&T Prepaid Cards, and the Company utilizes the AT&T brand name as the primary identity on most of its DTMs. Because the Company's relationship with AT&T commenced in January 1998, there is limited history on which to evaluate the current and future success of the relationship. During fiscal 1998, approximately 2.4% of the Company's revenues arose from AT&T-related business; during the first quarter of fiscal 1999, this percentage increased to approximately 46% of the Company's revenues, and the Company expects that a substantial portion of its revenues in future quarters will be derived from AT&T-related business. The Company obtains long distance telephone time from AT&T pursuant to an agreement which requires the Company to purchase a minimum of $5.25 million of long distance time per year. If the Company does not purchase such minimum amount, it incurs a shortfall charge consisting of the cost of the time not purchased and a penalty. The failure to meet the minimum purchase requirements may adversely affect the Company's relationship with AT&T and could have a material adverse effect on the Company's business, financial condition and results of operations. From March 1, 1998, the effective date of the agreement, to June 30, 1998, the Company had purchased approximately $650,000 of long distance time from AT&T which represents approximately 12% of the total purchase commitment. Although the Company believes it will meet its minimum purchase requirement for this contract year, there can be no assurance to that effect. The current agreements for marketing and long distance time with AT&T expire in March 2000 unless terminated earlier by either party for breach of such agreements. If the Company were to terminate such agreements prior to that time, it would be obligated to pay a termination fee. In addition, if either the Company or AT&T terminated the existing agreements, the Company would be required to obtain long distance service from other long distance carriers. See "--Risk of

Termination of Carrier Arrangements; Dependence on Telecommunications Providers." The agreements with AT&T are non-exclusive and AT&T has entered into agreements with other distributors of prepaid calling cards. The Company expects to place many of its DTMs and OTCs pursuant to subcontracting and similar arrangements with AT&T or with existing and future AT&T customers. If the contracts between AT&T and such customers or AT&T and the Company are terminated or in the event AT&T elects not to retain the Company as a provider of prepaid services, there could be a substantial decrease in DTM and OTC placements. In addition, the Company has focused its marketing and strategic development activities on the AT&T relationship and promoting the AT&T Prepaid Card, including joint marketing efforts with certain AT&T sales personnel to promote the DataWave System. The termination of the AT&T relationship would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Risk of Termination of Site Contracts" and "Business--Strategic Relationship with AT&T."

RISK OF TERMINATION OF CARRIER ARRANGEMENTS; DEPENDENCE ON TELECOMMUNICATIONS PROVIDERS

  The Company does not own a transmission network in the United States and, accordingly, depends on interexchange carriers, local exchange carriers and long distance carriers for transmission of local and long distance calls made using its prepaid calling cards and its pay phones. The Company's agreements with its carriers are generally short-term (e.g., two year) contracts subject to termination by either party. In the past, agreements between the Company and its carriers have been terminated. In October 1997, an agreement with Frontier Communications International Inc. ("Frontier") was terminated when Frontier sold its prepaid calling card business to a competitor of DataWave. In December 1997, an agreement between the Company and MCI Telecommunications Corporation ("MCI") was terminated, although the Company continues to provide distribution of MCI-branded prepaid calling cards. The Company did not experience any interruption of service due to these terminations; however, there can be no assurance that the Company will not experience such an interruption if its current or future carrier arrangements are terminated. The Company's ability to maintain and expand its business depends, in part, upon its ability to continue to obtain services at favorable rates and terms from its current or alternate carriers. In addition, regulatory changes, competitive pressures and changes in access charges may adversely affect the charges imposed upon the Company by telecommunications providers, some of which may be applied retroactively. No assurance can be given that the Company will continue to be able to obtain origination, transport or termination services at favorable rates and terms. The failure to obtain such services, an interruption of service, material increases in the prices at which the Company obtains such services or the imposition of any retroactive charges could have an adverse effect on the Company's business, financial condition and results of operations. See "Business--Products and Services; Existing Products and Services" and "--Strategic Relationship with AT&T."

VARIABILITY OF QUARTERLY OPERATING RESULTS; SEASONALITY

  The Company's revenues and operating results are subject to significant variation from quarter to quarter due to a number of factors, including: variations in sales generated from each DTM, OTC and retail location; additions or reductions in the number of DTMs, OTCs and retail locations; competitive pricing pressure; limitations on pricing imposed by long distance tariffs; changes in the telephone rates paid by the Company to its telephone carriers; changes in operating expenses; the timing of the introduction of new products and services; the mix of products and services sold and the mix of channels through which they are sold; changes in legislation and regulations which affect the competitive environment for the Company's products and services; and other competitive conditions and economic conditions in the markets served by the Company. The Company believes that sales of prepaid calling cards are seasonal, as many consumers purchase the cards while traveling during the peak travel months of July, August and September. Sales decrease during spring and fall and are lowest in the winter. A significant proportion of the Company's operating expenses are fixed in advance for a quarter and therefore, if the Company's sales are below expectations in a particular quarter, this could have a material adverse effect on the Company's financial condition and results of operations. The Company believes that period-to-period statements of its operating results are not necessarily meaningful, should not be relied upon as indications of future performance and may result in volatility in the price of the Common Shares. Due to the foregoing factors, among others, the Company's operating results may from time to time be below the expectations of analysts and investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ESCROW SHARES AND COMPENSATION EXPENSE

  As a condition of the Company's acquisition of DataWave Vending (Canada) Inc. ("DVI") in January 1994, the VSE and the British Columbia Securities Commission ("BCSC") required 625,500 Common Shares to be placed in escrow including 469,500 Common Shares owned by current Directors, officers and employees of the Company and 156,000 Common Shares held by outside shareholders. These escrow shares will remain restricted from trading unless released from escrow as and if the Company meets certain net income and positive cash flow requirements. The requirements for release of the escrow shares had not been met as of the date of this Prospectus. On July 16, 1998, the Company received approval from the VSE and the BCSC to release all of the escrow shares following the Offering, provided the gross proceeds of the Offering are at least $20,000,000. In the event the gross proceeds of the Offering are less than $20,000,000, the same conditions currently applicable to release of the escrow shares will continue to apply. In accordance with Securities and Exchange Commission ("SEC") positions on similar escrow arrangements, this arrangement has been deemed to be compensatory for 469,500 Common Shares contributed to escrow. Accordingly, the Company will record a non-recurring, non-cash expense equal to the fair value of the shares at the time of their release from escrow. Based on the assumed Offering price of $7.50 per share, the total amount of this charge would be $3,521,250. In the event that all of the escrow shares are not released based on the gross proceeds raised in the Offering, then the Company will record a recurring, non-cash expense equal to the fair value of the shares when released from escrow as the Company meets the net income and positive cash flow requirements of the escrow agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

RISK OF TERMINATION OF SITE CONTRACTS

  The contracts pursuant to which the Company places DTMs and OTCs in site locations are generally short-term and easily terminable by either party. There can be no assurance that contracts to place DTMs and OTCs will not be terminated at any time. A significant portion of the Company's site contracts involve a single DTM or OTC. However, the Company has also entered into several contracts providing for multiple DTM or OTC placements which are also generally short-term and easily terminable by either party. In addition, the Company also has placed multiple DTMs in anticipation of entering into contracts, while certain other DTMs are being operated under expired contracts. The Company anticipates that in the future more DTMs and OTCs will be placed pursuant to single contracts with large clients such as hotel chains or pursuant to subcontracting arrangements. The termination of a contract or other arrangement with a provider of multiple sites would significantly reduce the installed base of DTMs and OTCs and limit access to prime site locations in the future. Such a termination could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's relationship with AT&T may preclude the Company from contracting with potential large corporations which have contracted with other long distance service providers. See "Business--Strategic Relationship with AT&T" and "--Business Strategy."

SUBSTANTIAL COMPETITION

  The prepaid calling card market is highly competitive and is served by numerous international, national and local firms. In the United States, the Company competes with major long-distance providers, including but not limited to WorldCom, MCI and Sprint, as well as with other prepaid calling card distributors, including but not limited to, IDT Corporation, Pacific Gateway Exchange, Inc., RSL Communications, SmarTalk Teleservices, Inc., Star Telecommunications, Inc., and Telegroup, Inc. In Canada, the Company's competitors include BayLine Communications, Canada Telecom Network, Inc., Cardinal VoiceCard, Ltd., Channel Telecom, Gold Line Telemanagement, Inc. and Phonetime International, Inc. The Company also competes with AT&T in certain locations where AT&T offers prepaid calling cards directly or through other distributors. In addition, as the use of cellular phones and calling charge cards increases, the Company faces increased competition from providers of these products. Many of these competitors have significantly greater financial, technical and marketing resources, and much larger distribution networks, and generate greater revenues and have greater name recognition than the Company. These competitors may be able to institute and sustain price wars, or imitate the features of the Company's DataWave System products, resulting in a reduction of the Company's share of the market and reduced price levels and profit margins. In addition, there are relatively low barriers to entry into the prepaid calling card market, and the Company has faced, and expects to continue to face, additional competition from new entrants. In the United States, the Company also competes with prepaid calling card distributors which own and operate switch and transmission platforms. Such distributors may provide long distance services at lower cost than the Company, and offer additional bundled features not available from the Company's long-distance provider such as voicemail and facsimile services. The barriers to entry into the independent pay phone provider market are also low and there is substantial competition in this market from both other independent pay phone providers and from the large telecommunication carriers who dominate the pay phone market. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the reliability of competitors' products and services, the ability of competitors to hire, retain and motivate qualified personnel, the price at which competitors offer comparable services and the extent of competitors' responsiveness to customer needs. There can be no assurance that the Company will be able to compete effectively on pricing or other requirements with current and future competitors or that competitive pressures will not materially adversely affect the Company's business, financial condition and results of operations. See "Business--Competition."

RISKS APPLICABLE TO INVESTMENT IN PHONELINE

  The Company holds a 40% interest in PhoneLine, a Canadian joint venture engaged in the marketing and sale of prepaid calling cards in Canada. Because the Company controls only 50% of the Board of Directors of PhoneLine, the Company does not control PhoneLine's operations. Pursuant to the joint venture agreement, the Company and DCI each made loans and contributed certain assets of their subsidiaries to PhoneLine. The Company and DCI also agreed not to compete otherwise in the Canadian prepaid calling card market. In addition, the Company and DCI each have the right to initiate, at any time, a buy-out of the other party's interest in PhoneLine. As a result, the Company may in the future own all or no interest in PhoneLine. The joint venture agreement provides that capital calls may be made on either party upon 30 days prior notice. In June 1998, the Company contributed approximately $300,000 to PhoneLine pursuant to such a capital call. There are no capital calls outstanding as of the date of this Prospectus; however, the Company anticipates there may be additional capital calls in fiscal 1999 of up to $250,000. There can be no assurance that these capital calls will or will not be made, will not be more than $250,000 or that additional capital calls will not be made. Any capital call would reduce the Company's liquid assets and, if significant, could have a material adverse effect on the Company's business, financial condition and results of operations. Failure to meet a capital call requirement could result in a reduction of the Company's equity interest in PhoneLine. The Company also participates in joint marketing efforts with PhoneLine, and works to recruit, maintain and motivate a network of independent distributors through whom substantially all of PhoneLine's prepaid calling cards are distributed in Canada. The inability to maintain and grow this distribution network would have a material adverse effect on PhoneLine and consequently, the Company. PhoneLine's agreements with retail site locations for the distribution of prepaid calling cards are generally on a month-to-month basis. Because there are few long-term retail agreements, PhoneLine competes continually with other prepaid calling card providers for retail locations. Currently, a substantial majority of the prepaid calling cards sold by PhoneLine are preactivated and are not sold through the DataWave System. As such, PhoneLine incurs certain of the same costs incurred by other sellers of "live" prepaid cards, such as losses due to theft and other costs associated with the management of inventory. PhoneLine is a switch-based reseller of prepaid long distance time. Any disruption to PhoneLine's switch and transmission facilities due to fire, natural disaster, power loss or other event could materially adversely affect PhoneLine's operations. See "Business--Canadian Operations."

BUSINESS INTERRUPTIONS AND DEPENDENCE ON LIMITED FACILITIES

  The Company's primary operations, including engineering, assembly, information systems (including the server and databases for the DataWave System), customer service and general administration, are housed in a single facility in Vancouver, British Columbia (the "Vancouver Facility"). Any disruption in the Company's operations at the Vancouver Facility due to fire, natural disaster or otherwise, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's operations are also dependent on the integrity of the DataWave System. In the event that the DataWave System (including the wireless and landline networks of other parties used by the DataWave System) experiences substantial down time due to power loss, technical failure, unauthorized intrusion or other interruptions, the Company's business and operations could be materially adversely affected. The Company has implemented procedures to reduce business interruptions due to network failure such as redundancy for most components susceptible to failure, multiple on-site and off-site storage of mission-critical data, and is in the process of implementing a backup network system at its New Jersey offices. As of June 30, 1998, part of the backup system is operational, and the Company estimates that the backup system will be fully implemented during its third fiscal quarter. However, there can be no assurance that the procedures the Company has implemented to reduce business interruptions will be effective. PhoneLine, the Company's joint venture providing prepaid calling card services in Canada, is a switch-based distributor of prepaid calling cards. PhoneLine's switch and transmission facilities are housed in a single location in Toronto, Ontario. Any disruption in switch operations due to fire, natural disaster, power loss or other event could materially affect PhoneLine's operations which could have a material adverse effect on the Company. See "Business--Facilities" and "--Canadian Operations."

ABILITY TO MANAGE GROWTH; NEED TO ATTRACT AND RETAIN PROFESSIONAL STAFF; RELIANCE ON INDEPENDENT SERVICES

  The Company's growth has placed, and is expected to continue to place, significant demands on all aspects of the Company's business including its management, financial, technical and administrative personnel and systems. The Company's future operating results will depend upon its ability to manage growth, including improving and implementing new systems and attracting, retaining, training, managing and motivating skilled employees, particularly managers and other senior technical personnel. There can be no assurance that a sufficient number of skilled employees will continue to be available to the Company or that the Company will be successful in training, retaining and motivating current or future employees or that such employees will achieve expected levels of performance. In addition, as the Company increases its service offerings and expands its target markets, there will be additional demands on its sales and marketing resources. The Company also relies on outside contractors to install and maintain its DTMs. The inability of the Company to find and contract with sufficiently experienced contractors could have a material adverse effect on the Company's operations, including decreased DTM placements and increased machine servicing costs. See "Business--Employees" and "Management."

RISKS ASSOCIATED WITH ACQUISITIONS

  Since May 1997, the Company has completed four acquisitions. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks associated with entering markets or conducting operations with which the Company has no or limited direct prior experience, risks of non-disclosed liabilities and the potential loss of key employees of the acquired company. Moreover, there can be no assurance that the anticipated benefits of an acquisition will be realized. There can be no assurance that the Company will be effective in identifying and effecting attractive acquisitions or assimilating acquisitions. The Company's acquisitions to date have resulted in, and future acquisitions by the Company could also result in, potentially dilutive issuances of equity securities, the incurrence of debt and unknown liabilities and amortization expenses related to goodwill and other intangible assets, all of which could materially adversely affect the Company's business, financial condition and results of operations.

DEPENDENCE ON A SINGLE PRODUCT; RAPID TECHNOLOGICAL CHANGE

  Currently the Company derives substantially all of its revenues from prepaid calling cards. The prepaid products and services industry is characterized by rapid technological change, new products and services, new sales channels, evolving industry standards and changing client preferences. The Company's success will depend, in significant part, upon its ability to make timely and cost-effective enhancements and additions to its technology and to introduce new products and services that meet customer demands. The Company expects new products and services to be developed and introduced by other companies that compete with its products and services. The proliferation of new telecommunications technology, including personal and voice communication services over the Internet, may reduce demand for long distance services, including prepaid calling cards. There can be no assurance that the Company will be successful in responding to these or other technological changes, to evolving industry standards or to new products and services offered by the Company's current and future competitors. In addition, the Company may not have access to sufficient capital for its research and development needs in order to develop new products and services. See "Business--Competition" and "--Products and Services."

DISRUPTION IN MANUFACTURING SUPPLIES; INABILITY TO MANUFACTURE SUFFICIENT DTMS

  Production of DTMs consists of the assembly and testing by the Company of a high volume of quality components manufactured by third parties. The Company is dependent on a limited number of suppliers for certain of its key components, such as radio modems. The Company purchases component parts on a purchase order basis and has no supply commitments from any of its suppliers. The Company's reliance on certain vendors, as well as industry supply conditions generally, subject it to various risks, including the possibility of a shortage or a lack of availability of key components, quality control problems, increases in component costs and reduced control over delivery schedules, any of which could adversely affect the Company's manufacturing and assembly process and thus its business and results of operations. In situations where the Company is unable to rectify supply or quality problems associated with one or more components from particular vendors, redesign of the Company's products may be required and costly delays could result. Although the Company believes that its current manufacturing capabilities will be able to produce sufficient DTMs through fiscal 1999, there can be no assurance that the process will be adequate for unanticipated future growth. The Company expects that it may be required to expand its manufacturing capabilities or outsource such capabilities after fiscal 1999. See "Business-- Manufacturing and Supply."

DEPENDENCE ON KEY PERSONNEL

  The Company believes that its continued success will depend in large part upon the efforts and abilities of a number of key employees, including its President and Chief Executive Officer, Clive Barwin, its Chief Operating Officer, Chief Financial Officer and Secretary, Peter Hough, and the Vice President of Sales and Marketing of a subsidiary of the Company, Joshua Emanuel. The loss of the services of any of Messrs. Barwin, Hough or Emanuel or of one or more of the Company's other key personnel could have a material adverse effect on the Company's business. Although the Company has entered into an employment agreement with Mr. Emanuel and plans to enter into employment agreements with each of Messrs. Barwin and Hough upon the closing of this Offering, such employment agreements are terminable at any time by the employee. See "Management--Employment Agreements."

LIMITED PROTECTION OF PROPRIETARY RIGHTS; INFRINGEMENT OF OTHER PARTIES' PROPRIETARY RIGHTS

  Although the Company has not obtained patent protection for any of its products, the Company has sought to protect its proprietary technology through a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other forms of intellectual property protection. The Company has filed two patent applications with the United States Patent and Trademark Office ("PTO"), including one for the DTM and its method of operation, which were denied because the PTO found previously developed technology ("prior art") prevented patenting of the Company's technology. On May 13, 1997, the Company filed a continuation of the application for the DTM and its method of operations with the PTO. On June 1, 1998, the PTO denied the application because of prior art and notified the Company that any comments in response to the PTO's decision must be submitted by September 1, 1998. The Company intends to continue pursuing the application; however, there can be no assurance that the application will be successful. In addition, the Company has filed a patent application with the PTO for its overnight courier pack dispensing mechanism. As of the date of this Prospectus, no communication had been received from the PTO regarding this application. There can be no assurance that any of the Company's pending patent applications will issue and if issued, whether the claims allowed are or will be sufficiently broad to protect the Company's technology. The Company owns a United States federal registration for the trademark "DATAWAVE" and design. There can be no assurance that the Company's operations do not or will not violate the intellectual property rights of others, that the Company's intellectual property rights would be upheld if challenged or that the Company, would, in such an event, not be prevented from using such intellectual property rights, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  In addition, failure of the Company to obtain needed licenses from third parties for other technology and intellectual property could delay or prevent the development, manufacture or sale of products. Although the Company relies, in part, on contractual provisions to protect its trade secrets and proprietary know-how, there is no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. Although no lawsuits against the Company regarding infringement of any existing patents or other intellectual property rights are pending, there can be no assurance that any such lawsuits will not be asserted by third parties in the future. There also can be no assurance in the event of such claims of infringement that the Company will be able to obtain licenses on reasonable terms. On May 5, 1998, the Company received notice that a third party holds certain patented technology applicable to point-of-sale activation and recharging of prepaid telephone calling cards. Based on a preliminary review of the relevant patents, the Company does not believe its DataWave System directly infringes such patents. However, if a claim of infringement is asserted and it is determined that the DataWave System infringes any of these patents, such determination could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's involvement in any intellectual property dispute or action to protect trade secrets and know-how, including actions brought by the Company, could result in a material adverse effect on the Company's business. Adverse determinations in litigation in which the Company may become involved could subject the Company to significant liabilities to third parties, require the Company to grant licenses to or seek licenses from third parties and prevent the Company from manufacturing and selling its products. Any of these situations could have a material adverse effect on the Company's business, financial condition and results of operations.

THEFT OF SERVICES; CREDIT CARD FRAUD

  Although the Company has not experienced any material losses from theft to date, prepaid calling card users may attempt to obtain calling card services without rendering payment to the Company by unlawfully using the Company's access numbers and PINs. The Company attempts to manage these theft and fraud risks through its internal controls and its monitoring and blocking systems. The Company utilizes national credit card clearance systems for electronic credit card settlement. The Company generally bears the same credit risks normally assumed by other users of these systems arising from returned transactions caused by unauthorized use, disputes, theft or fraud. To minimize its financial exposure, the Company limits the total amount that a customer may charge to purchase a prepaid calling card and also limits the amount that a customer may charge within a specified time frame using any DTM. Although the Company believes that its risk management practices and bad debt reserves are adequate, there can be no assurance that such practices and reserves will protect the Company from theft of services, fraud and credit card losses, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

YEAR 2000 ISSUES

  Some of the Company's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have a time-sensitive software that recognizes a date using "00" as the Year 1900. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, activate prepaid calling cards, or engage in similar normal business activities. The Company has completed a preliminary assessment and will have to modify portions of its software so that its computer systems will function properly with respect to dates in the Year 2000 and thereafter. The total Year 2000 cost is not expected to be material to the Company's financial position or operating results and will be expensed as incurred. The project is estimated to be completed no later than December 31, 1998, which is prior to any anticipated impact on its operating systems. The Company believes that with modifications to existing software, the Year 2000 will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 could have a material impact on the operations of the Company. The Company's most significant risk on the Year 2000 issue relates to interfacing the DataWave System with the networks of other business entities, such as AT&T. The Company has initiated preliminary communications with AT&T to determine the extent of Year 2000 issues. There is no guarantee that the systems of AT&T on which the Company's distribution network rely will be converted on a timely basis and would not have an adverse effect on the Company's systems. The cost of the project and the date on which the Company believes it will complete the Year 2000 modification are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GOVERNMENT REGULATION

  The telecommunications industry is highly regulated in the United States at the federal, state and local levels and in Canada at the federal level. Various international authorities also may seek to regulate the services provided or to be provided by the Company. In the United States, federal laws and the regulations of the Federal Communications Commission ("FCC") generally apply to interstate telecommunications, while state public utility commissions, public service commissions or other state regulatory authorities generally exercise jurisdiction over telecommunications that originate and terminate within the same state. The Company is a switchless distributor of long distance telephone time purchased from carriers such as, but not limited to, AT&T and MCI. The Company believes that it is not regulated as a carrier because the Company's name is not on its prepaid calling cards and the telephone number on the prepaid calling cards is that of the underlying, regulated carrier and not that of the Company. Accordingly, the Company has not obtained any federal or state authorizations. To the extent that federal or state regulators interpret or enforce applicable laws and regulations differently, the Company may be found in violation of such laws or regulations and may be required to alter its business strategy.

  The Company recently determined that, in certain instances during calendar 1998, the Company's rates for telecommunications services were above those specified in the tariffs of the underlying carrier. In these instances, certain states and the FCC would likely deem the Company to have been acting as a carrier and to have been operating in non-compliance with the requirement that such carriers be certified and/or have their own tariffs on file. As a result of such non-compliance, the FCC and state regulators could subject the Company to fines, penalties, or other sanctions which, in certain circumstances, could be applied on a per day or per violation basis. However, based on the Company's review of its product offerings and the history of federal and state enforcement efforts in the applicable jurisdictions, the Company does not believe that the failure to be in compliance with the tariffs of the underlying carriers will have a material adverse effect on the Company's business, financial condition and results of operations. In July 1998, the Company adjusted its rates for prepaid calling card services to fall within those specified in the long distance tariffs of its underlying carriers and therefore believes it is currently compliant with the foregoing regulatory requirements.

  In addition, the regulation of prepaid calling card providers, particularly by state regulators, is unsettled. Even where the Company's rates do not exceed the tariffed rate, state and federal regulators might attempt to assert jurisdiction over the Company's operations. Certain states in which the Company operates, such as Florida and Louisiana, have promulgated specific laws or regulations regarding prepaid calling cards. Such laws or regulations may require, among other things, that the cards specify cost-per-minute, extra fees, expiration dates, and toll-free customer service telephone numbers. Although the Company believes that it is or will be able to comply with state laws and regulations, there can be no assurance that such laws or regulations will not have a material adverse effect on the Company's business, financial condition or results of operation.

  The Company's wholly owned subsidiary, Metrophone, is a pay phone service provider ("PSP") and is subject to certain rules of the FCC, including rules regarding rates and the provision of services such as unrestricted access to operators. Some state commissions also regulate certain aspects of PSP activity such as the location of pay phones and quality of service standards. There can be no assurance that the Company's operations will not become subject to increased federal and state regulation or be able to comply with any applicable regulations. Failure to comply with applicable regulations may have a material adverse effect on the Company's business, financial condition and results of operations.

  In Canada, federal laws and the regulations and rulings of the Canadian Radio-Television and Telecommunications Commission ("CRTC") generally apply to telecommunications companies. In Canada, PhoneLine is a reseller of long-distance telephone time purchased from long distance carriers and is thus required to register with the CRTC but is not otherwise directly regulated as a carrier by the CRTC or provincial regulatory authorities. The business of PhoneLine may become subject to increased or adverse regulation or regulatory requirements, which may have a material adverse effect upon it. See "Business--Government Regulation."

  There is currently a 3% excise tax assessed on the retail value of the long distance telephone time resold by the Company as well as a 4.4% universal tax assessed on the wholesale price of long distance telephone time by federal regulation. These taxes are included in the cost to the Company of its purchase of long distance time from AT&T. The taxation of prepaid telephone card sales and use is evolving and is not specifically addressed by the laws of many of the states in which the Company does business. Some states and localities charge a tax on the point-of-sale purchase of prepaid telephone cards while others charge a tax on usage of prepaid telephone cards. While the Company believes that it has adequately reserved for any taxes it may ultimately be required to pay, there can be no assurance that this will be the case. In addition, certain authorities may enact legislation which specifically provides for taxation of prepaid telephone cards or other services provided by the Company or may interpret current laws in a manner resulting in additional tax liabilities to the Company.

VOLATILITY OF STOCK PRICE; VANCOUVER STOCK EXCHANGE; OVER-THE-COUNTER ELECTRONIC BULLETIN BOARD

  The Common Shares are currently traded on the VSE under the symbol "DTV" and on the OTCBB under the symbol "DWVSF." The Offering price of the Common Shares offered hereby will be determined through negotiations between the Company and the Representatives of the Underwriters, and may be different from recent trading prices of the Common Shares on the VSE and OTCBB. See "Underwriting." The Company intends to list the Common Shares on the Nasdaq National Market upon commencement of the Offering. The Company intends to delist its shares from trading on the VSE promptly following completion of the Offering. The Company also intends to delist its shares from trading on the OTCBB concurrent with the Offering. There can be no assurance that an active trading market in the United States will develop and continue after completion of this Offering or that the trading price of the Common Shares on the Nasdaq National Market will not decline below the Offering price or recent trading prices on the VSE and OTCBB. During fiscal 1998, the price of the Company's Common Shares as reported on the VSE ranged from a low of $0.63 to a high of $10.60. See "Price Range of Common Shares." Future announcements concerning the Company or its competitors, technological innovations, new product and service offerings, changes in government regulations, conditions in the Company's market segment or changes in earnings estimates by analysts may cause the price of the Common Shares to fluctuate substantially. In addition, stock prices for many technology and telecommunications companies fluctuate widely for reasons that may be unrelated to their operating results. These fluctuations, as well as general economic, political and market conditions, may adversely affect the trading price of the Common Shares.

CONTROL OF COMPANY

  Upon the consummation of the Offering, the Company's Directors, officers and affiliates will own approximately 13.9% of the outstanding Common Shares including options and warrants exercisable within sixty days of July 20, 1998 (13.2% if the Underwriters' over-allotment option is exercised in full). Accordingly, such persons, acting in concert, may be able to influence Company matters requiring shareholder approval, including the election of Directors and the approval of significant corporate transactions. See "Certain Transactions" and "Description of Capital Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of the Common Shares offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value per share at March 31, 1998 of $4.99 at an assumed Offering price of $7.50 per share, after deducting underwriting discounts and commissions. In addition, as of July 20, 1998, the Company had issued warrants to purchase 323,557 Common Shares and options to purchase 727,690 Common Shares. If such warrants and options are exercised in full, purchasers of the Common Shares offered hereby would experience an immediate and substantial dilution in the pro forma net tangible book value per share of $5.04. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

  After the completion of this Offering, 8,374,675 Common Shares will be outstanding, assuming no exercise of the Underwriters' over-allotment option. Of such outstanding Common Shares, the 3,145,333 Common Shares sold pursuant to this Offering and 3,902,102 additional Common Shares will be eligible for immediate sale in the public market. The remaining 1,327,240 Common Shares are restricted securities as that term is defined under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act. As a result of Rules 144, such Restricted Shares will be available for sale in the public market as follows:
(i) 493,870 Restricted Shares will be eligible for sale pursuant to Rule 144 upon completion of the Offering and (ii) the remaining 833,370 Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods under Rule 144. In addition, the Directors and executive officers of the Company as well as the Selling Shareholders, who collectively hold 815,870 Common Shares, have agreed not to offer to sell, sell, contract to sell, grant any option to sell, encumber, pledge or otherwise dispose of, or exercise any demand rights with respect to, any Common Shares or securities convertible into or exercisable or exchangeable for Common Shares for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Keegan & Company, Inc. Upon expiration of the 180-day period, 516,537 of such Common Shares will be eligible for immediate resale under the Securities Act, subject, in certain cases, to certain volume, manner of sale and other requirements of Rule 144 promulgated under the Securities Act. The Company may file one or more registration statements on Form S-8 immediately following this Offering, registering under the Securities Act Common Shares issued under the Company's 1997 and 1998 Stock Option Plans. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Shares prevailing from time to time. Sales of substantial amounts of Common Shares, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Shares. See "Principal and Selling Shareholders," "Shares Eligible for Future Sale" and "Underwriting."

CERTAIN LEGAL CONSEQUENCES OF INCORPORATION IN BRITISH COLUMBIA, CANADA; CERTAIN ANTI-TAKEOVER EFFECTS

  The Company is organized under the laws of British Columbia, Canada. Principles of law relating to matters affecting the validity of corporate procedures, the fiduciary duties of the Company's management, Directors and controlling shareholders and the rights of the Company's shareholders differ from, and may not be as protective of shareholders as, those that would apply if the Company were incorporated in a jurisdiction within the United States. Effective upon the closing of the Offering, the Company's Altered Memorandum and Articles, as approved at the Company's Annual General Meeting held on July 20, 1998, will provide, among other things, that (i) the Board may increase the number of Directors by up to one-third of the then existing number of Directors without shareholder approval; (ii) the Board may appoint an executive committee with authority to take action on any matter on which the Board could act; and (iii) the Company's President must be a Director. In addition, (i) shareholders holding five percent of the Common Shares may call a shareholder's meeting; and (ii) the affirmative vote of the holders of 75% of the Common Shares present at a meeting in which a quorum is present is required for the approval of certain fundamental corporate changes. Certain of these provisions could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, the courts of British Columbia, Canada may not enforce liabilities predicated upon United States federal securities laws.


ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

  The Company is organized under the laws of British Columbia, Canada where the Company's principal executive office is located. The Company has appointed DataWave Services (US) Inc. as its agent upon whom process may be served in any action brought against the Company under the securities laws of the United States. However, outside the United States, it may be difficult for investors to enforce judgments against the Company obtained in the United States in any such actions, including actions predicated upon civil liability provisions of federal securities laws. In addition, most of the Company's officers and all of its Directors reside outside the United States and nearly all of the assets of these persons and of the Company are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against the Company or such persons judgments predicated upon the liability provisions of the United States securities laws. There is substantial doubt as to the enforceability against the Company or any of its Directors and officers located outside the United States in original actions or in actions of enforcement of judgments of United States courts or liabilities predicated on the civil liability provisions of United States federal securities laws.

CANADIAN TAX MATTERS

  Under the Income Tax Act (Canada) (the "Tax Act"), a nonresident of Canada is subject to Canadian withholding tax at the rate of 25% on dividends paid or deemed to have been paid by a corporation resident in Canada. The Canada-United States Income Tax Convention (1980) (the "Convention") limits the rate to 15% if the shareholder is a resident of the United States and the dividends are beneficially owned by and paid to him, and to five percent if the shareholder is also a corporation that beneficially owns at least ten percent of the voting stock of the payor corporation.

  U.S. citizens and individual residents and domestic corporations are taxed on their worldwide income. Therefore, dividends and capital gains of U.S. taxpayers will also be subject to U.S. income tax. U.S. shareholders should consult their own tax advisors regarding specific questions as to U.S. federal, state or local taxes. See "Description of Capital Stock--Certain Canadian Federal Income Tax and Other Law Considerations."

                                  THE COMPANY

  The Company was incorporated in 1986 and was initially a mining and development company. In January 1994, the Company acquired North American Photo Vending Inc. (which was subsequently renamed DataWave Vending (Canada) Inc.).

  The Company's principal executive offices are located at 101 West 5th Avenue, Vancouver, British Columbia, Canada V5Y 1H9. The Company's telephone number is (604) 874-1302.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,000,000 Common Shares offered hereby are estimated to be approximately $19.785 million, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company. The Company intends to use such proceeds to repay indebtedness and for general corporate purposes, primarily expansion of the DataWave System and purchase of intelligent pay phones.

  The indebtedness to be repaid includes:

  (i) approximately $1.2 million to repay Applied Telecommunications Technologies Inc. ("ATTI") pursuant to an equipment financing agreement entered into in October 1996 (the "ATTI Equipment Financing"). The ATTI Equipment Financing bears interest at an effective annual rate of approximately 33%. The ATTI Equipment Financing matures, as to specific loans, on dates ranging from June 2000 to July 2001;

  (ii) approximately $1.9 million to repay ATTI under a line of credit extended subsequent to April 1998 by ATTI (the "ATTI Line of Credit"). The annual interest rate on amounts advanced is 14%. The term of the ATTI Line of Credit matures on the earlier of August 31, 1998 or the date by which the Company is able to raise capital in excess of $8,000,000; and


   (iii) approximately $120,000 to repay Manufacturers Bank pursuant to a lease financing agreement for certain equipment. The agreement provides for an effective annual rate of approximately 42% and matures in October 1999.

  The Company regularly evaluates acquisition opportunities and may use a portion of the net proceeds for future acquisitions, although there are no present agreements or commitments with respect to any such transaction. Pending such uses, the Company intends to invest the remaining net proceeds of this Offering in investment-grade securities, including short-term, interest-bearing money market funds.

                         PRICE RANGE OF COMMON SHARES

  The Common Shares are traded on the VSE under the symbol "DTV" and on the OTCBB under the symbol "DWVSF."

  The following table sets forth, for the fiscal quarters indicated, the high and low closing prices for the Common Shares on the VSE as reported by the VSE and the high and low bid information for the Common Shares, as regularly quoted on the OTCBB. All closing prices reported by the VSE have been converted to U.S. dollars based upon the exchange rates in effect on the date of the transactions. All quotations for the OTCBB reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Trading on the OTCBB commenced in the second quarter of fiscal 1998. ALL OF THE FOLLOWING PRICES HAVE BEEN ADJUSTED TO REFLECT THE 1-FOR-5 REVERSE STOCK SPLIT.

                                                            VSE        OTCBB
                                                        ----------- -----------
                                                        HIGH   LOW  HIGH   LOW
                                                        ----- ----- ----- -----
Fiscal 1997
  First Quarter........................................ $4.84 $3.46 $ --  $ --
  Second Quarter.......................................  5.11  3.33   --    --
  Third Quarter........................................  3.68  1.84   --    --
  Fourth Quarter.......................................  3.08  0.80   --    --
Fiscal 1998
  First Quarter........................................  1.31  0.74   --    --
  Second Quarter.......................................  2.96  0.63  2.95  0.60
  Third Quarter........................................  4.39  2.10  4.40  0.63
  Fourth Quarter....................................... 10.60  2.59 10.30  2.69
Fiscal 1999
  First Quarter........................................  9.70  6.35  9.95  6.55
  Second Quarter (to July 20, 1998)....................  8.35  7.45  8.75  7.50

  On July 20, 1998, the last reported sales price on the VSE was $7.50 per share and the last reported bid price on the OTCBB was $7.65 per share. As of July 20, 1998, the Common Shares were held by approximately 169 holders of record.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its Common Shares. The ATTI Equipment Financing and the ATTI Line of Credit contain restrictions on the Company's ability to pay cash dividends. The Company currently intends to retain its earnings, if any, to fund the development and growth of its business and does not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will depend upon the Company's earnings, capital requirements, financial condition and any other factors deemed relevant by the Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1998 on an actual basis as adjusted to give effect to the sale of 3,000,000 Common Shares offered by the Company hereby assuming an Offering price of $7.50 per share, the payment of underwriting discounts and commissions and estimated Offering expenses and the application of net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus. See "Use of Proceeds" and "Description of Capital Stock."

                                                              MARCH 31, 1998
                                                             -----------------
                                                                         AS
                                                             ACTUAL   ADJUSTED
                                                             -------  --------
                                                              (IN THOUSANDS)
Long-term liabilities:
  Current portion of long-term debt......................... $   498  $    --
  Long-term debt, excluding current portion.................   1,021       --
                                                             -------  --------
    Total long-term liabilities.............................   1,519       --
                                                             -------  --------
Shareholders' equity:
  Common Shares, no par value, 10,000,000 shares authorized,
   5,287,632 shares issued and outstanding actual; 8,287,632
   shares issued and outstanding as adjusted(1).............   9,711    29,496
  Share warrants............................................      63        63
  Accumulated deficit.......................................  (8,160)   (8,160)
                                                             -------  --------
  Total shareholders' equity................................   1,614    21,399
                                                             -------  --------
    Total capitalization ................................... $ 3,133  $ 21,399
                                                             =======  ========

--------

(1) Excludes 1,051,247 Common Shares reserved for issuance upon exercise of options and warrants outstanding as of July 20, 1998. See "Description of Capital Stock."

                                   DILUTION

  The net tangible book value of the Common Shares as of March 31, 1998 was $1,057,900 or $0.20 per share. "Net tangible book value per share" represents the amount of net tangible book value (total tangible assets less total liabilities), divided by the number of Common Shares outstanding. After giving effect to the sale of the 3,000,000 Common Shares offered hereby by the Company, and after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company and receipt of the net proceeds therefrom by the Company, the pro forma net tangible book value of the Company as of March 31, 1998 would have been $20,842,900, or $2.52 per share, representing an immediate increase in pro forma net tangible book value of $2.31 per share to existing shareholders and an immediate dilution of $4.99 per share to purchasers of Common Shares in this Offering. The following table illustrates the resulting per share dilution:

   Assumed Offering price per share....................................... $7.50
     Net tangible book value per share at March 31, 1998.................. $0.20
     Increase per share attributable to new shareholders.................. $2.31
   Pro forma net tangible book value per share after Offering............. $2.51
   Dilution of net tangible book value per share to new shareholders...... $4.99

  If the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value and dilution per share to new investors would be $2.76 and $4.74, respectively.

  The foregoing computations assume no exercise of stock options or warrants prior to completion of the Offering. Options to purchase an aggregate of 727,690 Common Shares at exercise prices ranging from C$1.50 (US$1.06) to C$11.25 (US$7.90) per share, with a weighted average exercise price of C$2.49 (US$1.75) per share, and warrants to purchase an aggregate of 323,557 Common Shares at exercise prices ranging from C$1.00 (US$0.70) to C$11.65 (US$8.20), with a weighted average exercise price of C$3.72 (US$2.62) per share, will be outstanding and unexercised upon completion of the Offering. If all of such stock options and warrants had been exercised at March 31, 1998, the pro forma net tangible book value per share after the Offering would be $2.46 representing an increase in pro forma net tangible book value of $2.26 per share and dilution to new shareholders of $5.04 per share.

  The following table summarizes the difference between existing shareholders and new shareholders with respect to the number of Common Shares purchased from the Company, the total consideration paid to the Company before deducting estimated underwriting discounts and commissions and estimated Offering expenses and the weighted average price paid per share by the existing shareholders and by new shareholders purchasing Common Shares in the Offering, at an assumed Offering price of $7.50 per share.

                                SHARES PURCHASED  TOTAL CONSIDERATION   AVERAGE
                                ----------------- --------------------   PRICE
                                 NUMBER   PERCENT    AMOUNT    PERCENT PER SHARE
                                --------- ------- ------------ ------- ---------
   Existing shareholders....... 5,229,342    62%  $ 10,379,821    31%   $ 1.98
   New investors............... 3,145,333    38     23,589,998    69      7.50
                                ---------   ---   ------------   ---    ------
     Total..................... 8,374,675   100%  $ 33,969,819   100%   $ 4.06
                                =========   ===   ============   ===    ======

  The foregoing information assumes no exercise of the Underwriters' over-allotment option or the exercise of options and warrants to purchase 1,051,247 Common Shares outstanding as of July 20, 1998.

                     SELECTED CONSOLIDATED FINANCIAL DATA
         (IN THOUSANDS, EXCEPT PER SHARE DATA AND SHARES OUTSTANDING)

  The selected consolidated financial data set forth below as of and for the fiscal years ended March 31, 1996, 1997 and 1998 have been derived from the Consolidated Financial Statements of the Company which have been audited by Deloitte & Touche, independent auditors. The selected consolidated financial data for the fiscal years ended March 31, 1994 and 1995 is unaudited. The Selected Consolidated Financial Data should be read in conjunction with, and are qualified by, the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                         YEAR ENDED MARCH 31,
                            ---------------------------------------------------
                             1994      1995       1996       1997       1998
                            -------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS
 DATA:
 Revenues.................  $   --   $     511  $   1,263  $   3,149  $   9,676
 Cost of revenues
  excluding depreciation
  and amortization........      --         431      1,076      3,439      6,211
 Other operating costs and
  expenses................      667      1,259      2,470      3,003      3,034
 Operating (loss) income
  ........................     (667)    (1,029)    (2,283)    (3,293)       431
 Net (loss) income .......  $  (693) $  (1,052) $  (2,328) $  (3,626) $      65
                            =======  =========  =========  =========  =========
 Net (loss) income per
  Common Share(1):
  Basic...................  $ (1.43) $   (0.67) $   (0.94) $   (1.11) $    0.02
                            =======  =========  =========  =========  =========
  Diluted.................  $ (1.43) $   (0.67) $   (0.94) $   (1.11) $    0.01
                            =======  =========  =========  =========  =========
 Weighted average number
  of Common Shares
  outstanding.............  485,743  1,564,186  2,464,398  3,266,755  4,091,411
                                            AS AT MARCH 31,
                            ---------------------------------------------------
                             1994      1995       1996       1997       1998
                            -------  ---------  ---------  ---------  ---------
CONSOLIDATED BALANCE SHEET
 DATA:
 Working capital (defi-
  cit)....................  $   298  $   1,233  $     793  $    (285) $     (43)
 Total assets.............      459      1,702      2,850      2,378      5,094
 Long-term obligations,
  excluding current
  portion of long-term
  debt....................        8        --         520        589      1,021
 Shareholders' equity.....      357      1,314      1,695        486      1,614

--------
(1) For information concerning the number of shares used in the computation of net (loss) income per Common Share, see Note 2(l) to Notes to Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  DataWave designs, develops, produces, owns and manages a proprietary, intelligent, automated direct-merchandising network known as the DataWave System. The Company uses the DataWave System to distribute prepaid calling cards, primarily under the AT&T brand. The DataWave System is scalable and flexible and can be modified to offer other premium prepaid products such as cellular telecommunications, paging and overnight courier services. The DataWave System is comprised of DTMs, which are free-standing "smart" machines capable of dispensing multiple prepaid products, and OTCs, for point-of-sale prepaid retailing, both of which are connected to the Company's proprietary server and database software through a wireless and/or land line wide area network.

  The Company was incorporated in 1986 and was initially a mining and development company. In January 1994, the Company acquired North American Photo Vending Inc. (which was subsequently renamed DataWave Vending (Canada) Inc.). The management of DVI assumed managerial control of the Company and initiated development of the DTM, which was first placed in operation in fiscal 1996. Since the Company began selling prepaid calling cards utilizing the DataWave System, revenues have increased substantially.

  DataWave's operations were primarily based in the United States until June 1997, when the Company expanded its operations in Canada through its acquisition of PLI. Effective April 1, 1998, the Company contributed the assets of PLI pursuant to an agreement with DCI to create PhoneLine, a joint venture operating a switch-based telecommunications platform in Canada (See
Note 6 to the Consolidated Financial Statements). PhoneLine's revenues are primarily derived from the direct sale of "live" prepaid calling cards to retailers.

  The Company has derived, and believes that it will continue to derive, substantially all of its revenues from the resale of prepaid long distance telephone time supplied by long distance carriers. During the fiscal years ended March 31, 1997 and 1998, the resale of prepaid long distance telephone time supplied by MCI accounted for approximately 69% and 65% of revenues, respectively. In December 1997, the Company's exclusive agreement with MCI was terminated, although the Company continues to provide distribution of MCI-branded prepaid calling cards. In January 1998, the Company entered into non-exclusive agreements with AT&T, primarily to purchase long distance telephone service from AT&T, which replaced its long distance supply relationship with MCI. During fiscal 1998, approximately 2.4% of the Company's revenues arose from AT&T-related business; during the first quarter of fiscal 1999, this percentage increased to approximately 46% of the Company's revenues, and the Company expects that a substantial portion of its revenues in future quarters will be derived from AT&T-related business. The Company's future growth is substantially dependent upon its relationship with AT&T, and termination or non-renewal of its agreements with AT&T would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Consolidated Financial Statements for the fiscal years ended March 31, 1996, 1997 and 1998, included herein, were previously prepared under Canadian generally accepted accounting principles and stated in Canadian dollars. These Consolidated Financial Statements have been restated to conform with United States generally accepted accounting principles and are stated in United States dollars.

RESULTS OF OPERATIONS

  The following table summarizes the Company's operating results as a percentage of revenues for each of the periods indicated:

                                                     YEAR ENDED MARCH 31,
                                                     ------------------------
                                                      1996     1997     1998
                                                     ------   ------   ------
Revenues............................................    100%     100%     100%
                                                     ------   ------   ------
Operating costs and expenses:
Cost of revenues excluding depreciation and amorti-
 zation.............................................     85       99       64
Write-down of inventory.............................     28       10      --
 General and administrative.........................     58       50       14
 Selling and marketing..............................     51       25        6
 Research and development...........................     16        5        1
 Depreciation and amortization......................     10       14        9
 (Gain) loss on foreign exchange....................     (1)       1        1
 Loss on investment in limited partnership..........     19      --       --
 Loss on termination of distribution agreements ....     14      --       --
                                                     ------   ------   ------
Total operating expenses............................    280      204       95
                                                     ------   ------   ------
Operating (loss) income.............................   (180)    (104)       5
Interest expense....................................     (4)     (11)      (4)
                                                     ------   ------   ------
Net (loss) income...................................   (184)%   (115)%      1%
                                                     ======   ======   ======

  The following table lists the number of DTM, OTC and non-networked machine unit placements, and the retail locations, in which the Company's prepaid calling cards are sold for each of the dates indicated.

                                                    MARCH 31,
                                               --------------------   JUNE 30,
                                                1996   1997   1998      1998
                                               ------ ------ ------   --------
   DTMs.......................................  335    623    670       688
   OTCs.......................................  146    407    439       455
   Non-networked machines.....................    0    179    189       179
   Retail locations...........................    0    270    893(1)    287(2)

  --------
  (1) For fiscal 1998, includes site contracts for 602 retail locations held by PLI and contributed to PhoneLine effective April 1, 1998.

  (2) Excluding site contracts for retail locations held by PhoneLine.

  The Company's revenues have been and will continue to be substantially dependent upon the number of unit placements and locations offering prepaid calling cards, and will also be dependent on the Company's relationship with AT&T. The Company has experienced several significant changes in expenses in individual years during the three fiscal years ended March 31, 1998. In particular, the Company incurred write-downs of inventory and other charges in fiscal 1996 relating to discontinuation of a line of equipment which preceded the DTMs. In addition, the Company began an expense-cutting effort in fiscal 1997, which continued during 1998, particularly with respect to selling and marketing and general and administrative expenses. As a result of the Company's increased revenues over the past three fiscal years and because its principal operating expenses have not been consistent over sequential periods, period-to-period expenses as percentages of revenues have varied significantly. These percentages should not be relied upon as indications of future performance.

REVENUES

  DataWave's revenues are primarily generated from the resale of prepaid long distance telephone time. The Company recognizes revenue on the sale of prepaid calling cards at the date of sale.

  Revenues increased $6,527,869, or 207%, to $9,676,434 in fiscal 1998 from $3,148,565 in fiscal 1997, and increased $1,885,404, or 149%, in fiscal 1997 from $1,263,161 in fiscal 1996. The substantial growth in revenues from fiscal 1996 to fiscal 1998 is primarily due to a greater number of units and locations at which the Company's prepaid calling cards are sold and improved utilization of the DataWave System as a result of reduced downtime. Revenue in fiscal 1998 from the sale of prepaid calling cards through the DataWave System increased 87% from the prior fiscal year. Growth in the number of units and locations was partially achieved through acquisitions. Acquisitions accounted for 7% of revenues in fiscal 1997 and 25% of revenues in fiscal 1998. A substantial portion of the increase in revenues from fiscal 1997 to fiscal 1998 is also attributable to the introduction of the Grand Union Company ("Grand Union") promotional program and the expansion of the Holiday Station Stores. For the fiscal year ended March 31, 1998, Grand Union accounted for approximately 11% of the Company's revenues. Although the Company has experienced significant revenue growth in the past three fiscal years, there can be no assurance that such revenue growth will continue.

  Prior to fiscal 1998, substantially all of the Company's revenues were generated in the United States. For the fiscal year ended March 31, 1998, the Company's Canadian operations, which consisted of PLI, accounted for approximately 22% of the Company's revenues. Effective April 1, 1998, the Company contributed assets of PLI to PhoneLine. The Company's 40% interest in PhoneLine will be recorded using the equity method and the revenues of PLI will not be included in the Company's revenues in future periods.

COST OF REVENUES EXCLUDING DEPRECIATION AND AMORTIZATION

  DataWave's cost of revenues excluding depreciation and amortization consists principally of payments to carriers who provide long distance telephone time, commissions to landlords and site agents for DTM and OTC placements and commissions paid to retailers in Canada. Cost of revenues excluding depreciation and amortization also includes various service-related and supply costs to maintain the DataWave System.

  Cost of revenues excluding depreciation and amortization increased $3,101,238 to $6,211,310, or 64% of revenues, in fiscal 1998, from $3,110,072, or 99% of revenues, in fiscal 1997, and increased $2,033,694 in fiscal 1997 from $1,076,378, or 85% of revenues, in fiscal 1996. The reduction in cost of revenues excluding depreciation and amortization as a percentage of revenues in fiscal 1998 as compared to fiscal 1997 is due to a reduction in the charges for cost of time and other direct costs as a percentage of revenues. Cost of time and other direct costs account for 33% and 31% of revenues, respectively, in fiscal 1998 as compared to 42% and 57% of revenues, respectively, in fiscal 1997. The reduction in charges for cost of time is due to an increase in the resale of promotional telephone time which is typically purchased by the Company at a lower cost per minute, a lower cost per minute for revenues generated by PLI and a reduction in the cost per minute due to a reconciliation of final charges on long distance time purchased from telecommunication carriers. The reduction in other direct costs is due primarily to a reduction in the commissions paid to landlords and site agents and reduced service-related and supply costs as a result of the reduced downtime associated with the DataWave System. The increase in cost of revenues excluding depreciation and amortization as a percentage of revenues for fiscal 1997 from fiscal 1996 is due primarily to greater upgrade and service costs associated with the DataWave System.

GENERAL AND ADMINISTRATIVE

  General and administrative expenses ("G&A") consist primarily of managerial and administrative salaries and wages and other general expenses, which include rent and legal, investor relations, office supplies and travel expenses.

  G&A decreased $160,827 to $1,425,578, or 14% of revenues in fiscal 1998, from $1,586,405, or 50% of revenues in fiscal 1997, and increased $854,626 in fiscal 1997 from $731,779, or 58% of revenues in fiscal 1996.

The increase in the G&A from fiscal 1996 to fiscal 1997 is principally due to greater payroll and office operating expenses to support the Company's growth in revenues, including expenses related to the opening of its U.S. sales and marketing office. During the fourth quarter of fiscal 1997, the Company commenced an expense-cutting effort, including reducing payroll and relocating its U.S. sales and marketing office. Although the Company was able to sustain substantial growth in revenues for fiscal 1998 without an increase in G&A, the Company hired six additional employees in the fourth quarter of fiscal 1998 and expects that its G&A will increase in the future as it continues to add personnel and infrastructure. In addition, the annual compensation for Mr. Barwin, Chief Executive Officer and President of the Company, and Mr. Hough, Chief Operating Officer, Chief Financial Officer and Secretary of the Company, will increase upon completion of the Offering, causing G&A to increase in fiscal 1999. See "Management--Employment Agreements."

SELLING AND MARKETING

  Selling and marketing expenses consist primarily of salaries and commissions to its sales and marketing personnel and advertising and travel expenses.

  Selling and marketing expenses decreased $222,096 to $551,599, or 6% of revenues in fiscal 1998, from $773,695, or 25% of revenues in fiscal 1997, and increased $135,049 in fiscal 1997, from $638,646, or 51% of revenues in fiscal 1996. In the fourth quarter of fiscal 1996, the Company increased its sales force and opened a U.S. sales and marketing office, thereby increasing its selling and marketing expenses during the same quarter and for all of fiscal 1997. Additionally, during fiscal 1997, an advance of $300,000 from MCI to fund selling and marketing expenses was forgiven and was recorded as a reduction in such expenses for that year. Also, during the fourth quarter of fiscal 1997 selling and marketing expenses increased by $199,275 due to the expenses of the acquisition of Interurbain and the inclusion of costs for its sales force and sales office. The decrease in selling and marketing expenses for fiscal 1998 reflects the Company's expense-cutting efforts that resulted in a reduction in its sales force and the relocation of its U.S. sales office in the fourth quarter of fiscal 1997. Although the Company was able to sustain substantial growth in revenues for fiscal 1998 the Company began hiring additional personnel in the latter half of fiscal 1998 and expects its selling and marketing expenses to increase in the future.

RESEARCH AND DEVELOPMENT

  Research and development expenses consist primarily of salaries and wages for technical personnel.

  Research and development expenses decreased $29,267 to $134,070, or 1% of revenues in fiscal 1998 from $163,337, or 5% of revenues in fiscal 1997, and decreased $43,372 in fiscal 1997 from $206,709, or 16% of revenues in fiscal 1996. The Company incurs research and development expenses relating to the development of the DataWave System, and these expenses declined during fiscal 1997 and 1998 as the Company changed its primary focus from development to the implementation and enhancement of the DataWave System. The Company, however, began hiring additional technical personnel in the latter half of fiscal 1998, and expects research and development expenses to increase in the future.

DEPRECIATION AND AMORTIZATION

  Depreciation and amortization expenses consist primarily of depreciation of machinery and equipment and amortization of goodwill relating to acquisitions.

  Depreciation and amortization expenses increased $448,120 to $894,765, or 9% of revenues in fiscal 1998, from $446,645, or 14% of revenues in fiscal 1997, and increased $316,779 in fiscal 1997, from $129,866, or 10% of revenues in fiscal 1996. The increase in depreciation and amortization over the past two years is primarily due to the increase in DTM and OTC placements and amortization of acquired intangible assets from acquisitions made during these periods. The Company expects its depreciation and amortization expenses to increase in the future due primarily to increased DTM and OTC placements and the capitalization of approximately $1.7 million of acquired intangible assets in the acquisition of Metrophone in April 1998, which is expected to be amortized over five years.

OTHER EXPENSES

  Other expenses consist of non-recurring expenses and interest expenses pertaining to financing activities.

  The loss on investment in the limited partnership, loss on termination of distribution agreements and write-down of related inventory in the amounts of $242,390, $179,200 and $352,258, respectively, in fiscal 1996, are attributable to the Company's decision to discontinue a line of equipment which preceded the DTMs. This line of business, the photographic electronic merchandiser ("PEM"), was discontinued in fiscal 1996 because of losses being incurred and minimal future projected growth due to factors including intense competition, lack of adequate product sale locations and problems with the product packaging. The losses attributable to the winding down of this business included a write-off of the carrying value of the Company's investment in the DataWave Vending Marketing Limited Partnership, a limited partnership formed to raise funds for marketing the PEM, a write-off of loss on termination of distribution agreements and a write-off of obsolete inventory representing the cost value of the PEM equipment and supplies.

  Also recorded as an operating cost for the fourth quarter of fiscal 1997 is a $328,740 write-down for obsolete inventory. Inventory that became obsolete included old parts for machines, unused cards related to promotional programs and other outdated supplies.

  Interest expense increased $31,936 to $365,576, or 4% of revenues in fiscal 1998, from $333,640, or 11% of revenues in fiscal 1997, and increased $288,713 from $44,927, or 4% of revenues in fiscal 1996. The increase was primarily due to interest associated with long-term debt.

COMPENSATION EXPENSE RELATED TO ESCROW SHARES

  As a condition of the Company's acquisition of DVI in January 1994, the VSE and the BCSC required 625,500 Common Shares to be placed in escrow including 469,500 Common Shares owned by current Directors, officers and employees of the Company and 156,000 Common Shares held by outside shareholders. These escrow shares will remain restricted from trading unless released from escrow as and if the Company meets certain net income and positive cash flow requirements. The requirements for release of the escrow shares had not been met as of the date of this Prospectus. On July 16, 1998, the Company received approval from the VSE and the BCSC to release all of the escrow shares following the Offering, provided the gross proceeds of the Offering are at least $20,000,000. In the event the gross proceeds of the Offering are less than $20,000,000, the same conditions currently applicable to release of the escrow shares will continue to apply. In accordance with SEC positions on similar escrow arrangements, this arrangement has been deemed to be compensatory for 469,500 Common Shares contributed to escrow. Accordingly, the Company will record a non-recurring, non-cash expense equal to the fair value of the shares at the time of their release from escrow. Based on the assumed Offering price of $7.50 per share, the total amount of this charge would be $3,521,250. In the event that all of the escrow shares are not released based on the gross proceeds raised in the Offering, then the Company will record a recurring, non-cash expense equal to the fair value of the shares when released from escrow as the Company meets the net income and positive cash flow requirements of the escrow agreements.

INCOME TAXES

   At March 31, 1998, the Company had net operating loss carryforwards of approximately $1.9 million in the United States and $4.4 million in Canada, which can be used to offset future taxable income. To the extent not used, these net operating loss carryforwards expire in varying amounts beginning in 2001. Approximately $850,000 of the U.S.-based net operating loss carryforwards are subject to significant limitations on use.

  Based on the Company's history of operating losses, the impact of tax laws which may limit the Company's ability to utilize loss carrryforwards and the uncertainty of future profitability, the Company has concluded that some portion or all of the benefit of its net operating loss carryforwards may not be realized. Accordingly, a valuation allowance was recognized to offset the potential tax recovery for the fiscal years ended March 31, 1997 and 1996 and there was no provision for tax expense in fiscal 1998.

QUARTERLY RESULTS

  The following table sets forth certain unaudited quarterly financial data for the eight consecutive quarters ended March 31, 1998. In the opinion of management, the unaudited information set forth below has been prepared on the same basis as the audited information and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth herein. The operating results for any quarter are not necessarily indicative of results for any future period. The Company expects to incur a loss of approximately $484,000 in the first quarter of fiscal 1999.


                                                QUARTERLY RESULTS (IN THOUSANDS)
                            ---------------------------------------------------------------------------
                            JUNE 30, SEPT. 30, DEC. 31, MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31, MAR. 31,
                              1996     1996      1996     1997      1997      1997      1997     1998
                            -------- --------- -------- --------  --------  --------- -------- --------
STATEMENT OF OPERATIONS
 DATA:
Revenues..................   $  479   $  759    $  843   $ 1,068  $ 1,747    $ 3,105  $ 2,636  $ 2,188
                             ------   ------    ------  --------  -------    -------  -------  -------
Operating costs and
 expenses:
 Cost of revenues
  excluding depreciation
  and amortization........      443      735       644     1,288    1,249      2,124    1,622    1,216
 Write-down of inventory..       --       --        --       329       --         --       --       --
 General and
  administrative..........      318      338       465       465      254        329      366      477
 Selling and marketing....      184      198       (36)      428       92        155      159      146
 Research and
  development.............       44       40        43        36       22         19       39       53
 Depreciation and
  amortization............       81       95       125       146      154        247      244      250
 Loss on foreign
  exchange................        4        6         6        16        5          9        8        6
                             ------   ------    ------  --------  -------    -------  -------  -------
Total operating expenses..    1,074    1,412     1,247     2,708    1,776      2,883    2,438    2,148
                             ------   ------    ------  --------  -------    -------  -------  -------
Operating (loss) income...     (595)    (653)     (404)   (1,640)     (29)       222      198       40
Interest expense..........       95      102        72        65       67         78      111      110
                             ------   ------    ------  --------  -------    -------  -------  -------
Net (loss) income.........   $ (690)  $ (755)   $ (476) $ (1,705) $   (96)   $   144  $    87  $   (70)
                             ======   ======    ======  ========  =======    =======  =======  =======

  The Company's revenues and operating results are subject to significant variation from quarter to quarter due to a number of factors, including: variations in sales generated from each DTM, OTC and retail location; additions or reductions in the number of DTM, OTC and retail locations; competitive pricing pressure; limitations on pricing imposed by long distance tariffs; changes in the telephone rates paid by the Company to its telephone carriers; changes in operating expenses; the timing of the introduction of new products and services; the mix of products and services sold and the mix of channels through which they are sold; changes in legislation and regulations which affect the competitive environment for the Company's products and services; and other competitive and economic conditions in the markets served by the Company. The Company believes that sales of prepaid calling cards are seasonal, as many consumers purchase the cards while traveling during the peak travel months of July, August and September. Sales decrease during spring and fall and are lowest in the winter. The Company believes that period-to-period statements of its operating results are not necessarily meaningful, should not be relied upon as indications of future performance and may result in volatility in the price of the Common Shares. Due to the foregoing factors, among others, the Company's operating results will from time to time be below the expectations of analysts and investors.

LIQUIDITY AND CAPITAL RESOURCES

  To date, the Company has financed its operations principally through the private placement of equity securities, asset based financing, and, in fiscal 1998, cash flow from operating activities. The Company had a working capital deficit of $285,202 and $42,564 at March 31, 1997 and 1998, respectively.

  The Company's operating activities used cash of $2,058,177 and $2,652,550 in fiscal 1996 and 1997, respectively, primarily due to losses in those years, and provided cash of $756,391 for fiscal 1998. Net cash used for investing activities was $759,621, $438,626 and $1,514,214 for fiscal 1996, 1997 and
1998, respectively. Cash used for investing activity was attributable to capital expenditures for machinery and equipment for all years and for acquisitions in fiscal 1998. Cash provided by financing activities was $2,158,997, $2,855,580 and $1,319,051 for fiscal 1996, 1997 and 1998, respectively. Cash provided by financing activities resulted primarily from the issuance of equity and asset based financing.

  The Company has obtained lease financing with relatively high interest rates due to its limited operating history at the time it first obtained financing and its specialized equipment needs. Because the DTMs and OTCs are developed for and connected to the DataWave System, there is an increased risk to lessors in the event the Company were to default on its lease obligation and thereby require the lessor to repossess and resell DTMs and OTCs that would not be connected to the DataWave System. The Company has successfully obtained better rates for each new lease financing although such rates remain relatively high. In October 1996, a subsidiary of the Company entered into the ATTI Equipment Financing for up to approximately $2 million of equipment. Approximately $1.4 million was outstanding as of March 31, 1998 at an effective rate of approximately 33% after taking into account interest on funds withheld as collateral. The ATTI Equipment Financing matures as to specific leases on dates ranging from June 2000 to July 2001 and is secured by a first charge over the equipment and a general charge over all the assets of the Company including its subsidiaries. As partial consideration for the financing arrangement, the Company granted ATTI and an affiliate warrants to purchase 80,000 Common Shares at per share exercise prices ranging from C$1.45 (US$1.03) to C$3.90 (US$2.75).

  Subsequent to March 31, 1998, the Company entered into the ATTI Line of Credit which provides for borrowings of up to $5 million in three separate tranches at an annual interest rate of 14%. Approximately $1.9 million was outstanding under the ATTI Line of Credit at June 30, 1998. The term of the ATTI Line of Credit expires on the earlier of August 31, 1998 and the date on which the Company raises equity capital in excess of $8 million (the "Maturity Date"). Amounts outstanding on the Maturity Date are converted to a fully amortizing 30 month loan at an annualized rate of 14%. The ATTI Line of Credit is secured by all assets of the Company and its subsidiaries, excluding the Company's interest in PhoneLine. As partial consideration for the ATTI Line of Credit, the Company agreed to issue to ATTI and an affiliate warrants to purchase up to $1 million aggregate value in Common Shares, with the number of warrants to be determined on a pro rata basis upon approval of each of the three funding tranches based on the average closing price for the ten business days preceding such approval. As of the date of this Prospectus, warrants to purchase 65,890 Common Shares have been issued to ATTI and a related entity pursuant to the ATTI Line of Credit at a per share exercise price of C$7.80 (US$5.49).

  The Company also has an equipment financing agreement to finance certain pay phones of Metrophone with Telecapital, L.P. The lease financing provides for an approximate annual interest rate of 15% and matures on July 2002. As of June 30, 1998, the total borrowings under the equipment financing were approximately $270,000. Recently, Metrophone entered into a loan and security agreement with TeleCapital, L.P. under which Metrophone borrowed $375,000 at an annual interest rate of 14%, and which matures on July 15, 2003. In addition, the Company is indebted to Manufacturers Bank pursuant to a lease financing agreement for an approximate amount of $120,000 as of June 30, 1998. The agreement provides for an approximate effective interest rate of 42% per annum, and matures in October 1999.

  Effective April 1, 1998, the Company's contribution of certain assets of PLI to PhoneLine resulted in a decline in working capital and capital assets in the amount of approximately $657,000, which was offset by an increase in investment in PhoneLine of a corresponding amount. The joint venture agreement creating PhoneLine provides that capital calls may be made on either party upon 30 days prior notice. In June 1998, the Company contributed approximately $300,000 to PhoneLine pursuant to such a capital call. There are no capital calls outstanding as of the date of this Prospectus; however, the Company anticipates there may be additional capital calls in fiscal 1999 of up to $250,000. There can be no assurance that these capital calls will or will not be made, will not be more than $250,000 or that additional capital calls will not be made. Any capital call would reduce the Company's liquid assets but would also result in a corresponding increase in the Company's investment in PhoneLine.

  The Company obtains long distance telephone time from AT&T pursuant to an agreement which requires the Company to purchase a minimum of $5.25 million of long distance time per year. If the Company does not purchase such minimum amount, it incurs a shortfall charge consisting of the cost of the time not purchased and a penalty. From March 1, 1998, the effective date of the agreement, to June 30, 1998, the Company had purchased approximately $650,000 of long distance time from AT&T which represents approximately 12% of the total purchase commitment. Although the Company believes it will meet its minimum purchase commitment for this contract year, there can be no assurance to that effect.

  The Company's revenue growth has in the past required, and is expected in the future to require, significant capital, primarily associated with equipment and other expenses related to the deployment and support of the DataWave System and the deployment of additional pay phones. The Company believes that the net proceeds from the Offering, together with the funds anticipated to be generated from operations, will be sufficient to finance the Company's operations for the next 12 months. The net proceeds to the Company from the sale of the 3,000,000 Common Shares to be sold in the Offering at an assumed Offering price of $7.50 are estimated to be approximately $19.785 million after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company. The Company intends to use such proceeds to repay indebtedness and for general corporate purposes, primarily expansion of the DataWave System and the purchase of intelligent pay phones. Indebtedness to be paid totals approximately $3.2 million under existing equipment financing and lines of credit. See "Use of Proceeds."

IMPACT OF YEAR 2000

  Some of the Company's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have a time-sensitive software that recognizes a date using "00" as the Year 1900. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, activate prepaid calling cards, or engage in similar normal business activities. The Company has completed a preliminary assessment and will have to modify portions of its software so that its computer systems will function properly with respect to dates in the Year 2000 and thereafter. The total Year 2000 cost is not expected to be material to the Company's financial position or operating results and will be expensed as incurred. The project is estimated to be completed no later than December 31, 1998, which is prior to any anticipated impact on its operating systems. The Company believes that with modifications to existing software, the Year 2000 will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 could have a material impact on the operations of the Company. The Company's most significant risk on the Year 2000 issue relates to interfacing the DataWave System with the networks of other business entities such as AT&T. The Company has initiated preliminary communications with AT&T to determine the extent of Year 2000 issues. There is no guarantee that the systems of AT&T on which the Company's distribution network rely will be converted in a timely manner and would not have an adverse effect on the Company's systems.The cost of the project and the date on which the Company believes it will complete the Year 2000 modification are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

                                   BUSINESS

OVERVIEW

  DataWave designs, develops, produces, owns and manages a proprietary, intelligent, automated direct-merchandising network (the "DataWave System"). The Company uses the DataWave System to distribute prepaid calling cards, primarily under the AT&T brand. The DataWave System is scalable and flexible and can be modified to offer other premium prepaid products such as paging and overnight courier services, which are currently being tested, and cellular telecommunications services.

  The DataWave System is comprised of DataWave Telecard Merchandisers ("DTMs"), which are free-standing "smart" machines capable of dispensing multiple prepaid products, and over-the-counter "swipe" units ("OTCs"), for point-of-sale prepaid retailing, both of which are connected to the Company's proprietary server and database software through a wireless and/or land line wide area network. As of June 30, 1998, the DataWave System consisted of 688 DTMs and 455 OTCs. The DataWave System has been designed to work both with the telephone switches of other parties as well as switches operated by the Company, if any. In the United States, the Company has elected to operate solely with other parties' switches, such as those of AT&T and other long distance carriers, while in Canada the Company participates in a joint venture which operates its own switch.

  The Company also distributes preactivated prepaid calling cards through machines not connected to the DataWave System. Approximately 19% of the Company's machines are not networked and thus sell preactivated calling cards. In fiscal 1998, approximately 33% of the Company's revenues came from the sale of preactivated calling cards. A substantial majority of the prepaid calling cards sold by PhoneLine are preactivated and are not sold through the DataWave System but through retail outlets. Only 35 of PhoneLine's 96 DTMs are connected to the DataWave System.

INDUSTRY TRENDS AND MARKET BACKGROUND

  The United States prepaid calling card market has grown from approximately $75 million in sales in 1994 to almost $1.0 billion in 1996, and is expected to grow to approximately $2.6 billion in sales by 2001 according to industry data from The Yankee Group. The prepaid calling card market primarily targets two groups of potential consumers: credit-challenged consumers and persons who make long distance calls, both domestically and internationally, when they are away from their home or office, such as business and other travelers. The prepaid calling card market provides growth opportunities to long distance companies because of the potential to reach new customers and reduce credit and fraud risk.

  The predominant channels of distribution for prepaid calling cards are through retail establishments and traditional vending machines, most of which sell "live" prepaid calling cards purchased in bulk. "Live" prepaid calling cards are preactivated with telephone time prior to sale to the retailer. These traditional channels of distribution require vendors to pay long distance telephone time costs prior to sale and expose vendors to losses due to theft and costs associated with the financing and management of inventory. These channels are also inconvenient for consumers in that they limit the customer's control of the transaction, method of payment and available denominations and time of day of purchase. In addition, because the points of sale in these traditional distribution channels are not networked, it is difficult to optimize the management of operating expenses in connection with the monitoring of cash balances, card inventory and machine functioning for such points of sale.

  In recent years, there has been a consumer trend in the United States towards the use of cost-effective, self-service, automated distribution systems that are conveniently located. Examples of this trend are the increased use of automated teller machines and the use of credit cards at gasoline station pumps. There has also been a trend towards increasingly automated distribution systems and networked distribution systems which permit superior information about, and management of, distribution. Examples of this trend include the tracking network established by overnight delivery services and the point-of-sale networks used by retailers to interface with management inventory systems.

  As consumers are increasingly looking for self-service and vendors are increasingly looking for "smarter" distribution systems, there is an opportunity to offer prepaid calling cards and telecommunications services as well as other prepaid products and services via a "smart" distribution network. The Company believes that it is well positioned to capitalize upon the expanding prepaid calling card market and the market for other prepaid products and services because of the features and benefits of the DataWave System, as well as other components of the Company's strategy.

THE DATAWAVE SYSTEM

  The DataWave System offers unique features that benefit the Company, long distance carriers, retail locations, consumers and other potential product and service providers. The following features distinguish the DataWave System from the traditional channels of distribution for prepaid products and services:

               FEATURES                               BENEFITS
-------------------------------------------------------------------------------
 International wireless and landline     .Enables international DTM and OTC
  network                                   distribution

                                         .Permits flexibility and mobility
                                            in site placement
-------------------------------------------------------------------------------
 Scalable and flexible network and       . Enables the Company to offer a
 point-of-sale architectures               variety of branded products and
                                           services and increase DTM and OTC
                                           placements

                                         . Permits integration into third
                                           party switches eliminating post-
                                           sale customer service obligations
                                           of DataWave
-------------------------------------------------------------------------------
 Point-of-sale activation of prepaid     . Reduces losses and shrinkage from
  calling cards                            theft of "live" inventory

                                         . Reduces inventory financing and
                                           management control costs
-------------------------------------------------------------------------------
 Remote download of information to       . Enables efficient updating of
 DTMs and OTCs                             information including price and
                                           tax changes
-------------------------------------------------------------------------------
 Remote self-diagnostic every three      . Ensures efficient maintenance
 minutes and servicing notification        scheduling and reduces down time
 via national paging network
-------------------------------------------------------------------------------
 Remote cash and inventory monitoring    . Reduces operating expenses and
                                           improves cash management

                                         . Reduces down time by maintaining
                                           inventory levels
-------------------------------------------------------------------------------
 Real-time credit card verifications,    .Reduces credit risks
 approval and limits
-------------------------------------------------------------------------------
 Consumer convenience: customer          . Increases consumer appeal and
 determined card amounts; cash or          broadens potential consumer base
 credit card acceptances; itemized
 customer sales receipt; multi-
 lingual instructions; 24 hour access

                                         . Provides receipt for record of
                                           charges, including taxes
-------------------------------------------------------------------------------
 Detailed audit trail of transactions    . Permits timely and accurate
                                           monthly commission payments

                                         . Produces management information
                                           such as DTM utilization history
                                           and service history

BUSINESS STRATEGY

  The Company's business strategy is to become a leader in delivering premium prepaid products and services such as calling cards, and in the future, prepaid cellular telecommunications, paging and courier services through the DataWave System. Key elements of the Company's business strategy are summarized below:

  . Increase penetration of premier site locations: The Company's objective is to increase the number of DTM and OTC placements by increasing its penetration of existing and new sites. To accomplish this objective, the Company intends to develop new strategic relationships and expand its current relationship with AT&T to gain access to sites such as airports, hotel chains, shopping malls, travel plazas, supermarkets and other prime locations.

  . Expand strategic relationship with AT&T: The Company's relationship with AT&T allows the Company to market prepaid calling card services under the AT&T brand name, which is nationally recognized as representative of quality telecommunications services. The Company seeks to expand its current relationship with AT&T to contract with current and future AT&T customers for installation of the DataWave System at client locations. The Company also seeks to enter into additional relationships similar to its agreement with AHA TelePLAN to market AT&T Prepaid Cards to an estimated 5,000 American Hospital Association members throughout the United States, including hospitals and other health care facilities. The Company may also enter into new agreements with AT&T for the provision and joint marketing of future products and services similar to the recent agreement between AT&T and Metrophone for pay phone services.

  . Deliver new, premium prepaid product and service offerings: The Company believes that the trend towards convenient, self-service, cost-efficient merchandising provides it with the opportunity to utilize the flexibility of the DataWave System to offer new prepaid products and services. The Company currently provides prepaid calling cards and has recently begun testing prepaid overnight courier services and paging services. The Company intends to offer prepaid cellular telecommunications services, and to otherwise evaluate the market for potential new product and service offerings.

  . Develop relationships with other providers of premium prepaid products and services: The Company is continually evaluating new strategic relationships that will enable it to offer additional premium prepaid products and services of brand-name vendors. For example, the Company recently entered into an agreement with Airborne Express for the testing of prepaid overnight courier delivery available through the DataWave System. The six-month test will involve between 50 and 150 DTMs enhanced with an electronic drop box to allow for automated package pickup.

  . Maintain electronic distribution network technological leadership: The
    DataWave System's wireless, remote, real-time monitoring capabilities provide superior consumer convenience and risk management compared to traditional prepaid calling card channels of distribution. The Company intends to continue to develop its proprietary technology in order to enhance and improve the DataWave System and maintain its unique technological advantages.

DATAWAVE SYSTEM

       [SCHEMATIC DIAGRAM OF THE DATAWAVE NETWORK SYSTEM APPEARS HERE]

  Each DTM machine is connected by a public wireless or land line network and each OTC device is connected by land line to the Company's server, which in turn is interfaced into credit card clearing houses and telecommunication switches and to the Company's calling card management system. The Company's network technology permits speed and ease of installation of DTMs and OTCs, remote programming for price and tax rate changes, enhanced mobility and portability, particularly when the DTM is connected by a wireless connection, and on-line servicing and data transmission, which includes real time data capture for transaction records used to generate monthly management and statistic reports. The computerized management system enables the DTM to alert the Company when accumulated cash should be picked up, when inventory levels are low, when malfunctions occur or when other technical service is required. The DTM is compact, can be wall mounted, counter mounted, flush wall mounted or placed on a floor stand and holds up to 450 programmable prepaid calling cards.

  One of the principal features of the DataWave System is the ability to activate a calling card by assigning to the calling card the amount of telephone time purchased at the time of sale. When the appropriate amount of cash has been deposited into the DTM (or given to retailers using the OTC device), or when a credit card transaction has been approved, the DTM or OTC contacts the DataWave server through its radio or land line modem, which in turn forwards the activation request to the applicable long distance telephone switch. The DTM or OTC reads the control number on the magnetic strip on the back of the calling card and forwards the information to the long distance telephone switch through the server. The long distance telephone switch acknowledges the control number and then associates the number with the long distance time assigned to the calling card. Point of sale activation by the DTM and OTC eliminates the need for the Company or a retailer to invest in an inventory of preactivated "live" cards. This reduces the risk of vandalism to the DTM and theft of the calling cards since the calling cards have no value until purchased and activated, reducing inventory carrying costs and improving management controls.

  The Company has recently upgraded and enhanced the DataWave System, which will allow the Company's computer system to support a larger number of installed DTMs and OTCs. The Company has implemented procedures to reduce business interruptions due to network failure such as redundancy for most components susceptible to failure, multiple on-site and off-site storage of mission-critical data, and is in the process of implementing a backup network system at its New Jersey offices. As of June 30, 1998, part of the backup system is operational, and the Company estimates that the backup system will be fully implemented during its third fiscal quarter. However, there can be no assurance that the procedures the Company has implemented to reduce business interruptions will be effective.

STRATEGIC RELATIONSHIP WITH AT&T

  In January 1998, the Company entered into a series of agreements with AT&T (the "AT&T Agreements") providing for, among other things, the purchase of long distance telephone service from AT&T, the right to resell the service under AT&T's brand name and the joint marketing and promotion of AT&T Prepaid Cards and the DataWave System in the United States. AT&T is one of the world's largest telecommunications providers, processing over 240 million calls per day, and providing services to more than 280 countries and locations worldwide. Pursuant to the AT&T Agreements, the Company is obligated to purchase a minimum of $5.25 million of long distance telephone time each year at a fixed rate. If the Company does not purchase such minimum amount, it incurs a shortfall charge consisting of the cost of the time not purchased and a penalty. The Company has the right to produce AT&T branded cards, machine graphics and other promotional materials on a non-exclusive basis, including display of the AT&T logo on its DTMs. AT&T provides a toll-free number for its prepaid calling card customers as well as customer support and service. AT&T also has provided funds for certain joint marketing efforts. The AT&T Agreements commenced on March 1, 1998 and their initial term is for two years. Although the Company has only recently begun to place DTMs and OTCs in cooperation with AT&T, the Company expects that most of its additional locations for DTMs and OTCs will be derived from relationships originated by AT&T from its existing customer base. In April 1998, the Company commenced joint marketing and promotional programs with AT&T including training of certain AT&T sales personnel and performing joint sales calls with AT&T.

CANADIAN OPERATIONS

  Effective April 1, 1998, the Company entered into an agreement with DCI to create PhoneLine, a joint venture engaged in the marketing and sale of prepaid calling cards in Canada, which lacks a national long distance carrier offering prepaid calling card services. Pursuant to the joint venture agreement, the Company and DCI each made loans and contributed certain assets to PhoneLine. In return, DCI received a 60% interest in PhoneLine and the Company received a 40% interest. The Company has an option to purchase from DCI an additional 9% interest in PhoneLine for approximately $175,000. The Company and DCI also agreed not to compete in the Canadian prepaid calling card market. In addition, the Company and DCI each has a right of first refusal to purchase shares held in PhoneLine as well as the right to initiate at anytime a buy-out of the other party's interest in PhoneLine. At present PhoneLine sells "live" calling cards principally through retail outlets. PhoneLine expects to expand its base of retail outlets and also has begun to introduce DTMs into its system.

  PhoneLine operates a telecommunications switch, located in Toronto, Ontario. Switched long distance services are provided through switching and transmission facilities that automatically route calls to circuits based upon a predetermined set of routing criteria. A switch-based reseller purchases long distance services on a variable, per-route basis from a long distance carrier. A single international call, for example, may pass through the facilities of multiple long distance resellers before it reaches the foreign facilities-based carrier that ultimately terminates the call. PhoneLine is in the process of negotiating rates with various long distance carriers in order to obtain the lowest cost per call for its long distance services.

  PhoneLine's principal administrative offices are in Vancouver, British Columbia. PhoneLine employs 15 full-time persons, together with 12 independent sales representatives.

SERVICING OF THE DTMS

  Each DTM performs a self-diagnostic evaluation every three minutes and signals the DataWave System server in the event of circumstances requiring attention. The evaluation contains information on inventory levels, cash accumulation, machine malfunctions and when other technical service is required. The diagnostic information generated by the DataWave System permits the Company to evaluate and rate the urgency of the service required, thereby permitting the efficient and economical coordination of service to the DTM. The Company employs dedicated service personnel available by pager to coordinate the installation, maintenance and servicing of its machines in Texas, southern California and the northeast United States and has also contracted with a national service provider and independent service agents to perform these functions in other territories.

PRODUCTS AND SERVICES

EXISTING PRODUCTS AND SERVICES

  Prepaid Calling Cards. In the United States, the Company distributes prepaid calling cards primarily through the DataWave System and, to a lesser extent, through a limited number of retailers. Prepaid calling cards can be purchased from a DTM for any dollar denomination up to a limit of $100 using cash or a credit card. Prepaid calling cards purchased from a retailer using an OTC device can be purchased for specific dollar amounts up to $100 or for specific allotments of long distance time. Calls using prepaid calling cards can be made from any touch tone telephone by dialing a "1-800" number printed on the back of the calling card and by providing the personal identification number assigned to the calling card. When a calling card is used, a message informs the user of how many prepaid telephone minutes remain on the calling card. Once the total numbers of minutes or dollar amount on the calling card has been used, the calling card may be discarded or, in the case of certain carriers, recharged over any telephone. AT&T Prepaid Cards currently cannot be recharged, although the Company expects to establish the ability to recharge these cards in the near future. Typically, prepaid long distance calling cards provide savings on calls made away from the office or home and provide the same rate any time of day for domestic and international calls.

  The Company also generates revenue through a loyalty prepaid calling card program agreement with the Grand Union supermarket chain under which Grand Union customers can earn MCI long-distance minutes each time they purchase products at Grand Union stores. Approximately 10.2% of the Company's revenues are derived from promotional time associated with the Grand Union program. This promotional time involves the electronic activation of certain cards which have been previously distributed to Grand Union customers. Upon the request of Grand Union, the Company activates the long distance time on such cards by electronically notifying the underlying long distance carrier's database. Approximately 1.2% of the Company's revenues are derived from the sale of preactivated, prepaid calling cards at Grand Union stores. The Company also operates non-networked prepaid calling card machines, which distribute "live" cards, that were acquired in various acquisitions. The Company also supplies prepaid calling cards to certain retailers which are "batch" activated with specific long distance time when the retailer calls the Company. This is a small part of the Company's business and is provided mainly to a single customer.

  The Company purchases long distance time and services from several carriers, although it expects that most of its future purchases will be supplied by AT&T. See "Risk Factors--Risk of Termination of Carrier Arrangements; Dependence on Telecommunications Providers."

  "Intelligent" Pay Phone Products and Services. As part of its strategy to increase site penetration and develop strategic relationships, the Company acquired Metrophone in April 1998. Metrophone operates intelligent pay phones in Washington, California, Arizona and Oregon which are networked to a dedicated server, independent of the DataWave System. As a PSP, Metrophone negotiates with local and long distance carriers for telecommunications services. Long distance carriers pay Metrophone a percentage of the revenue generated from collect and "800" number calls, and Metrophone pays a commission or fee to the owner of the site where the pay phone is located. As of June 30, 1998, Metrophone owned 357 intelligent pay phones. The Company has begun marketing its DTMs in conjunction with its pay phones to existing and prospective sites. The Company has also entered into a pay phone agreement with AT&T, separate from the AT&T Agreements, to provide and advertise AT&T long distance services from its pay phones.

  As of November 1997, Metrophone entered into a five year contract with ARVC pursuant to which Metrophone has the right to market its intelligent pay phones. As of June 30, 1998, Metrophone had entered into 256 contracts for the placement of 774 pay phones, of which 183 have been installed. The term of each pay phone site agreement is five years, subject to certain renewal provisions. In May 1998, DataWave entered into a three year contract with ARVC pursuant to which the Company has the right to market the AT&T Prepaid Card directly to ARVC's 3,500 member sites. Although the Company believes that Metrophone can meet member demand under the ARVC contract, there can be no assurance that it will be able to do so.

  Other Merchandising Services. The Company also operates merchandising equipment for instant photographs, business card production and photo stickers. These machines were obtained pursuant to the Company's acquisition of Cardxpress Vending, Inc. and are operated in approximately 150 sites.

FUTURE PRODUCTS AND SERVICES

  The DataWave System is scalable and flexible, permitting the Company to offer new premium prepaid products and services through its network of DTMs. The Company intends to offer the following:

  Prepaid Courier Services. On April 17, 1998, the Company entered into an agreement with Airborne Express providing for the testing of prepaid overnight courier delivery services. Airborne Express is the third-largest air express delivery carrier in the United States. During the six-month test period ending in November 1998, approximately 50 to 150 of the Company's DTMs will be equipped with an electronic drop box. Once a consumer drops a package in the electronic drop box, a sensor will alert the Company's central computer, which in turn will alert Airborne Express' dispatch center to pick up the package. This system will eliminate the need for unnecessary routine pickup schedules to those locations, thereby reducing costs. The consumer can purchase the courier service using cash or a credit card, and will receive a tracking number for each courier delivery request. Upon the completion of the six-month test period, the Company and Airborne Express will decide whether to place additional DTMs in other locations.

  Prepaid Paging Services. The Company is reviewing potential strategic relationships to enter into the prepaid paging services market, as the Company believes that this market may provide future opportunities to utilize the DataWave System. The Company recently entered into a letter of intent with SkyTel Corp., a subsidiary of SkyTel Communications, Inc. ("SkyTel"), to test market prepaid paging products and services using the Company's DTMs and through OTC retail sales. SkyTel provides paging services to over one million customers worldwide. During the six-month trial period, the Company will purchase SkyTel's prepaid packages, which include both the paging device and the service, and place the packages for sale in various locations throughout the United States. Upon completion of the trial period, the Company and SkyTel will decide whether to negotiate an agreement for a longer term relationship.

  Postage Stamps. The Company has recently introduced a limited number of DTMs capable of selling U.S. postage stamps and is evaluating the feasibility of this product offering.

  Prepaid Cellular Telecommunications. The Company is reviewing potential strategic relationships to enter into the prepaid cellular telecommunications market. The Company believes it is positioned to take advantage of the rapid growth in the prepaid cellular, or wireless, telecommunications market, which is expected to grow in the United States from approximately $360 million in sales in 1997 to approximately $1.3 billion in sales in 2001, according to industry data from the Yankee Group.

SALES AND MARKETING

  The Company employs both in-house sales and marketing personnel and contracts with independent agents in the United States. The independent agents generally concentrate on identifying new site locations and arranging site contracts on behalf of the Company. The Company's sales and marketing strategy now focuses on joint marketing efforts with AT&T. The Company has devoted five full-time sales staff to promote such joint marketing efforts including providing educational training and support to the AT&T sales force in connection with the sales and marketing of the AT&T Prepaid Card and the DataWave System. On May 4, 1998, the Company also began a telemarketing program in support of its prepaid products and services.

COMPETITION

  The prepaid calling card market is highly competitive and is served by numerous international, national and local firms. In the United States, the Company competes with major long-distance providers, including but not limited to WorldCom, MCI and Sprint, as well as with other prepaid calling card distributors including but not limited to, IDT Corporation, Pacific Gateway Exchange, Inc., RSL Communications, SmarTalk Teleservices, Inc., Star Telecommunications, Inc. and Telegroup, Inc. In Canada, the Company's competitors include BayLine Communications, Canada Telecom Network, Inc., Cardinal VoiceCard, Ltd., Channel Telecom, Gold Line Telemanagement Inc., Phonetime International, Inc. The Company also competes with AT&T in certain locations where AT&T offers prepaid calling cards directly or through other distributors. In addition, as the use of cellular phones and calling charge cards increases, the Company faces increased competition from providers of these products. Many of these competitors have significantly greater financial, technical and marketing resources, and much larger distribution networks, and generate greater revenues and have greater name recognition than the Company. These competitors may be able to institute and sustain price wars, or imitate the features of the Company's DataWave System products, resulting in a reduction of the Company's share of the market and reduced price levels and profit margins. In addition, there are relatively low barriers to entry into the prepaid calling card market, and the Company has faced, and expects to continue to face, additional competition from new entrants. In the United States, the Company also competes with prepaid calling card distributors who also own and operate their own switch and transmission platforms. Such distributors may provide long distance service at a lower cost than the Company, and offer additional bundled features such as voicemail and facsimile services.The barriers to entry into the independent pay phone provider market are also low and there is substantial competition in this market from both other independent pay phone providers and from the large telecommunications carriers who dominate the pay phone market. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the reliability of competitors' products and services, the ability of competitors to hire, retain and motivate qualified personnel, the price at which others offer comparable services and the extent of its competitors' responsiveness to client needs. There can be no assurance that the Company will be able to compete effectively on pricing or other requirements with current and future competitors or that competitive pressures will not materially adversely affect the Company's business, financial condition and results of operations.

MANUFACTURING AND SUPPLY

  Production of DTMs consists of the assembly and testing by the Company of a high volume of quality components manufactured by third parties. The Company is dependent on a limited number of suppliers for certain of its key components, such as radio modems. The Company purchases component parts on a purchase order basis and has no supply commitments from any of its suppliers. Final assembly of the DTM and various quality control procedures are completed at the Vancouver Facility. The Company then ships the DTM directly to the service provider or site location where it is to be placed. OTC units are supplied by VeriFone, Inc. The Company currently employs six persons in one shift per day to assemble up to approximately 150 DTMs per month, and with a second shift, the Company believes it could produce up to approximately 300 DTMs per month. Although the Company believes that its current manufacturing capabilities will be able to produce sufficient DTMs through fiscal 1999, there can be no assurance that the process will be adequate for unanticipated future growth. The Company expects that it may be required to expand its manufacturing capabilities or outsource such capabilities after fiscal 1999.

FACILITIES

  The Company occupies approximately 9,000 square feet in Vancouver, British Columbia for its executive offices and for assembly operations under a lease expiring on March 31, 2001. DataWave Services (US) Inc. and Cardxpress occupy approximately 3,900 square feet in Pompton Plains, New Jersey under a lease expiring on June 14, 1999. Metrophone, leases approximately 2,750 square feet in Bellevue, Washington pursuant to a lease expiring on October 31, 2000. The Company believes that its current lease arrangements provide adequate space for its foreseeable future needs as well as those of its subsidiaries.

INTELLECTUAL PROPERTY

  Although the Company has not obtained patent protection for any of its products, the Company has sought to protect its proprietary technology through a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other forms of intellectual property protection. The Company has filed two patent applications with the PTO, including one for the DTM and its method of operation, which were denied because the PTO found prior art prevented patenting of the Company's technology. On May 13, 1997, the Company filed a continuation of the application for the DTM and its method of operations with the PTO. On June 1, 1998, the PTO denied the application because of prior art and notified the Company that any comments in response to the PTO's decision must be submitted by September 1, 1998. The Company intends to continue pursuing the application; however, there can be no assurance that the application will be successful. In addition, the Company has filed a patent application with the PTO for its overnight courier pack disbursing mechanism. As of the date of this Prospectus, no communication had been received from the PTO regarding this application. There can be no assurance that any of the Company's pending patent applications will issue and if issued, whether the claims allowed are or will be sufficiently broad to protect the Company's technology. The Company owns a United States federal registration for the trademark "DATAWAVE" and design. There can be no assurance that the Company's operations do not or will not violate the intellectual property rights of others, that they would be upheld if challenged or that the Company, would, in such an event, not be prevented from using such Company's intellectual property rights, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  In addition, failure of the Company to obtain needed licenses from third parties for other technology and intellectual property could delay or prevent the development, manufacture or sale of products. Although the Company relies, in part, on contractual provisions to protect its trade secrets and proprietary know-how, there is no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. Although no lawsuits against the Company regarding infringement of any existing patents or other intellectual property rights are pending, nor have any claims been asserted, there can be no assurance that such infringement claims will not be asserted by third parties in the future. There also can be no assurance in the event of such claims of infringement that the Company will be able to obtain licenses on reasonable terms. On May 5, 1998, the Company received notice that a third party holds certain patented technology applicable to point-of-sale activation and recharging of prepaid telephone calling cards. Based on a preliminary review of the relevant patents, the Company does not believe its DataWave System directly infringes such patents. However, if a claim of infringement is asserted and it is determined that the DataWave System infringes any of these patents, such determination could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's involvement in any intellectual property dispute or action to protect trade secrets and know-how, including actions brought by the Company, could result in a material adverse effect on the Company's business. Adverse determinations in litigation in which the Company may become involved could subject the Company to significant liabilities to third parties, require the Company to grant licenses to or seek licenses from third parties and prevent the Company from manufacturing and selling its products. Any of these situations could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

  The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Other existing federal and state regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings, nor their impact upon the telecommunications industry or the Company can be predicted at this time.

  The telecommunications industry is highly regulated in the United States at the federal, state and local levels and in Canada at the federal level. Various international authorities may also seek to regulate the services provided or to be provided by the Company. In the United States, federal laws and the regulations of the FCC generally apply to interstate telecommunications, while state public utility commissions, public service commissions or other state regulatory authorities generally exercise jurisdiction over telecommunications that originate and terminate within the same state. The FCC and state regulatory authorities may address regulatory non-compliance with a variety of enforcement mechanisms, including monetary forfeitures, refund orders, injunctive relief, license conditions, and/or license revocation. In Canada, federal laws and the regulations and rulings of the CRTC generally apply to telecommunications companies.

  The regulation of the telecommunications industry is changing rapidly and the regulatory environment varies substantially from state to state. Moreover, as deregulation at the federal level occurs, some states are reassessing the level and scope of regulation that may be applicable to telecommunications companies. There can be no assurance that future regulatory, judicial or legislative activities will not have a material adverse effect on the Company's business, financial condition and results of operations.

  United States. The Company is a switchless distributor of long distance telephone time purchased from carriers such as, but not limited to, AT&T and MCI. The Company believes that it is not regulated as a carrier because the Company's name is not on its prepaid calling cards and the telephone number on the prepaid calling cards is that of the underlying, regulated carrier and not that of the Company. Accordingly, the Company has not obtained any federal or state authorizations. To the extent that federal or state regulators enforce applicable laws and regulations differently, the Company may be found in violation of such laws or regulations and may be required to alter its business strategy.

  The Company recently determined that, in certain instances during calendar 1998, the Company's rates for telecommunications services were above those specified in the tariffs of the underlying carrier. In these instances, certain states and the FCC would likely deem the Company to have been acting as a carrier and to have been operating in non-compliance with the requirement that such carriers be certified and/or have their own tariffs on file. As a result of such non-compliance, the FCC and state regulators could subject the Company to fines, penalties, or other sanctions which, in certain circumstances, could be applied on a per day or per violation basis. However, based on the Company's review of its product offerings and the history of federal and state enforcement efforts in the applicable jurisdictions, the Company does not believe that the failure to be in compliance with the tariffs of the underlying carriers will have a material adverse effect on the Company's business, financial condition and results of operations. In July 1998, the Company adjusted its rates for prepaid calling card services to the rates specified in the long distance tariffs of its underlying carriers and therefore believes it is currently compliant with the foregoing regulatory requirements.

  In addition, the regulation of prepaid calling card providers, particularly by state regulators, is unsettled. Even where the Company's rates do not exceed the tariffed rate, state and federal regulators might attempt to assert jurisdiction over the Company's operations. Certain states in which the Company operates, such as Florida and Louisiana, have promulgated specific laws or regulations regarding prepaid calling cards. Such laws or regulations may require, among other things, that the cards specify cost-per-minute, extra fees, expiration dates, and toll-free customer service telephone numbers. Although the Company believes that it is or will be able to comply with state laws and regulations, there can be no assurance that such laws or regulations will not have a material adverse effect on the Company's business, financial condition or results of operation.

  The sale of long distance telephone service through prepaid calling cards may be subject to "escheat" laws in various states. These laws generally provide that payments or deposits received in advance or in anticipation of the provision of utility services, including telephone service, that remain unclaimed for a specific period of time after the termination of such services are deemed "abandoned property" and must be submitted to the state. In the event such laws are deemed applicable, the Company may be required to deliver such amounts to certain states in accordance with these laws, which could have a material adverse effect on the Company's business, financial condition or results of operations.

  Pursuant to the Telecommunications Act of 1996 (the "Communications Act"), the FCC was granted the authority to implement certain policy objectives, including the establishment of the Universal Service Fund. The purpose of the Universal Service Fund is to subsidize the provision of local telecommunications services to low-income consumers, schools, libraries, health care providers and rural and insular areas that are costly to serve. Pursuant to an FCC order (the "Universal Service Order"), Universal Service Fund contributions are generally equal to approximately four percent of a carrier's interstate and international gross revenues, and approximately one percent of its intra-state "end user" gross revenues, effective January 1, 1998. The FCC will adjust the amount of these contributions each calendar quarter, and they may increase significantly in future periods. The Company's underlying carriers may pass their respective costs through to the Company. AT&T has included a charge for the Universal Service Fund in its most recent billing to the Company.

  The Company's wholly owned subsidiary, Metrophone, provides pay phone services in the United States. PSPs are subject to certain federal and state regulations. The 1996 amendments to the Communications Act empowered the FCC to promulgate rules to assure that PSPs and Independent Pay Phone Providers ("IPP") are fairly compensated for each completed intrastate and interstate call initiated at a pay phone. This authority has been interpreted by the FCC and a reviewing court to empower the FCC to regulate rates for pay phones, including rates for local coin calls, and to preempt the power previously exercised by the state regulatory commissions to set these rates. The FCC has adopted a scheme that allows local pay phone call rates to be established by market forces. On May 15, 1998, the United States Court of Appeals for the District of Columbia Circuit reviewed a challenge to the compensation scheme adopted by the FCC, and found inadequate the FCC's explanation of its market-based rate. Recognizing the disruption that would result in the industry if the FCC's order was vacated, the court remanded the FCC rule for further explanation, leaving intact the current FCC rule pending the outcome of these proceedings.

  The FCC's rules governing PSPs require that local exchange carriers make available and transmit pay phone-specific coding digits to PSPs on a tariffed basis, and that PSPs transmit these digits from pay phones to interexchange carriers ("IXCs") as a condition to receiving per-call compensation from IXCs for toll-free and access code calls placed from pay phones. This requirement has been partially waived to allow PSPs to receive compensation for such calls pending network changes that are necessary to allow PSPs to transmit pay phone-specific coding digits. The waiver has been the subject of litigation and the Company cannot be certain that the waiver will be maintained for as long as will be necessary for the Company to comply with the coding digit requirements. Other federal regulations require PSPs to offer, among other things, unrestricted access from their pay phones to operator service providers ("OSP"), the prompt routing of emergency calls and keypads that include both numbers and letters. PSPs that fail to provide unrestricted access are not entitled to receive commissions due from OSPs. FCC regulations also impose obligations for posting in the pay phone certain consumer information.

  Notwithstanding federal preemption of state rate authority, state commissions continue to have authority to regulate certain aspects of PSPs' activities, including public interest pay phone programs, reporting requirements, the location of pay phones and quality of service standards. For instance, PSPs may be required in certain states to install volume amplification devices and to insure the capability of pay phones to place both outgoing calls and receive incoming calls.

  In most states, PSPs and IPPs such as the Company may not install or offer use of a pay phone unless that telephone has the capability of accepting an emergency "911" call, and in some cases calls to an operator, without the need for the caller to insert a coin or to make any other type of payment. In certain cases, any expenses incurred in converting the capability of an existing pay phone may be considered a cost of complying with a state's emergency communications program, which may allow the PSP or IPP to receive compensation from pay phone user fees upon approval of such conversion costs by the state PUC. Some state laws assess fees for the inspection and supervision of pay phone facilities. A state also may subject PSPs and IPPs to pay phone taxes, and may prohibit the PSP or IPP from spreading the burden of these taxes to all billed customers. Some state laws regulate the types of calls which may be placed from a pay phone, particularly prohibiting calls to 700, 900, 950 or 800 numbers, other than the 800 number printed on the card. Additionally, some states prohibit PSPs and IPPs from imposing any charge on local directory assistance calls.

  Canada. In Canada, federal laws and the regulations and rulings of the CRTC generally apply to telecommunications companies. Because PhoneLine is a reseller of long-distance telephone time purchased from carriers such as Fonorola, it is required to register with the CRTC but is not otherwise directly regulated as a carrier by the CRTC or provincial regulatory authorities. As the CRTC regulates the carriers which supply the telephone time resold by PhoneLine, PhoneLine is indirectly subject to CRTC decisions applicable to those carriers.

TAX MATTERS

  United States. There is currently a 3% excise tax assessed on the retail value of the long distance telephone time resold by the Company as well as a 4.4% universal tax assessed on the wholesale price of long distance telephone time by federal regulation. These taxes are included in the cost to the Company of its purchase of long distance time from AT&T. The taxation of prepaid telephone cards sales and use is evolving and is not specifically addressed by the laws of many of the states in which the Company does business. Some states and localities charge a tax on the point-of-sale purchase of prepaid telephone cards while others charge a tax on usage of prepaid telephone cards. While the Company believes that it has adequately reserved for any state taxes it may ultimately be required to pay, there can be no assurance that this will be the case. In addition, certain states may enact legislation which specifically provides for taxation of prepaid telephone cards or may interpret current laws in a manner resulting in additional tax liabilities.

  Canada. Certain Canadian provinces may impose a direct point of sale tax on long distance telephone charges or other telecommunications services. Depending on the jurisdiction involved, this tax may be included in the cost to the Company of its long distance time from its long distance providers, or the Company may be able to acquire the long distance telephone time exempt of the tax and simply pass on the charge to its customers with the sale of prepaid calling cards. As in the United States, the taxation of prepaid telephone card sales and use is evolving and may not be specifically addressed by the laws of Canada or many of the provinces in which the Company does business. While the Company believes it has adequately reserved for any taxes it may ultimately be required to pay, there can be no assurance that this will be the case; and neither the Company nor its advisors have yet undertaken any independent investigation in this regard. In addition, Canada or certain provinces could enact legislation, which specifically provides for taxation of prepaid telephone cards or may interpret current laws in a manner resulting in additional tax liabilities. In addition, because the manufacturing of the Company's DTMs and OTCs occurs in Canada for subsequent sale to the United States, there is a possibility that either Canada or the United States taxing authorities could take issue with the Company's agreed upon transfer price. While the Company believes that the transfer prices charged between the Company and its related affiliates are appropriate, there is a possibility that additional tax could be paid in Canada if Revenue Canada takes issues with the prices charged, and reassess on the basis that greater income should have been realized in Canada.

EMPLOYEES

  As of June 30, 1998, the Company had 69 employees, 14 in management and administrative positions, 18 in the sales and marketing group, seven in manufacturing and assembly positions, eight in research and development and 22 in a service and support capacity. None of the Company's employees is a member of a labor union or is covered by a collective bargaining agreement.

LEGAL PROCEEDINGS

  The Company entered into an agreement with Frontier in April 1997 to provide Frontier's services through the Company's DTMs and OTCs through August 4, 1999. In October 1997, Frontier terminated its contract to provide the Company with long distance time and service. In 1998, the Company delivered demand letters to Frontier stating that Frontier had breached its agreement and requesting settlement discussions. To date no response has been received from Frontier.

  The Company is not aware of any pending legal proceedings against the Company that, individually or in the aggregate, would have a material adverse effect upon the Company's business, results of operations or financial condition.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  The following table sets forth the names, ages and titles of the Executive Officers, Directors and key employees of the Company.

NAME                                 AGE POSITION
----                                 --- --------
Clive Barwin(1).....................  44 Chief Executive Officer, President and Director
Peter Hough(1)(2)...................  40 Chief Operating Officer, Chief Financial
                                         Officer, Secretary and Director
Joshua Emanuel(3)...................  47 Vice President of Sales and Marketing
Garth Braun(2)(4)...................  39 Director
Louis Eisman(2)(4)..................  55 Director

--------

(1) Executive Officer.
(2) Member of Canadian Audit Committee.
(3) Mr. Emanuel is employed by DataWave Services (US) Inc.
(4) Member of United States Audit Committee and the Compensation Committee.

  Mr. Barwin has been the President and a Director of the Company since November 1993. He has served as the Company's Chief Executive Officer since March 1997 and for the period from September 1994 to October 1996. From 1984 to 1992, Mr. Barwin was President and Chief Executive Officer of Modatech Systems, Inc. ("Modatech"), which was involved in developing and marketing sales force automation software for Fortune 1000 companies and other businesses. Prior to 1984, Mr. Barwin was Chief Financial Officer of Mr. Jax Fashions, Inc., a Canadian company specializing in the manufacturing and sale of women's apparel. Mr. Barwin received a Bachelor of Commerce Degree from the University of Witwatersrand, South Africa, and a Chartered Accountant designation from Transvaal, South Africa.

  Mr. Hough has been a Director of the Company since November 1993. Additionally, he has served as the Company's Chief Operating Officer since July 1998, the Company's Secretary since August 1997 and as the Company's Chief Financial Officer since May 1997 and for the period from September 1994 to April 1996. From April 1996 through March 1997, Mr. Hough served as the Company's Vice President of Operations. From 1992 to August 1994, Mr. Hough was self-employed. Prior to 1992, Mr. Hough served as the Chief Financial Officer and Vice President of Development and Client Services for Modatech. Mr. Hough received a Bachelor of Commerce Degree from the University of Witwatersrand, South Africa, and is qualified as a Chartered Accountant in Canada.

  Mr. Emanuel has been Vice President of Sales and Marketing of DataWave Services (US) Inc. since March 1997. From 1983 to 1998, Mr. Emanuel served as President of Colorama Photo, Inc., a privately-held company that owns and operates one-hour photo labs. In addition from 1995 to 1998, Mr. Emanuel served as President of Interurbain Communications, Inc., a privately-held company previously engaged in prepaid card distribution, from which the Company purchased substantially all of the assets in May 1997 and as Vice President of Freemont Quality Products, Inc. a privately-held company engaged in the distribution of sporting goods. Mr. Emanuel received a Bachelor of Mechanical Engineering Degree from Arya-Mehr University of Technology, Iran.

  Mr. Braun has been a Director of the Company since August 1997. Since November 1992, Mr. Braun has been the Chief Executive Officer of Karmel Capital Corporation, a Canadian real estate development company. Mr. Braun also serves as a Director of RJZ Mining Corporation, Cabo Exploration Ventures Inc. and Uganda Gold Mining Ltd. Mr. Braun received a Business Administration Degree from Simon Fraser University, Canada.

  Mr. Eisman has been a Director of the Company since August 1997. From 1980 through 1992, Mr. Eisman was the President and Chief Executive Officer of Mr. Jax Fashions, Inc. Since 1980, Mr. Eisman has been a Director of Eisman Holdings Ltd., where he manages a private venture capital investment fund.

  Executive Officers of the Company are appointed by the Board and serve at its discretion. All Directors hold office until the next annual shareholders' meeting of the Company or until their successors have been duly elected and qualified. There are no family relationships between any of the Executive Officers or Directors of the Company. The Company anticipates appointing one additional non-employee Director within six months of this Offering.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board maintains two audit committees. The Canadian audit committee, consisting of Messrs. Hough, Braun and Eisman, reviews the results and scope of the annual audit and the services provided by the Company's independent auditors. The United States audit committee, consisting of Messrs. Braun and Eisman, separately reviews the results and scope of the annual audit and the services provided by the Company's independent auditors.

  The Board also maintains a compensation committee consisting of Messrs. Braun and Eisman (the "Compensation Committee"). The Compensation Committee establishes and administers the compensation of officers and employees of the Company and will administer the Company's compensation programs, including the grant of stock options. See "--Incentive Plans."

DIRECTOR COMPENSATION

  The members of the Board may be reimbursed for such reasonable travel expenses incurred in attending Board meetings. To date, the members of the Board have not received any monetary compensation. However, on August 1, 1997 the two outside Directors, Messrs. Braun and Eisman, each received an initial grant of options to purchase 20,000 Common Shares at an exercise price of C$1.50 (US$1.06) per share as compensation for serving on the Board. Immediately after completion of the Offering, Messrs. Braun and Eisman will each receive an option for an additional 12,500 Common Shares as compensation for serving on the Board. Outside directors who join the Board after the Offering will receive options to purchase 20,000 Common Shares.

EMPLOYMENT AGREEMENTS

  Upon the closing of this Offering, the Company plans to enter into an employment agreement with Clive Barwin, the Chief Executive Officer and President, for a term of three years. The agreement will provide for a minimum annual base salary of $200,000, annual incentive compensation of up to 100% of Mr. Barwin's then current base salary and benefits under the Company's benefit plans. The agreement also will provide, among other things, that if Mr. Barwin's employment with the Company is terminated (i) by the Company for Cause (as defined in the agreement), the Company will pay to Mr. Barwin his base salary and benefits through the date of termination; or (ii) by the Company without Cause or by Mr. Barwin for Good Reason (as defined in the agreement), all outstanding unvested options held by Mr. Barwin will vest immediately and the Company will pay Mr. Barwin a lump sum amount equal to the discounted present value of 24 months of his then current base salary plus 100% of the maximum amount of incentive compensation Mr. Barwin could have earned during the year in which the termination occurs. Benefits substantially similar to those set forth in clause (ii) above are provided in the event of termination of Mr. Barwin's employment due to death or disability. Pursuant to this agreement, Mr. Barwin also will receive an option to purchase at least 100,000 Common Shares per year at an exercise price equal to the fair market value of such stock on the date of grant, which shall vest monthly over a two-year period.

  Upon the closing of this Offering, the Company plans to enter into an employment agreement with Peter Hough, the Chief Operating Officer, the Chief Financial Officer and Secretary, for a term of three years. The agreement will provide for a minimum annual base salary of $160,000, annual incentive compensation of up to 100% of Mr. Hough's then current base salary and benefits under the Company's benefit plans. The agreement also will provide, among other things, that if Mr. Hough's employment with the Company is terminated (i) by the Company for Cause, the Company will pay to Mr. Hough his then current base salary and benefits through the date of termination; or (ii) by the Company without Cause or by Mr. Hough for Good Reason, all outstanding unvested options held by Mr. Hough will vest immediately and the Company will continue to pay Mr. Hough his base salary for an additional 24 months (unless he obtains employment from another employer, in which case his compensation and benefits will be offset against his base salary) and pay him a lump sum amount equal to 100% of the maximum amount of incentive compensation Mr. Hough could have earned during the year in which the termination occurs. Benefits substantially similar to those set forth in clause (ii) above are provided in the event of termination of Mr. Hough's employment due to death or disability. Pursuant to this agreement, Mr. Hough also will receive an option to purchase at least 50,000 Common Shares per year at an exercise price equal to the fair market value of such stock on the date of grant, which vest monthly over a two-year period.

EXECUTIVE COMPENSATION

  The following table sets forth a summary of certain information concerning compensation paid by the Company for the services rendered during the fiscal years ended March 31, 1998, 1997 and 1996 with respect to Executive Officers.

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                                 COMPENSATION
                                                             --------------------
                                 ANNUAL COMPENSATION                AWARDS
                         ----------------------------------- --------------------
                                                             NUMBER OF SECURITIES
NAME AND PRINCIPAL                                                UNDERLYING
POSITION                 FISCAL YEAR SALARY ($)(1) BONUS ($)     OPTIONS (#)
------------------       ----------- ------------- --------- --------------------
Clive Barwin............    1998       $ 78,400       --           276,050(2)
 Chief Executive Officer    1997         75,062       --               --
 and President              1996         62,063       --            50,000(3)
Peter Hough.............    1998       $ 69,300       --           276,050(4)
 Chief Financial Officer    1997         67,200       --               --
 and Secretary(5)           1996         53,200       --            30,000(6)

--------

(1) Immediately upon completion of the Offering, the annual minimum base salary for Mr. Barwin will increase to $200,000 and for Mr. Hough will increase to $160,000. See "--Employment Agreements."

(2) This number includes options to purchase 181,050 Common Shares granted in the fiscal year ended March 31, 1998 as well as the following repriced options to purchase: (i) 50,000 Common Shares originally granted on January 1, 1996, which were repriced from $4.41 to $1.06 per share on May 20, 1997 and (ii) 45,000 Common Shares originally granted in November 1993, which were repriced from $3.53 to $1.06 per share. The $1.06 value has been calculated based upon a repriced value equal to C$1.50 and the exchange rate on March 31, 1998. In the event the exchange rate on the date of exercise has fluctuated from the March 31, 1998 exchange rate, then the exercise price on the date of exercise will be different from $1.06.

(3) As noted in footnote (2), these options were repriced in May 1997. The $1.06 value has been calculated based upon a repriced value equal to C$1.50 and the exchange rate applicable on March 31, 1998. In the event the exchange rate on the date of exercise has fluctuated from the March 31, 1998 exchange rate, then the exercise price on the date of exercise will be different from $1.06.

(4) This number includes options to purchase 221,050 Common Shares granted in the fiscal year ended March 31, 1998 as well as the following repriced options to purchase: (i) 30,000 Common Shares originally granted on January 8, 1996, which were repriced from $4.58 to $1.06 per share on May 20, 1997 and (ii) 25,000 Common Shares originally granted on November 16, 1993, which were repriced from $3.53 to $1.06 per share on May 20, 1997. The $1.06 value has been calculated based upon a repriced value equal to C$1.50 and the exchange rate on March 31, 1998. In the event the exchange rate on the date of exercise has fluctuated from the March 31, 1998 exchange rate, then the exercise price on the date of exercise will be different from $1.06.

(5) Mr. Hough was named Chief Operating Officer effective July 15, 1998.

(6) As noted in footnote (4), these options were repriced in May 1997.

OPTION GRANTS, EXERCISES AND HOLDINGS

Option Grants

  The following table sets forth information concerning options granted to the Executive Officers during the fiscal year ended March 31, 1998.

                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                                                                           ANNUAL RATES OF
                                                                             STOCK PRICE
                                                                            APPRECIATION
                                       INDIVIDUAL GRANTS                 FOR OPTION TERM(5)
                         ---------------------------------------------- ---------------------
                                                                                              VALUE AT
                         NUMBER OF    PERCENT OF                                              ASSUMED
                         SECURITIES TOTAL OPTIONS                                              COMMON
                         UNDERLYING   GRANTED TO   EXERCISE                                    SHARE
                          OPTIONS    EMPLOYEES IN  PRICE PER EXPIRATION                       VALUE OF
NAME                     GRANTED(1) FISCAL 1998(2) SHARE(3)   DATE(4)       5%        10%      $7.50
----                     ---------- -------------- --------- ---------- ---------- ---------- --------
Clive Barwin............   51,800         7.6%      $ 1.06    05/16/02  $   15,206 $   33,601 $333,592
                           81,250        11.9         1.41    08/01/02      31,707     70,065  494,813
                           48,000         7.0         2.33    09/26/02      30,833     68,133  248,160
Peter Hough.............   33,200         4.8         1.06    05/16/02       9,746     21,536  213,808
                          139,850        20.4         1.41    08/01/02      54,576    120,599  851,687
                           48,000         7.0         2.33    09/26/02      30,833     68,133  248,160

                       OPTION GRANTS IN LAST FISCAL YEAR
--------
(1) The options granted to the Executive Officers were made pursuant to the Company's 1997 Stock Option Plan ("1997 Plan"). The options granted to the Executive Officers are not subject to a vesting period. See "--Incentive Plans--1997 Stock Option Plan."

(2) Based on options to purchase an aggregate of 685,200 Common Shares granted to Directors, employees and Executive Officers in the fiscal year ended March 31, 1998.
(3) The exercise prices were established at fair market value as determined in accordance with the 1997 Plan.
(4) The options may be exercised at any time up until the expiration date subject to certain early termination provisions. See "--Incentive Plans-- 1997 Stock Option Plan."
(5) This column shows the hypothetical gains on the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full five-year term of the options. The assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future prices of its Common Shares.

Option Exercises and Holdings

  The following table sets forth certain information regarding option exercises during the fiscal year ended March 31, 1998 and the value of unexercised options held as of March 31, 1998 by the Executive Officers.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                                                                  VALUE OF UNEXERCISED
                                                                                                  IN-THE-MONEY OPTIONS
                                              NUMBER OF SECURITIES      VALUE OF UNEXERCISED      AT MARCH 31, 1998 AT
                     NUMBER OF               UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS      ASSUMED COMMON SHARE
                      SHARES                OPTIONS AT MARCH 31, 1998     AT MARCH 31, 1998(2)      VALUE OF $7.50(3)
                     ACQUIRED      VALUE    ------------------------- ------------------------- -------------------------
NAME                ON EXERCISE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                ----------- ----------- ----------- ------------- ----------- ------------- ----------- -------------
Clive Barwin.......   50,000     $  63,750    226,050        --       $ 1,756,093      --       $ 1,365,027      --
Peter Hough........   50,000        63,750    226,050        --         1,735,582      --         1,344,516      --

--------

(1) The value realized is based on the closing price of $2.34 for the Common Shares on the VSE on the exercise date, less the exercise price of the option.

(2) The value of unexercised in-the-money options is calculated based on the difference between the closing price of $9.23 of the Common Shares on the VSE on March 31, 1998 and the option exercise price for each such option.

(3) The value of unexercised in-the-money options at an assumed Common Share value of $7.50 is calculated based on the difference between $7.50 and the option exercise price for each such option.

INCENTIVE PLANS

  The Company is in the process of implementing the Company's 1998 Stock Option Plan (the "1998 Plan") to become effective on July 31, 1998. On that date, the 1997 Plan will automatically terminate and, in accordance with Canadian securities law, options granted under the 1997 Plan will be assumed by the 1998 Plan.

  1998 Stock Option Plan. The purpose of the 1998 Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Directors and employees, to reward such of those Directors, employees, and consultants as may be awarded options under the 1998 Plan by the Board from time to time for their contributions toward the long-term goals of the Company and to enable and encourage such Directors and employees to acquire shares as long-term investments. This includes options granted prior to the implementation of the 1998 Plan, which were assumed under the 1998 Plan. The Board will, from time to time and in its sole discretion, determine those Directors and employees, if any, to whom the options are to be awarded. The aggregate number of options granted to consultants of the Company will not exceed two percent of the issued and outstanding share capital as of the award date. However, in no case will an optionee be granted an option where the number of shares that may be purchased pursuant to that option exceed, when added to the number of shares available for purchase pursuant to options previously granted to the optionee which remain exercisable, five percent of the Company's issued and outstanding share capital as of the award date of the option being granted. Approximately 1,075,000 Common Shares were reserved for issuance under the 1998 Plan, and approximately 345,000 Common Shares are available for issuance.

  The 1998 Plan will be administered by the Compensation Committee, acting as administrator under the terms of the 1998 Plan. Options granted under the 1998 Plan are not transferable by an optionee, and each option is exercisable during the lifetime of an optionee only by such optionee; provided, however, that an optionee's personal representative may exercise an optionee's options within the exercise period. The expiration date of each option will be fixed by the Board, provided that such date will be no later than the tenth anniversary of the award date of the option (except in the case of a consultant, where the expiration date will be no later than the fifth anniversary of the award date of the option).

  In general, the options will terminate 30 days following an optionee's termination of service, except in the following instances: (i) if termination resulted from death, the option will expire one year after death, or (ii) if termination of service results from cause, the option will expire the date the optionee ceases to be an employee of the Company. As set forth in the 1998 Plan, the exercise price for each option will be not less than the minimum prescribed by the organized trading facilities on which the shares trade. The VSE currently requires that the exercise price of each option will not be less than 100% of the fair market value on the date of grant, and generally will be determined by reference to the market price for the shares of the Company for the ten trading days immediately preceding the day on which the VSE receives the required notice that the Board granted the option.

  In granting the options under the 1998 Plan, the Board may provide for additional terms and conditions, including without limitation, that all outstanding options shall accelerate and be immediately exercisable in full upon certain corporation transactions, such as a merger or amalgamation.

  The 1998 Plan has been approved by the Board and by the Company's shareholders at the AGM on July 20, 1998. The effective date of the 1998 Plan is July 31, 1998, subject to approval by the VSE. The Board may terminate the 1998 Plan at any time provided that such termination will not alter the terms or conditions of any option or impair any right of any optionee pursuant to any option awarded prior to the date of such termination, which will continue to be governed by the provisions of the 1998 Plan.

  1997 Stock Option Plan. The purpose of the 1997 Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Directors and employees, to reward such of those Directors and employees as may be awarded options under the 1997 Plan by the Board from time to time for their contributions toward the long term goals of the Company and to enable and encourage such Directors and employees to acquire shares as long term investments. This includes options granted prior to the implementation of the 1997 Plan, which were assumed under the 1997 Plan. The Board will, from time to time and in its sole discretion, determine those Directors and employees, if any, to whom the options are to be awarded. The aggregate number of options granted to consultants of the Company will not exceed two percent of the issued and outstanding share capital as of the award date. However, in no case will an optionee be granted an option where the number of shares that may be purchased pursuant to that option exceed, when added to the number of shares available for purchase pursuant to options previously granted to the optionee which remain exercisable, five percent of the Company's issued and outstanding share capital as of the award date of the option being granted. 903,800 Common Shares were reserved for issuance under the 1997 Plan and no Common Shares are available for issuance. The 1997 Plan will terminate once the 1998 Plan is in effect and all outstanding options under the 1997 Plan will be assumed under the 1998 Plan.

  The 1997 Plan is currently administered by the Secretary of the Company on the instructions of the Board. Options granted under the 1997 Plan are not transferable by an optionee, and each option is exercisable during the lifetime of an optionee only by such optionee; provided, however, that an optionee's personal representative may exercise an optionee's options within the exercise period. The expiration date of each option will be fixed by the Board, provided that such date will be no later than the tenth anniversary of the award date of the option.

  In general, the options will terminate 30 days following an optionee's termination of service, except in the following instances: (i) if termination resulted from death, the option will expire one year after death, or (ii) if termination of service results for cause, the option will expire the date the optionee ceases to be an employee of the Company. As set forth in the 1997 Plan, the exercise price of each option generally will not be less than the market price for the shares of the Company for the ten trading days immediately preceding the day on which the VSE receives the required notice that the Board granted the option.

  In granting the options under the 1997 Plan, the Board may provide for additional terms and conditions, including without limitation, that all outstanding options shall accelerate and be immediately exercisable in full upon certain corporate transactions, such as a merger or amalgamation.

  The 1997 Plan was approved by the Board and shareholders and became effective on August 1, 1997. The Board may terminate the 1997 Plan at any time provided that such termination will not alter the terms or conditions of any option or impair any right of any optionee pursuant to any option awarded prior to the date of such termination, which will continue to be governed by the provisions of the 1997 Plan.

                             CERTAIN TRANSACTIONS

  Common Shares totalling 625,000 are currently subject to escrow agreements (the "Escrow Agreements") by and among the Company, the Montreal Trust Company of Canada ("Montreal Trust"), Messrs. Barwin and Hough, and certain other individuals. Pursuant to the terms of the Escrow Agreements, the Common Shares subject to the Escrow Agreements are restricted from trading until released from escrow as the Company meets certain net income and positive cash flow requirements. Companies in which Messrs. Barwin and Hough hold an interest have made offers (the "Escrow Offers") to purchase an aggregate of 42,000 Common Shares, or 70%, of the escrow shares held by two shareholders (the "Escrow Vendors") for a nominal amount (C$1.00) and the release of the Escrow Vendors' remaining shares in escrow. In addition, the Escrow Offer provides that for each share released to the Escrow Vendors, Messrs. Barwin and Hough will place an equal number of their unrestricted Common Shares in escrow. Upon completion of the Escrow Offer, Messrs. Barwin and Hough will each own 246,250 Common Shares subject to the Escrow Agreements. The Company has received approval for the early release of the escrow shares contingent on certain events. See "Description of Capital Stock--Common Shares" and "Risk Factors-- Escrow Shares and Compensation Expense."

  On March 11, 1997, Messrs. Hough, Barwin and Braun participated in a private placement of 300,000 units. Each unit consisted of one Common Share and one non-transferrable share purchase warrant, at a price of $0.73 per unit, which price was determined based on the average ten-day trading price of the Common Shares on the VSE. Each warrant entitled the purchaser to subscribe for one additional Common Share at a price of $0.70 per share until March 11, 1998, and thereafter at a price of $0.81 per share until March 11, 1999. Messrs. Hough, Barwin and Braun purchased 53,000, 35,000 and 16,000 units, respectively.

  In 1995, the Company entered into a letter agreement and lease financing agreement with Financial Solutions Designed, Inc. ("FSD") concerning the financing and leasing of DTMs. The first phase of the lease financing was arranged by FSD through Norwest Equipment Financing, Inc. ("Norwest") and Manufacturers' Bank. Both FSD and Ted Steffien, founder and chief executive officer of FSD and, at the time, a Director of the Company, guaranteed the lease financing. In October 1996, the Company repurchased the outstanding balance on the Norwest portion of the lease financing.

  In September 1995, the Company agreed to subscriptions from Clive Barwin and Peter Hough to purchase 30,000 and 45,000 Common Shares, respectively, from the Company at a price of $4.63 per share. Messrs. Barwin and Hough abstained from voting on this transaction.

  The Company believes that each of the above transactions was made on terms no less favorable to the Company than it could have obtained from unaffiliated third parties. All future transactions between the Company and its officers, Directors, principal shareholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested outside Directors on the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth as of July 20, 1998 certain information regarding the beneficial ownership of Common Shares held by (i) each Director and Executive Officer of the Company, (ii) all the Directors and executive officers as a group, (iii) each person who is known by the Company to be the owner (or beneficial owner) of 5.0% or more of the outstanding Common Shares and (iv) each of the Company's current shareholders who is offering to sell Common Shares in this Offering.

                           BENEFICIAL OWNERSHIP      SHARES TO BENEFICIAL OWNERSHIP
                         PRIOR TO THE OFFERING(1)     BE SOLD  AFTER THE OFFERING(1)
                         ---------------------------  IN THE   ------------------------
                            SHARES        PERCENT    OFFERING    SHARES      PERCENT
                         -------------  ------------ --------- -----------  -----------
DIRECTORS AND EXECUTIVE
 OFFICERS(2):
-----------------------
Clive Barwin(3).........       598,868         10.6%  26,000       572,868        6.6%
Peter Hough(4)..........       609,402         10.7   26,000       583,402        6.7
Garth Braun(5)..........        83,700          1.6   16,000        67,700          *
Louis Eisman(6).........        36,000            *    8,000        28,000          *
All Directors and
 Executive Officers
 as a Group (4
 persons)(7)............     1,327,970         22.1   76,000     1,251,970       13.9
OTHER PRINCIPAL AND
 SELLING SHAREHOLDERS:
----------------------
Joshua Emanuel(8).......       117,366          2.2   10,000       107,366        1.3
David Emanuel(9)........       123,333          2.3   10,000       113,333        1.4
Freemont Quality
 Products, Inc.(10).....        40,000            *   24,000        16,000          *
Applied
 Telecommunications
 Technologies IV,
 N.V.(11)...............       145,891          2.6   25,333       120,558        1.7

--------
 * Less than one percent.

 (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all Common Shares beneficially owned by them. For purposes of the table, Common Shares are considered beneficially owned by a person if such person has or shares voting or investment power with respect to such share. As a result, the same security may be beneficially owned by more than one person and, accordingly, in some cases, the same shares are listed opposite more than one name in the table.

 (2) Unless otherwise indicated, the address of each of the named individuals is c/o DataWave Systems Inc., 101 West 5th Avenue, Vancouver, British Columbia, Canada V5Y 1H9.

 (3) Mr. Barwin is the President, Chief Executive Officer and a Director of the Company. The total number of Common Shares beneficially owned by Mr. Barwin includes (i) options to purchase 226,050 Common Shares,
     (ii) warrants for 35,000 Common Shares, (iii) 26,666 Common Shares held by Clive Barwin Computer Consultants, Inc., which is owned equally by Mr. Barwin and his wife, (iv) 216,250 Common Shares held in escrow pursuant to certain escrow agreements and (v) 21,000 Common Shares to be purchased within the next 60 days pursuant to the Escrow Offer. See "Description of Capital Stock" and "Certain Transactions."

 (4) Mr. Hough is the Chief Operating Officer, Chief Financial Officer, Secretary and a Director of the Company. The total number of Common Shares beneficially owned by Mr. Hough includes (i) options to purchase 226,050 Common Shares, (ii) warrants for 53,000 Common Shares and (iii) 21,000 Common Shares to be purchased within the next 60 days pursuant to the Escrow Offer. In addition, the total number of Common Shares beneficially owned by Mr. Hough includes 241,830 Common Shares which are held by Marble Arch Development Corp. ("Marble Arch"). 216,250 of these shares are held in escrow pursuant to the Escrow Agreements. See "Description of Capital Stock" and "Certain Transactions." Mr. Hough and his wife equally own Marble Arch.

 (5) Mr. Braun is a Director of the Company. The total number of Common Shares beneficially owned by Mr. Braun includes options to purchase 20,000 Common Shares.

 (6) Mr. Eisman is a Director of the Company. The total number of Common Shares beneficially owned by Mr. Eisman includes options to purchase 20,000 Common Shares.

 (7) The total number of Common Shares beneficially owned by the Directors and Executive Officers as a group includes options and warrants to purchase 580,100 Common Shares and a right to purchase 42,000 Common Shares within the next 60 days pursuant to the Escrow Offer. See "Description of Capital Stock" and "Certain Transactions."

 (8) Mr. Joshua Emanuel is the Vice President of Sales and Marketing of DataWave Services (US) Inc. The total number of Common Shares beneficially owned by Mr. Emanuel includes (i) options to purchase 27,366 Common Shares and (ii) warrants for 10,000 Common Shares.

 (9) Mr. David Emanuel is an employee of DataWave (US). The total number of Common Shares beneficially owned by Mr. Emanuel includes (i) options to purchase 3,333 Common Shares and (ii) warrants for 10,000 Common Shares.

(10) Freemont Quality Products, Inc., c/o 231 West Parkway, Pompton Plains, New Jersey 07444. A 25% ownership interest in Freemont Quality Products, Inc. is held by each of Messrs. Joshua Emanuel and David Emanuel.

(11) Applied Telecommunications Technologies IV, N.V. ("ATT IV"), B. Gorsiraweg, Curacao, Netherlands Antilles. This number includes (i) warrants for 108,989 Common Shares and (ii) warrants for 11,569 Common Shares held by ATTI, an affiliate of ATT IV.

                         DESCRIPTION OF CAPITAL STOCK

   As of July 20, 1998, the authorized capital stock of the Company consisted of 12,500,000 Common Shares, without par value, and 5,374,675 Common Shares were outstanding and held by 169 holders of record. At the AGM on July 20, 1998, the Company received approval from its shareholders to increase the Company's authorized capital stock to 50,000,000. The following summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of the Company's Altered Memorandum and Articles, copies of which are attached as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON SHARES

  Generally. Each Common Share entitles the holder to one vote on all matters submitted to a vote of the shareholders. The Board may from time to time declare and authorize payment of such dividends, if any, as they may deem advisable out of funds or assets properly available. There are no pre-emptive rights to subscribe for any additional shares that the Company may issue and there are no redemption provisions or sinking fund provisions applicable to the Common Shares, nor are the Common Shares subject to calls or assessments by the Company. All outstanding Common Shares are, and all Common Shares to be outstanding upon completion of this Offering will be, legally issued, fully paid and nonassessable.

  Escrow Shares. As of July 20, 1998, there were 625,500 Common Shares (the "Escrow Shares") held in escrow by Montreal Trust, as escrow agent, pursuant to the Escrow Agreements with certain shareholders, including Messrs. Barwin and Hough. Holders of the Escrow Shares generally hold all voting and other rights applicable to Common Shares; however, such holders have waived their rights to vote to cancel the Escrow Shares, to receive dividends on the Escrow Shares and to participate in the assets and property of the Company on a winding up or a dissolution of the Company with respect to the Escrow Shares. On July 16, 1998, the Company received approval from the VSE and BCSC to release all of the Escrow Shares following the Offering, provided the gross proceeds of the Offering are at least $20,000,000. In the event the gross proceeds of the Offering are less than $20,000,000, the Escrow Shares are eligible for release as the Company meets certain net income and positive cash flow requirements. See "Certain Transactions" and "Risk Factors--Escrow Shares and Compensation Expense."

  Pooling Agreements. Pursuant to pooling agreements dated November 16, 1993, February 9, 1996 and June 30, 1997 between the Company, Montreal Trust and certain shareholders of the Company, such shareholders have agreed to place 141,550 of the Escrow Shares released from escrow in a pool (the "Pooled Shares"), which provides for a time based release of the Pooled Shares to the shareholders. Of the total Pooled Shares, 76,800 will be released from the pool in equal annual installments over a four year period. The remaining Pooled Shares will be released from the pool in equal annual installments over a three year period.

REGISTRATION RIGHTS

  As of July 20, 1998, ATTI and ATT IV held non-transferable share purchase warrants to purchase an aggregate of 120,558 Common Shares. Under the terms of these warrants, ATTI and ATT IV may require the Company to register Common Shares held by them in connection with a registration statement filed by the Company for the public offering of its shares or shares held by another shareholder. The Company will pay all expenses of such registration including, under the terms of certain warrants, fees and disbursements of counsel for ATTI and ATT IV and underwriters discounts applicable to their shares.

  Upon completion of this Offering, the Company will issue warrants to purchase an aggregate of up to 314,533 Common Shares to Morgan Keegan & Company, Inc. and Laidlaw Global Securities Inc. (the "Representatives"). The Representatives may require the Company to register these Common Shares with a registration statement filed by the Company for the public offering of its Common Shares or the Common Shares held by another shareholder of the Company. The Company will pay all expenses of such registration.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Altered Memorandum and Articles of the Company limit the liability of the Directors to the fullest extent permitted by the British Columbia Company Act. In addition, the Altered Memorandum and Articles provide that the Company shall indemnify Directors and officers of the Company to the fullest extent permitted by such law.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Shares is ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon"). ChaseMellon's address is 235 Montgomery Street, 23rd Floor, San Francisco, California 94104, and its telephone number is (415) 743-1421. The co-transfer agent for the Common Shares is Montreal Trust. Montreal Trust's address is 510 Burrard Street, 4th Floor, Vancouver, British Columbia, Canada, V6C 3B9, and its telephone number is (604) 661-9400.

CERTAIN LEGAL CONSEQUENCES OF INCORPORATION IN BRITISH COLUMBIA, CANADA

  The Company is organized under the laws of British Columbia, Canada. Principles of law relating to matters affecting the validity of corporate procedures, the fiduciary duties of the Company's management, Directors and controlling shareholders and the rights of the Company's shareholders differ from, and may not be as protective of, shareholders as those that would apply if the Company were incorporated in a jurisdiction within the United States. Effective upon the closing of the Offering, the Company's Altered Memorandum and Articles, as approved at the Company's Annual General Meeting held on July 20, 1998, will provide, among other things, that (i) the Board may increase the number of Directors by up to one-third of the then existing number of Directors without shareholder approval; (ii) the Board may appoint an executive committee with authority to take action on any matter on which the Board could act, and (iii) the Company's President must be a Director. In addition, (i) shareholders holding five percent of the Common Shares may call a shareholder's meeting; and (ii) the affirmative votes of the holders of 75% of the Common Shares present at a meeting in which a quorum is present is required for the approval of certain fundamental changes. Certain of these provisions could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, the courts of British Columbia, Canada may not enforce liabilities predicated upon United States federal securities laws.

CERTAIN CANADIAN FEDERAL INCOME TAX AND OTHER LAW CONSIDERATIONS

  A brief description is included below of certain taxes, including withholding taxes, to which United States security holders are subject under existing tax laws and regulations of Canada. The consequences, if any, of provincial taxes are not considered. The following information is general and security holders should seek the advice of their own tax advisors, tax counsel or accountants with respect to the applicability or effect on their own individual circumstances of the matters referred to herein.

  U.S. citizens and individual residents and domestic corporations are taxed on their worldwide income. Therefore, dividends and capital gains of U.S. taxpayers will also be subject to U.S. income tax. U.S. shareholders should consult their own tax advisors regarding specific questions as to U.S. federal, state or local taxes.

  The discussion under this heading summarizes the principal Canadian federal income tax consequences of acquiring, holding and disposing of Common Shares by a shareholder of the Company who is not a resident of Canada but is a resident of the United States and who will acquire and hold Common Shares as capital property for the purposes of the Tax Act. This summary does not apply to a shareholder who carries on business in Canada through a "permanent establishment" situated in Canada or performs independent personal services in Canada. This summary is based on the provisions of the Tax Act and the regulations thereunder and on an understanding of the administrative practices of Revenue Canada, and takes into account all specific proposals to amend the Tax Act or regulations made by the Minister of Finance of Canada as of the date hereof. It has been assumed that there will be no other relevant amendment of any governing law although no assurance can be given in this respect. This discussion is general only and is not a substitute for independent advice from a shareholder's own Canadian and U.S. tax advisor.

  The provisions of the Tax Act are subject to income tax treaties to which Canada is a party, including the Convention.

  Dividends on Common Shares. Under the Tax Act, a nonresident of Canada is subject to Canadian withholding tax at the rate of 25% on dividends paid or deemed to have been paid by a corporation resident in Canada. The Convention limits the rate to 15% if the shareholder is a resident of the United States and the dividends are beneficially owned by and paid to him, and to five percent if the shareholder is also a corporation that beneficially owns at least ten percent of the voting stock of the payor corporation.

  The Convention generally exempts from Canadian income tax dividends paid to a religious, scientific, literary, educational or charitable organizations if the organization is a resident of the United States and such dividend income is exempt from income tax under the laws of the United States or to an organization constituted and operated exclusively to administer a pension, retirement or employee benefit fund or plan.

  Disposition of Common Shares. Under the Tax Act, a taxpayer's capital gain or capital loss from the disposition of Common Shares of the Company is the amount, if any, by which his proceeds of disposition exceed (or are exceeded by, respectively) the aggregate of his adjusted cost base of such shares and reasonable expenses of disposition. Three-quarters of a capital gain (the "taxable capital gain") is included in income, and three-quarters of a capital loss in a year (the "allowable capital loss") is deductible from taxable capital gains realized in the same year. The amount by which a shareholder's allowable capital loss exceeds the taxable capital gain in a year may be deducted from a taxable capital gain realized by the shareholder in the three previous or any subsequent year, subject to certain restrictions in the case of a corporate shareholder and subject to adjustment when the capital gains inclusion rate in the year of disposition differs from the inclusion rate in the year the deduction is claimed.

  If a Common Share is disposed of to the Company other than in the open market in the manner in which shares would normally be purchased by the public, the proceeds of disposition will be considered as limited to the paid-up capital of the share as defined in the Tax Act and the balance will be deemed to be a dividend and subject to withholding tax as discussed above. In the case of a shareholder that is a corporation, the amount of any capital loss otherwise determined will be reduced by the amount of dividends previously received in respect of the shares disposed of, unless the corporation owned the shares for at least 365 days prior to sustaining the loss and (together with corporations, persons and other entities, with whom the corporation was not dealing at arm's length) did not own more than five percent of the shares of any class of the corporation from which the dividend was received. These loss limitation rules may also apply where a corporation is a member of a Partnership or a beneficiary of a trust that owned the shares disposed of, and to, certain individuals who have received capital dividends.

  Under the Tax Act, a nonresident of Canada is subject to Canadian tax on taxable capital gains, and may deduct allowable capital losses, realized on a disposition of "taxable Canadian property." Common Shares will constitute taxable Canadian property of a shareholder at a particular time if the shareholder used the shares in carrying on business in Canada, or if at any time in the five years immediately preceding the disposition 25 percent or more of the issued shares of any class or series in the capital stock of the Company belonged to one or more persons in a group comprising the shareholder and persons with whom the shareholder did not deal at arm's length.

  The Convention relieves United States residents from liability for Canadian tax on capital gains derived on a disposition of shares unless

  (a) the value of the shares is derived principally from "real property" in Canada, including the right to explore for or exploit natural resources and rights to amounts computed by reference to production,

  (b) the shareholder was resident in Canada for 120 months during any period of 20 consecutive years preceding, and at any time during the ten years immediately preceding, the disposition and the shares were owned by him when he ceased to be resident in Canada, or

  (c) the shares formed part of the business property of a "permanent establishment" that the holder has or had in Canada within the 12 months preceding the disposition.

  When a holder dies holding Common Shares, such holder will be deemed for Canadian tax purposes to have disposed of such Common Shares for an amount equal to the fair market value thereof immediately before such holder's death and will be subject to the tax treatment with respect to dispositions described above. Any person who acquires such Common Shares as a consequence of the death of such holder will be deemed to have acquired such shares for the fair market value at that time. There is currently no Canadian federal estate tax.

  Investment Canada Act. The Investment Canada Act (the "ICA") prohibits the acquisition of control of a Canadian business by non-Canadians without review and approval of the Investment Review Division of Industry Canada, the agency that administers the ICA, unless such acquisition is exempt from review under the provisions of the ICA. The Investment Review Division of Industry Canada must be notified of such exempt acquisitions. The ICA covers acquisitions of control of corporate enterprises, whether by purchase of assets, shares or "voting interests" of an entity that controls, directly or indirectly, another entity carrying on a Canadian business. The ICA will have no effect on the acquisition of shares covered by this Prospectus.

  Apart from the ICA, there are no other limitations on the right of nonresident or foreign owners to hold or vote securities imposed by Canadian law or the Company's Memorandum or Articles. There are no other decrees or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to nonresident holders of the Company's Common Shares, except as discussed elsewhere herein.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company expects to have 8,374,675 Common Shares outstanding (assuming the Underwriters' over-allotment option is not exercised). Of these shares, the 3,145,333 Common Shares sold in the Offering and 3,902,102 additional Common Shares will be tradeable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of the Company (an "Affiliate"), as that term is defined in Rule 144 under the Securities Act ("Rule 144"), which will be subject to the resale limitations of Rule 144. The remainder of the shares outstanding will be unregistered but will be eligible for trading pursuant to Rule 144, as more fully discussed below.

SALE OF RESTRICTED SHARES

  In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the "Restricted Securities," as that phrase is defined in Rule 144, were acquired from the Company and the date they are acquired from an Affiliate, then the holder of such restricted securities (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of one percent of the then outstanding Common Shares (approximately 83,747 shares immediately after this Offering based upon the number of Common Shares outstanding on July 20, 1998) or the average weekly reported volume of trading of the Common Shares on the Nasdaq National Market during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notice of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements without regard to the one-year period. As a result of Rule 144, such Restricted Shares will be available for sale in the public market as follows: (i) 493,870 Restricted Shares will be eligible for sale pursuant to Rule 144 upon completion of the Offering and
(ii) the remaining 833,370 Restricted Shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods under Rule 144.

  Under Rule 144(k), if a period of at least two years has lapsed between the later of the date Restricted Shares were acquired from the Company and the date they were acquired from an Affiliate, as applicable, a holder of such Restricted Shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least 90 days prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

OPTIONS AND WARRANTS

  In addition, the Common Shares issuable upon the exercise of options to purchase 727,690 Common Shares and warrants to purchase 323,557 Common Shares will, in each case, be eligible for sale from time to time upon expiration of the respective one-year holding periods after the date of exercise of such options or warrants, as the case may be, in accordance with Rule 144.

LOCK-UP AGREEMENTS

  Notwithstanding the foregoing, the Company, and certain of its Directors, executive officers and shareholders will enter into lock-up agreements ("Lock-up Agreements"). The Lock-up Agreements prohibit sales, offers to sell, contracts to sell and otherwise prohibit the disposition of any Common Shares or securities convertible into or exercisable or exchangeable for Common Shares for a period of 180 days after the date of the Offering. 815,870 Common Shares held by the Selling Shareholders will be subject to the Lock-up Agreements.

ESCROW SHARES

  As of July 20, 1998, 625,500 Common Shares were held in escrow by Montreal Trust pursuant to the Escrow Agreements with certain shareholders, including Messrs. Barwin and Hough. If the gross proceeds from the Offering are at least $20,000,000, all of the Escrow Shares will be released from escrow. In the event the gross proceeds from the Offering are less than $20,000,000, the same conditions currently applicable to release of the Escrow Shares will continue to apply. Upon any such release, certain shares will remain subject to voluntary pooling agreements, while the holders of the remaining Escrow Shares would be able to sell such shares on the public market pursuant to the conditions and limitations of Rule 144 and subject to any Lock-up Agreements. See "Certain Transactions," "Description of Capital Stock" and "Risk Factors-- Escrow Shares and Compensation Expense."

  The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Shares in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Risk Factors-- Shares Eligible for Future Sale" and "Principal and Selling Shareholders."

                               UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement"), the Company and the Selling Shareholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Morgan Keegan & Company, Inc. and Laidlaw Global Securities Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Shareholders the respective number of Common Shares set forth opposite each Underwriter's name below:

                                                                       NUMBER OF
      UNDERWRITER                                                       SHARES
      -----------                                                      ---------
      Morgan Keegan & Company, Inc. ..................................
      Laidlaw Global Securities Inc...................................
                                                                       ---------
          Total....................................................... 3,145,333
                                                                       =========

  Under the terms and conditions of the Underwriting Agreement, the obligations of the several Underwriters to pay for and accept delivery of the Common Shares offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares offered hereby (other than those covered by Underwriters' over-allotment option described below), if any such shares are taken.

  The Underwriters initially propose to offer part of the Common Shares directly to the public at the public offering price set forth on the cover page of this Prospectus, and part to certain securities dealers at a price
that represents a concession not in excess of $    per share under the public
offering price. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $    per share to other Underwriters or to certain
brokers and dealers. After the Common Shares are released for sale to the public, the Offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 471,800 additional Common Shares at the public offering price set forth on the cover of this Prospectus, less underwriting discounts and commission. To the extent such option is exercised, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage of such additional Common Shares as the number set forth next to such underwriters name in the preceding table, bears to the 3,145,333 Common Shares offered hereby. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the sale of the Common Shares offered hereby.

  The Company has agreed to pay the Representatives a financial advisor fee of $150,000 upon consummation of this Offering. The Company has also agreed to issue to the Representatives warrants to purchase from the Company up to 314,533 Common Shares at an exercise price per share equal to 135% of the Offering price (the "Underwriters' Warrants"). The Underwriters' Warrants are exercisable for a period of four years beginning one year from the date of this Prospectus. The Underwriters' Warrants may not be sold, transferred, assigned, pledged or hypothecated by any person for a period of one year following the effective date of the Offering, except (i) by operation of law or in the event of the reorganization of the Company or (ii) a transfer to any underwriter participating in the Offering and the bona fide officers or partners thereof and the Common Shares issuable upon exercise of the Underwriters' Warrants may be so transferred, if all securities so transferred or received remain subject to the same restrictions on transfer for the remainder of the initially applicable time period. Thereafter, the Underwriters' Warrants are transferable, subject to compliance with applicable securities laws. The Underwriters' Warrants will also contain provisions for appropriate adjustments in the event of stock splits, stock dividends, combinations, reorganizations or recapitalizations. In addition, the Company has granted certain rights to the holders of the Underwriters' Warrants to register the Common Shares underlying the Underwriters' Warrants under the Securities Act.

  See "Shares Eligible for Future Sale" for a description of certain arrangements by which the officers, Directors, and certain shareholders of the Company have agreed not to sell or otherwise dispose of Common Shares or convertible securities of the Company for up to 180 days after the date of this Prospectus without the prior consent of Morgan Keegan & Company, Inc. The Company has agreed in the Underwriting Agreement that it will not, offer, pledge, issue, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, or announce any offer, pledge, sale, grant of any option to purchase or other disposition, directly or indirectly, any Common Shares or securities convertible into, exercisable or exchangeable for, Common Shares, for up to 180 days after the date of this Prospectus without the prior consent of Morgan Keegan & Company, Inc.

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  In order to facilitate the offering of the Common Shares, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Shares. Specifically, the Underwriters may over-allot the Common Shares in connection with this Offering, creating a short position in the Common Shares for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Shares, the Underwriters may bid for, and purchase, the Common Shares in the open market. The Underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing Common Shares in this Offering, if the Underwriters repurchase previously distributed Common Shares in transactions to cover their short positions, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, the Common Shares in market making transactions and impose penalty bids. Any of these activities may stabilize or maintain the market price of the Common Shares above the market level that may otherwise prevail. The Underwriters are not required to engage in these activities, and may terminate any such activities at any time.

  Prior to this Offering, the public market for the Common Shares has been in Canada on the VSE and in the United States on the OTCBB. The Offering price will be negotiated among the Company and the Representatives. Among the factors to be considered in determining the Offering price of the Common Shares, in addition to prevailing market conditions, will be the Company's current share price as posted on the VSE and the OTCBB, historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The Company has applied for listing of its Common Shares on the Nasdaq National Market under the symbol "DWAVF."

  The Company and each Selling Shareholder have agreed to indemnify the several Underwriters against, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Common Shares offered hereby and certain other matters will be passed upon for the Company by Paul, Hastings, Janofsky & Walker LLP, San Francisco, California and Campney & Murphy, Vancouver, British Columbia. Certain legal matters will be passed upon for the Underwriters by Gray Cary Ware & Freidenrich LLP, Palo Alto, California.

                                    EXPERTS

  The Consolidated Financial Statements of DataWave Systems Inc. as of March 31, 1998, 1997 and 1996, and for the years then ended appearing in this Prospectus and the Registration Statement have been audited by Deloitte & Touche, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The Financial Statements of Metrophone Telecommunication Inc. as of March 31, 1998 and December 31, 1997 and for the year ended December 31, 1997 and the three month period ended March 31, 1998 have been audited by Deloitte & Touche, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files certain reports with the SEC. The Company has filed with the SEC a Registration Statement on Form S-1 (together with all amendments thereto, the "Registration Statement") under the Securities Act, with respect to the Common Shares offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Shares offered hereby, reference is made to any reports filed with the SEC in accordance with the Exchange Act, the Registration Statement and to the exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the SEC at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048 at prescribed rates. The SEC maintains a web site (http://www.sec.gov) that contains material regarding issuers that file electronically with the SEC. Prior to the filing of the Registration Statement, the Company has not filed any reports or documents electronically with the SEC.

  The Company intends to furnish its shareholders with annual reports containing financial statements audited by independent accountants.

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

  The Company is organized under the laws of British Columbia, Canada where the Company's principal executive office is located. The Company has appointed DataWave Services (US) Inc. as its agent upon whom process may be served in any action brought against the Company under the securities laws of the United States. However, outside the United States, it may be difficult for investors to enforce judgments against the Company obtained in the United States in any such actions, including actions, predicated upon civil liability provisions of United States securities laws. In addition, most of the Company's officers and all of its Directors reside outside the United States and nearly all of the assets of these persons and of the Company are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against the Company or such persons judgments predicated upon the liability provisions of the United States securities laws. There is substantial doubt as to the enforceability against the Company or any of its Directors and officers located outside the United States in original actions or in actions of enforcement of judgments of United States courts of liabilities predicated on the civil liability provisions of United States federal securities laws.

                           EXCHANGE RATE INFORMATION

  All monetary amounts in this Prospectus are expressed in United States dollars except where otherwise indicated. The following table sets forth the exchange rates, based on the noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, for the conversion of United States dollars into Canadian dollars in effect at the end of the following periods, and the average exchange rates (based on the average of the exchange rates on the last day of each month in such periods) and the range of high and low exchange rates for such periods. Stated in terms of U.S. Dollars per one Canadian Dollar.

                                                YEAR ENDED MARCH 31,
                                    --------------------------------------------
                                      1994     1995     1996     1997     1998
                                    -------- -------- -------- -------- --------
   High............................ US$0.792 US$0.740 US$0.743 US$0.746 US$0.732
   Low.............................    0.733    0.708    0.726    0.722    0.683
   Average.........................    0.764    0.724    0.734    0.735    0.713
                                    -------- -------- -------- -------- --------
   Period End......................    0.733    0.710    0.732    0.722    0.705

  On July 20, 1998, the noon rate of exchange, as reported by the Federal Reserve Bank of New York for the conversion of U.S. Dollars into Canadian Dollars, was US$0.672 to C$1.00.

                             DATAWAVE SYSTEMS INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Consolidated Financial Statements of DataWave Systems Inc.
  Independent Auditors' Report.............................................  F-2
  Consolidated Balance Sheets..............................................  F-3
  Consolidated Statements of Operations....................................  F-4
  Consolidated Statements of Changes in Shareholders' Equity...............  F-5
  Consolidated Statements of Cash Flows....................................  F-6
  Notes to the Consolidated Financial Statements...........................  F-8
Financial Statements of Metrophone Telecommunications, Inc.
  Independent Auditors' Report............................................. F-22
  Balance Sheets........................................................... F-23
  Statements of Loss and Deficit........................................... F-24
  Statements of Cash Flows................................................. F-25
  Notes to the Financial Statements........................................ F-26
Unaudited Pro Forma Consolidated Financial Information..................... F-29
  Pro Forma Consolidated Balance Sheet..................................... F-30
  Pro Forma Consolidated Statement of Operations .......................... F-31
  Notes to the Pro Forma Consolidated Financial Information................ F-32

  The accompanying Consolidated Financial Statements give effect to the completion of the 1-for-5 reverse split of the Company's outstanding common shares which will take place prior to the Offering. The following report is in the form which will be furnished by Deloitte & Touche upon completion of the reverse stock split of the Company's outstanding common shares described in
Note 14 to the Consolidated Financial Statements and assuming that, from June 4, 1998 to the date of such event, no other events have occurred which would alter the accompanying Consolidated Financial Statements and Notes thereto.

                         INDEPENDENT AUDITORS' REPORT

To the Directors of
DataWave Systems Inc.:

  We have audited the consolidated balance sheets of DataWave Systems Inc. as at March 31, 1998 and 1997 and the consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three year period ended March 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 1998 and 1997 and the results of its operations and cash flows for each of the years in the three year period ended March 31, 1998 in accordance with accounting principles generally accepted in the United States.

Deloitte & Touche
Chartered Accountants
Vancouver, British Columbia, Canada
June 4, 1998

                             DATAWAVE SYSTEMS INC.

                          CONSOLIDATED BALANCE SHEETS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                             MARCH 31,
                                                      ------------------------
                       ASSETS                            1997         1998
                       ------                         -----------  -----------
CURRENT ASSETS
  Cash and cash equivalents.......................... $   326,162  $   860,247
  Inventories (Note 4)...............................     380,481      769,338
  Accounts receivable................................     209,300      557,800
  Prepaid expenses...................................     102,532      228,418
                                                      -----------  -----------
    Total current assets.............................   1,018,475    2,415,803
ADVANCES AND DEPOSIT ON ACQUISITION (Note 3(d))......         --       438,330
MACHINERY AND EQUIPMENT, NET (Note 5)................   1,171,098    1,476,466
INVESTMENT IN JOINT VENTURE (Note 6).................         --       207,001
ACQUIRED INTANGIBLE ASSETS, NET......................     188,669      470,664
OTHER ASSETS.........................................         --        85,543
                                                      -----------  -----------
TOTAL ASSETS......................................... $ 2,378,242  $ 5,093,807
                                                      ===========  ===========
        LIABILITIES AND SHAREHOLDERS' EQUITY
        ------------------------------------
CURRENT LIABILITIES
  Accounts payable................................... $   947,299  $ 1,666,689
  Other accrued liabilities..........................     108,094      266,644
  Security deposits..................................      51,787       27,193
  Current portion of long-term debt (Note 7).........     196,497      497,841
                                                      -----------  -----------
    Total current liabilities........................   1,303,677    2,458,367
LONG-TERM DEBT, LESS CURRENT PORTION (Note 7)........     588,514    1,021,333
                                                      -----------  -----------
TOTAL LIABILITIES....................................   1,892,191    3,479,700
                                                      -----------  -----------
COMMITMENTS AND CONTINGENCIES (Notes 11 and 12)
SHAREHOLDERS' EQUITY:
  Common Shares, no par value, 10,000,000 shares
   authorized, 4,177,305 and 5,287,632 shares issued
   and outstanding at March 31, 1997 and March 31,
   1998, respectively (Note 8).......................   8,058,492    9,711,122
  Share warrants.....................................         --        62,952
  Shares to be issued................................     652,625          --
  Accumulated deficit................................  (8,225,066)  (8,159,967)
                                                      -----------  -----------
    Total shareholders' equity.......................     486,051    1,614,107
                                                      -----------  -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........... $ 2,378,242  $ 5,093,807
                                                      ===========  ===========

   The accompanying notes are an integral part of these financial statements

                             DATAWAVE SYSTEMS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                      (EXPRESSED IN UNITED STATES DOLLARS)

                                           FOR THE YEAR ENDED MARCH 31,
                                       ---------------------------------------
                                           1996          1997         1998
                                       ------------  ------------  -----------
REVENUES.............................. $  1,263,161  $  3,148,565  $ 9,676,434
                                       ------------  ------------  -----------
OPERATING COSTS AND EXPENSES
  Cost of revenues excluding
   depreciation and amortization......    1,076,378     3,110,072    6,211,310
  General and administrative..........      731,779     1,586,405    1,425,578
  Selling and marketing...............      638,646       773,695      551,599
  Research and development............      206,709       163,337      134,070
  Depreciation and amortization.......      129,866       446,645      894,765
  (Gain) loss on foreign exchange.....      (10,806)       32,442       28,437
  Write-down of inventory (Note 4)....      352,258       328,740          --
  Loss on investment in limited
   partnership........................      242,390           --           --
  Loss on termination of distribution
   agreements ........................      179,200           --           --
                                       ------------  ------------  -----------
    Total operating expenses..........    3,546,470     6,441,336    9,245,759
                                       ------------  ------------  -----------
OPERATING (LOSS) INCOME...............   (2,283,259)   (3,292,771)     430,675
                                       ------------  ------------  -----------
Interest expense......................      (44,927)     (333,640)    (365,576)
                                       ------------  ------------  -----------
NET (LOSS) INCOME..................... $ (2,328,186) $ (3,626,411) $    65,099
                                       ============  ============  ===========
NET (LOSS) INCOME PER SHARE (Note
 2(l))
  BASIC............................... $      (0.94) $      (1.11) $      0.02
                                       ============  ============  ===========
  DILUTED............................. $      (0.94) $      (1.11) $      0.01
                                       ============  ============  ===========
WEIGHTED AVERAGE SHARES OUTSTANDING...    2,464,398     3,266,755    4,091,411


   The accompanying notes are an integral part of these financial statements

                             DATAWAVE SYSTEMS INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                                          TOTAL
                           COMMON                  SHARE     SHARES TO  ACCUMULATED   SHAREHOLDERS'
                           SHARES     AMOUNT     WARRANTS    BE ISSUED    DEFICIT        EQUITY
                          --------- ----------- -----------  ---------  ------------  -------------
BALANCE AT APRIL 1,
 1995...................  2,255,438 $ 1,991,955 $ 1,592,919  $     --   $ (2,270,469)  $ 1,314,405
Shares issued for cash..    316,000   1,388,866         --         --            --      1,388,866
Conversion of special
 warrants...............    666,667   1,592,919  (1,592,919)       --            --            --
Shares issued on
 purchase of
 partnership............     72,056     232,411         --         --            --        232,411
Shares issued on
 exercise of share
 purchase warrants......    298,410   1,052,141         --         --            --      1,052,141
Shares issued on
 exercise of stock
 options................      9,734      35,526         --         --            --         35,526
Net loss................        --          --          --         --     (2,328,186)   (2,328,186)
                          --------- ----------- -----------  ---------  ------------   -----------
BALANCE AT MARCH 31,
 1996...................  3,618,305   6,293,818         --         --     (4,598,655)    1,695,163
Shares issued on
 exercise of share
 purchase warrants......     75,000     178,636         --         --            --        178,636
Shares issued on
 exercise of stock
 options................      4,000      14,598         --         --            --         14,598
Shares to be issued on
 acquisition of
 Interurbain assets.....        --          --          --     652,625           --        652,625
Shares issued on
 exercise of special
 warrants (net of issue
 expenses of $205,943)..    480,000   1,571,440         --         --            --      1,571,440
Net loss................        --          --          --         --     (3,626,411)   (3,626,411)
                          --------- ----------- -----------  ---------  ------------   -----------
BALANCE AT MARCH 31,
 1997...................  4,177,305   8,058,492         --     652,625    (8,225,066)      486,051
Shares issued for cash..    300,000     213,888         --         --            --        213,888
Warrants issued to ATTI
 (Note 7)...............        --          --       85,543        --            --         85,543
Shares issued on
 exercise of share
 purchase warrants......    186,333     164,831     (22,591)       --            --        142,240
Shares issued on
 acquisitions (Note 3)..    424,494     934,414         --    (652,625)          --        281,789
Shares issued for costs
 relating to the joint
 venture (Note 6).......     33,000     147,591         --         --            --        147,591
Shares issued on
 exercise of stock
 options................    166,500     191,906         --         --            --        191,906
Net income..............        --          --          --         --         65,099        65,099
                          --------- ----------- -----------  ---------  ------------   -----------
BALANCE AT MARCH 31,
 1998...................  5,287,632 $ 9,711,122 $    62,952  $     --   $ (8,159,967)  $ 1,614,107
                          ========= =========== ===========  =========  ============   ===========


   The accompanying notes are an integral part of these financial statements

                             DATAWAVE SYSTEMS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                            FOR THE YEAR ENDED MARCH 31,
                                        ---------------------------------------
                                            1996          1997         1998
                                        ------------  ------------  -----------
OPERATING ACTIVITIES
  Net (loss) income...................  $ (2,328,186) $ (3,626,411) $    65,099
  Adjustments to reconcile net (loss)
   income to net cash (used in) pro-
   vided by operating activities:
   Depreciation and amortization......       129,866       446,645      894,765
   Write-down of inventory............       352,258       328,740          --
   Loss on investment in limited part-
    nership...........................       242,390           --           --
  Net change in non-cash working capi-
   tal items:
   Inventory..........................      (534,693)     (198,868)    (259,552)
   Accounts receivable................        26,541      (168,100)     (51,321)
   Prepaid expenses...................       (69,319)      (24,735)    (125,886)
   Accounts payable...................       158,511       488,017      114,769
   Other accrued liabilities..........        38,213        50,371      143,111
   Security deposits..................       (73,758)       51,791      (24,594)
                                        ------------  ------------  -----------
Net cash (used in) provided by operat-
 ing activities.......................    (2,058,177)   (2,652,550)     756,391
                                        ------------  ------------  -----------
INVESTING ACTIVITIES
  Purchase of machinery and equip-
   ment...............................      (750,861)     (438,626)    (804,096)
  Acquisition of businesses, net of
   cash acquired (Note 3).............           --            --      (212,378)
  Investment in limited partnership...        (8,760)          --           --
  Advances and deposit on acquisi-
   tion...............................           --            --      (438,330)
  Investment in joint venture.........           --            --       (59,410)
                                        ------------  ------------  -----------
Net cash (used in) investing activi-
 ties.................................      (759,621)     (438,626)  (1,514,214)
                                        ------------  ------------  -----------
FINANCING ACTIVITIES
  Proceeds from long-term debt........       753,852       839,160    1,209,244
  Repayment of long-term debt.........       (77,971)     (176,699)    (438,227)
  Amount paid on cancellation of
   lease..............................           --       (556,756)         --
  Term deposit used for collateral on
   debt...............................      (985,200)      985,200          --
  Issue of common shares..............     2,476,533     1,764,675      548,034
  Repayment of other loans............        (8,217)          --           --
                                        ------------  ------------  -----------
Net cash provided by financing activi-
 ties.................................     2,158,997     2,855,580    1,319,051
                                        ------------  ------------  -----------
Effect of Exchange Rate Changes.......         5,912        (6,505)    (27,143)
                                        ------------  ------------  -----------
(DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS..........................      (652,889)     (242,101)     534,085
CASH AND CASH EQUIVALENTS, BEGINNING
 OF YEAR..............................     1,221,152       568,263      326,162
                                        ------------  ------------  -----------
CASH AND CASH EQUIVALENTS, END OF
 YEAR.................................  $    568,263  $    326,162  $   860,247
                                        ============  ============  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
Cash paid for interest................  $     43,928  $    301,585  $   319,722
                                        ============  ============  ===========
Cash paid for income taxes............  $        --   $        --   $       --
                                        ============  ============  ===========

   The accompanying notes are an integral part of these financial statements

                             DATAWAVE SYSTEMS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                FOR THE YEAR ENDED MARCH 31,
                                              ---------------------------------
                                                 1996        1997       1998
                                              ----------- ---------- ----------
SUPPLEMENTAL DISCLOSURE OF NON-CASH
 INVESTING AND FINANCING ACTIVITIES
 (CONTINUED):
Common shares issued to acquire assets and
 businesses (Note 3)........................  $       --  $      --  $  934,579
                                              =========== ========== ==========
Obligation to issue shares incurred in
 exchange for specified assets (Note 3).....  $       --  $  652,625 $      --
                                              =========== ========== ==========
Common shares issued for costs in connection
 with formation of the joint venture (Note
 6).........................................  $       --  $      --  $  147,591
                                              =========== ========== ==========
Share purchase warrants granted to ATTI
 (Note 7)...................................  $       --  $      --  $   85,543
                                              =========== ========== ==========
Conversion of share warrants outstanding to
 common shares .............................  $ 1,592,919 $      --  $   22,591
                                              =========== ========== ==========



   The accompanying notes are an integral part of these financial statements

                             DATAWAVE SYSTEMS INC.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                     (EXPRESSED IN UNITED STATES DOLLARS)

1. NATURE OF OPERATIONS

  DataWave Systems Inc. designs, develops, produces, owns and manages a proprietary, intelligent, automated direct merchandising network (the "DataWave System"). The Company uses the DataWave System to distribute prepaid calling cards. The DataWave System is comprised of DataWave Telecard Merchandisers ("DTMs"), which are free-standing "smart" machines capable of dispensing multiple prepaid product offerings, and over-the-counter "swipe" units ("OTCs") for point-of-sale prepaid retailing, all of which are connected to the Company's proprietary server software and databases through a wireless and/or land line wide area network. Effective January 15, 1997, the Company changed its name from DataWave Vending Inc. to DataWave Systems Inc.

2. SIGNIFICANT ACCOUNTING POLICIES

  These Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States and include the following significant accounting policies:

  (a) Accounting estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (b) Principles of consolidation

  The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated.

  (c) Revenue and cost recognition

  The Company's revenues are primarily generated from the resale of prepaid long distance telephone time, principally from the sale of prepaid calling cards. Revenue and the related costs are recognized on the sale of prepaid calling cards at the date of sale because the proceeds and direct costs are determinable, collection is reasonably assured and the Company does not provide nor control the provision of the related telephone time. The liability for telephone time cost is recorded at the date that the prepaid calling card is activated. On April 1, 1998, the Company transferred its Canadian operations into a joint venture, PhoneLine (see Note 6). PhoneLine owns its own switch to control the provision of telephone service and the Company therefore intends to recognize its 40% interest in the operations of PhoneLine after adjustment to recognize PhoneLine's calling card revenue on the same basis as the related telephone time is utilized.


  (d) Cash and cash equivalents

  Cash and cash equivalents include cash on hand and highly liquid money market instruments with original terms to maturity of less than 90 days.

  (e) Inventories

  Inventories include prepaid preactivated calling cards, parts and supplies and work-in-progress for DTM and other machines being assembled, all of which are valued at the lower of cost and net realizable value.

                             DATAWAVE SYSTEMS INC.

  (f) Machinery and equipment

  Machinery and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated over the estimated useful lives of machinery and equipment as follows:

Computer equipment and software               30% declining balance
Office equipment                              20% declining balance
Other machinery and equipment                 30% declining balance
Vending, DTM and OTC equipment                3 years straight-line
Leasehold improvements                        4 years straight-line

  (g) Acquired intangible assets

  Acquired intangible assets consist of the acquired contracts, rights and workforce obtained in recent acquisitions by the Company and are being amortized on a straight line basis over three years. Amortization of acquired intangible assets for the fiscal years ended March 31, 1998, 1997 and 1996 amounted to $175,618, $16,944 and $0, respectively.


  (h) Long-lived assets

  The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of, issued by the Financial Accounting Standards Board ("FASB"). SFAS No. 121 establishes accounting standards for the measurement and impairment of long-lived assets, certain identifiable intangibles and goodwill. The Company periodically reviews long-lived assets, including acquired intangibles, to assess recoverability and records impairment losses when indicators of impairment are present and undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In performing this assessment, the Company considers whether the long-lived asset should be completely or partially written off or the amortization period accelerated.

  (i) Income taxes

  The Company accounts for income taxes using the asset and liability method. Under this method, deferred income taxes are recorded using tax laws and enacted rates for the years in which the taxes are expected to be paid. Deferred income taxes are recorded for items when there is a temporary difference in recording such items for financial reporting and income tax reporting.

  (j) Foreign currency translation

  The Company's functional currency is the U.S. dollar since it is the currency of the primary economic environment in which the Company and its subsidiaries operate.

  Assets and liabilities denominated in foreign currencies have been translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenues and expenses denominated in foreign currencies have been translated at rates approximating exchange rates in effect at the time of the transactions. Exchange gains or losses arising from foreign currency transactions have been included in the statement of operations.

  (k) Stock-based compensation plans

  The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Effective fiscal 1996, the Company adopted the disclosure only option of SFAS No. 123, Accounting for Stock-based Compensation. SFAS No. 123 requires that companies

                             DATAWAVE SYSTEMS INC.

which do not choose to account for stock-based compensation as prescribed by the statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted.

  (l) Net (loss) income per share

  In February 1997, FASB issued SFAS No. 128, Earnings per Share (SFAS No.
128), which established new standards for computing and presenting earnings per share effective for both interim and annual periods ending after December 15, 1997. With SFAS No. 128, primary earnings per share is replaced by basic earnings per share which is computed by dividing income available to common shareholders by the weighted average number of shares outstanding for the period. In addition, SFAS No. 128 requires the presentation of diluted earnings per share which includes the potential dilution that could occur if potentially dilutive securities were exercised or converted into common shares. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. The Company has applied SFAS No. 128 in its computation of (loss) income per share.

  (m) Recent pronouncements

  In June 1997, FASB issued SFAS No. 130, Reporting Comprehensive Income, (SFAS No. 130) which is required to be adopted for fiscal years beginning on or after December 15, 1997. SFAS No. 130 establishes standards for the reporting of comprehensive income and its components in financial statements. Reclassification of financial statements for earlier periods presented is required. The impact of SFAS No. 130 on the Company's financial statements is not expected to be material.

  In June 1997, FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, (SFAS No. 131) which is required to be adopted for fiscal years beginning on or after December 15, 1997. SFAS No. 131 establishes new standards for the reporting of segmented information in annual financial statements and requires the reporting of certain selected segmented information on interim reports to shareholders. The Company adopted SFAS No. 131 during fiscal 1998 (Note 9).

  (n) Fair value of financial instruments

  The Company estimates that the carrying values of its cash and cash equivalents, accounts receivable, advances and deposit on acquisition, accounts payable, other accrued liabilities, and security deposits approximate fair value at March 31, 1997 and 1998. The fair value of long-term debt has been estimated at $2,031,306 as of March 31, 1998 (March 31, 1997--$829,214)
as compared to net carrying value of $1,519,174 (March 31, 1997--$785,011).

3. ACQUISITIONS

  (a) On June 10, 1997, the Company purchased all of the issued and outstanding shares of Phone Line International (PLI) Inc. ("PLI"), a company which distributes prepaid calling cards, for cash of $252,890, the issue of 101,351 common shares of the Company at a value of $270,954, and the payment of costs associated with the acquisition of $19,328. The purchase agreement specified the value of the common share consideration as $270,954 with the number of shares to be issued to be determined based on a formula of dividing the foregoing by 80% of the average trading price of the Company's common shares on the Vancouver Stock Exchange for the last 20 trading days in the month of November 1997. The acquisition was accounted for by the purchase method and the results of operations of PLI have been consolidated from June 10, 1997.

  (b) On November 17, 1997, the Company acquired all the issued and outstanding shares of Cardxpress Vending, Inc. ("Cardxpress"), a company which operates vending equipment, for cash of $156,914 and 3,142

                             DATAWAVE SYSTEMS INC.

common shares of the Company valued at $11,000. The value of common shares issued was based on the closing price of the Company's common shares on the day that the Company agreed to acquire Cardxpress. The acquisition was accounted for by the purchase method and the results of operations of Cardxpress have been consolidated from November 17, 1997.

  (c) Effective January 1, 1997, the Company purchased certain assets and rights of Interurbain Communications, Inc. ("Interurbain") for 320,000 common shares of the Company at a value of $652,625. These shares were originally scheduled to be issued in four tranches of 42,000, 42,000, 118,000 and 118,000 shares on April 1, July 1, October 1, 1997 and January 1, 1998, respectively. The exact number of shares to be issued were subject to adjustment in the event of certain conditions including the extent to which the weighted average trading price of the Company's common shares exceeded a specified threshold. All shares were issued at the originally agreed amounts during the fiscal year ended March 31, 1998 and the value of the shares was determined based on the closing price of the Company's shares on December 31, 1996, as specified in the acquisition agreement.

  In connection with the acquisition, the Company also granted to specified principals of Interurbain warrants to acquire an aggregate of 40,000 common shares of the Company at an exercise price of $C5.00 (US$3.71) for a period of two years following closing. The Company also agreed to grant employee stock options to certain former Interurbain employees who were being retained by the Company to acquire an aggregate of 40,000 common shares at a price of $C5.00 (US$3.71) for a period of 5 years following the date of closing. These options vest in four semi-annual tranches commencing six months from the date of closing. The employee stock options granted are considered a stock compensation arrangement and under APB 25 are not recorded as compensation expense.

  The Company has recorded the Interurbain acquisition by the purchase method during the year ended March 31, 1997. The assets acquired and related operating results have been consolidated from January 1, 1997.

  (d) Effective April 21, 1998, the Company purchased all of the issued and outstanding shares of Metrophone Telecommunications Inc. ("Metrophone"), a company that operates payphones, for $1.3 million, consisting of cash of $700,000 and 67,432 common shares at a value of $8.90 per share, which, pursuant to the acquisition agreement, was calculated as the average of the closing prices of the Company's shares for the ten day period preceding the date the agreement was finalized.

  At March 31, 1998, an initial deposit of $150,000 and cumulative advances to Metrophone of $288,330 have been accounted for at cost as the closing date of the acquisition was April 21, 1998 and the assets and operations of Metrophone were not acquired until that date. In addition, in April 1998, 10,000 common shares at a value of $5.10 per share were issued as consideration for a finder's fee in connection with the acquisition. These shares were valued based on the closing price of the Company's shares on the date the initial letter of intent was signed, being the date the service was deemed rendered. The acquisition of Metrophone was recorded by the purchase method in April 1998 and included the purchase of intangible assets with an estimated fair value of approximately $1.7 million. These assets consist principally of long term contracts to provide pay phone service to specified locations and will be amortized on a straight line basis over five years commencing on the date of acquisition.

  (e) The following pro forma information combines the consolidated results of operations of the Company and the unaudited results of operations of PLI, Interurbain and Cardxpress for the years ended March 31, 1997 and 1998, as if PLI, Interurbain and Cardxpress had been purchased by the Company on April 1, 1996, after including the impact of the pro forma adjustment for revised amortization expense due to recording of goodwill and the fair value of assets acquired on each acquisition.

                             DATAWAVE SYSTEMS INC.

                                                       YEAR ENDED MARCH 31,
                                                     --------------------------
                                                         1997          1998
                                                     ------------  ------------
Revenues............................................ $  5,762,685  $ 10,541,338
Net (loss) income for the year...................... $ (3,849,653) $     78,308
Basic and diluted (loss) income per common share.... $      (0.95) $       0.02

  The pro forma results of operations are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire period presented and are not intended to be a projection of future results.

4. INVENTORIES

                                                                 MARCH 31,
                                                            -------------------
                                                              1997      1998
                                                            --------- ---------
Prepaid preactivated calling cards......................... $  73,962 $ 147,706
Parts and supplies.........................................   140,635   479,056
Work-in-progress...........................................   165,884   142,575
                                                            --------- ---------
                                                            $ 380,481 $ 769,337
                                                            ========= =========

  During the fiscal years ended March 31, 1997 and 1996 the Company recognized write-downs in the value of inventory in the amount of $328,740 and $352,258, respectively. The 1997 write-down represents the decline in net realizable value of obsolete parts and supplies for DTM and other machines and unused cards and supplies relating to discontinued promotional programs. The 1996 provision represents the write-off of obsolete parts and supplies relating to a photographic electronic merchandiser which was discontinued.

5. MACHINERY AND EQUIPMENT

                              MARCH 31,
                                1997                MARCH 31, 1998
                             ----------- ------------------------------------
                              NET BOOK               ACCUMULATED   NET BOOK
                                VALUE       COST     DEPRECIATION    VALUE
                             ----------- ----------- ------------ -----------
   Computer equipment and
    software................ $    81,342 $   189,119 $   107,781  $    81,338
   Office equipment.........      34,436      65,933      22,999       42,934
   Other machinery and
    equipment...............       5,423      38,004       6,803       31,201
   Vending, DTM and OTC
    equipment...............   1,048,804   2,425,291   1,120,596    1,304,695
   Leasehold improvements...       1,093      18,818       2,520       16,298
                             ----------- ----------- -----------  -----------
                             $ 1,171,098 $ 2,737,165 $ 1,260,699  $ 1,476,466
                             =========== =========== ===========  ===========

6. INVESTMENT IN JOINT VENTURE

  Effective April 1, 1998, the Company entered into a corporate joint venture with DCI Telecommunications, Inc. ("DCI"), which was incorporated under the Canada Business Corporations Act under the name Phone Line CardCall International Inc. ("PhoneLine"). In connection with the formation of PhoneLine, on March 31, 1998, the Company issued 33,000 common shares at a value of $147,591 to a third party as consideration for a finders fee and incurred additional costs of $59,410 on behalf of PhoneLine for an aggregate cost to March 31, 1998 of $207,001.

                             DATAWAVE SYSTEMS INC.

  Under the terms of the agreement, a subsidiary of DCI provided initial capital of $280,958; $42,144 for 60,000 common shares of PhoneLine and $238,814 by way of loan (the "DCI Loan"). DCI also contributed specified assets with an attributed value of $238,814. DataWave provided initial capital of $449,533; $28,096 for 40,000 common shares of PhoneLine, and $421,440 by way of loan (the "DW Loan"). The Company also contributed specified assets with an attributed value of $421,440 for cash.

  The DW Loan and DCI Loan rank pari passu, bear interest at 12% per annum and are repayable as the directors of PhoneLine may determine.

  The Company has a 40% interest in the joint venture. For a period of two years from the closing date the Company shall also have the right to purchase 9,000 of the PhoneLine shares held by DCI at a price of C$27.77 (US$19.56) per share which, if exercised, would increase the Company's interest in PhoneLine to 49%.

  PhoneLine has a board of six directors, three of whom shall be nominees of DCI and three of whom shall be nominees of the Company.

  The Company's investment in PhoneLine will be recorded on the equity basis whereby the investment is initially recorded at cost and the carrying value adjusted thereafter to include the Company's pro rata share of the earnings or loss of PhoneLine.

7. LONG-TERM DEBT

                                                                MARCH 31,
                                                          ---------------------
                                                            1997       1998
                                                          --------- -----------
Applied Telecommunications Technologies Inc.............. $ 604,935 $ 1,390,841
Manufacturers Bank.......................................   180,076     128,333
                                                          --------- -----------
                                                            785,011   1,519,174
Less: current portion....................................   196,497     497,841
                                                          --------- -----------
                                                          $ 588,514 $ 1,021,333
                                                          ========= ===========

  (a) In December 1996, a subsidiary of the Company entered into a financing arrangement with Applied Telecommunications Technologies Inc. ("ATTI") to finance up to approximately $2 million of equipment at effective interest rates approximating 33% with varying terms to July 2001. On December 23, 1996, ATTI assigned the arrangement to an affiliate. Funding was received in a series of tranches and is secured by a first charge over the equipment and a general charge over all the assets of the Company including its subsidiaries. As partial consideration for the financing arrangement, the Company granted ATTI and/or an affiliate non-transferable share purchase warrants to acquire 80,000 common shares of the Company. The exercise price of the warrants was determined by calculating the average trading price of the Company's common shares for the 10 business days preceding each funding. To March 31, 1998, the Company had granted warrants to purchase 80,000 shares at exercise prices between C$1.45 (US$1.03) and C$3.90 (US$2.86) per share. At March 31, 1998, warrants to purchase 54,666 common shares were outstanding. The fair value of the warrants issued to ATTI was determined using the Black-Scholes option pricing model assuming a risk-free rate of interest of 6% and an expected volatility at the dates of issuance between 35% and 131% and is recorded as deferred financing charges at the date of issuance and amortized as additional interest expense over the term of the related loan.

                             DATAWAVE SYSTEMS INC.

  (b) In April 1996, a subsidiary of the Company entered into a financing arrangement with Manufacturers Bank to finance approximately $165,000 of equipment at an effective interest rate of approximately 42% repayable in monthly installments of $6,290 until September 1999. The arrangement is secured by a first charge over the related equipment.

  (c) The following are the minimum payments due in each of the succeeding years:

   1999............................................................ $   836,903
   2000............................................................     823,543
   2001............................................................     425,699
   2002............................................................      51,967
                                                                    -----------
   Total...........................................................   2,138,112
   Less Interest...................................................    (618,938)
                                                                    -----------
                                                                    $ 1,519,174
                                                                    ===========

8. COMMON SHARES

  (a) Escrow and pooling arrangements

    As at March 31, 1998, 1997 and 1996, there were 625,500 common shares held in escrow by the Company's registrar and transfer agent. The escrow shares will be released from escrow pro rata to the holders of the shares as, and if, the Company meets certain net earnings and cash flow requirements. The escrow shares are entitled to vote and are included in the number of issued and outstanding shares at March 31, 1997 and 1998 as disclosed on the balance sheet, however, they have been excluded from consideration in the calculation of earning (loss) per share on the basis that they are considered contingently issuable shares under FAS 128.

    Pursuant to pooling agreements dated November 16, 1993, February 9, 1996 and June 30, 1997 between the Company, Montreal Trust Company of Canada and certain shareholders of the Company, such shareholders have agreed to place 141,550 of the shares released from escrow in pool. Under the terms of the agreements, Montreal Trust will retain custody of the pooled share certificates and the shareholders will be precluded from selling or transferring the shares, subject to specified exceptions, until such time as the shares are released from pool. A total of 76,800 of the pooled shares will be released on the basis of 25% one year from the initial release of the pooled shares from escrow and a further 25% each year thereafter. The remaining pooled shares will be released from the pool on the basis of 33 1/3% one year from the initial release of the pooled shares from escrow and a further 33 1/3% each year thereafter.

    Subsequent to March 31, 1998, certain shareholders and officers of the Company have offered to purchase 70% of the escrow shares held by the other escrow shareholders for a nominal amount. Such purchased escrow shares would be released from escrow subject to a hold period , one third of such shares to be released on the first day of each consecutive month following the closing of the transaction. Concurrent with the release of the shares, two officers of the Company will place into escrow pursuant to the Escrow Agreements a number of their unrestricted common shares equal to the number of the shares being released from escrow. Any escrow shares that are released from escrow and that are subject to voluntary pooling agreements will continue to be subject to those agreements. The Company has received regulatory approval to release the 625,500 common shares from escrow following the offering described in Note 15, provided the gross proceeds of the offering are at least $20,000,000. In the event that the gross proceeds of the offering are less than $20,000,000, the same conditions currently applicable to release of the escrow shares will continue to apply.

    In accordance with the provisions in APB 25 for recording the value of contingently issuable shares, the Company will record a compensation expense for 469,500 shares presently included in escrow which

                             DATAWAVE SYSTEMS INC.

  are held by directors, officers and employees of the Company, on such date as the Company meets the specified net earnings and cash flow requirements referred to above or the shares are otherwise released from escrow by the regulatory authorities.

  (b) Share purchase warrants

    On June 7, 1995 the Company issued in a private placement special warrants to purchase an aggregate of 666,667 common shares. Each warrant was convertible into one common share at no additional consideration and one warrant to purchase one half a common share at an exercise price of C$6.25 (US$4.54).

    On October 5, 1995 the Company issued a warrant to purchase 28,000 shares at an exercise price of C$6.25 (US$4.54) per share to an agent in connection with a private placement of the Company's shares.

    On July 10, 1996 the Company issued special warrants to purchase an aggregate of 480,000 common shares for cash consideration, net of issue expenses, of $1,571,440. The agents to this offering were issued warrants to purchase 30,000 common shares at an exercise price of C$5.75 (US$4.56) per share.

    Since October 1996 the Company has granted warrants to purchase an aggregate of 80,000 shares to a lender, as described in Note 7, at exercise prices between C$1.45 (US$1.03) and C$3.90 (US$2.86) per share.

    On May 12, 1997, pursuant to an agreement dated March 11, 1997, the Company issued an aggregate of 300,000 shares, together with warrants to purchase an additional 300,000 shares for cash consideration of $213,888. The warrants have an exercise price of C$1.15 (US$1.02) per share.

    Pursuant to the acquisition of Interurbain as described in Note 3, the Company granted warrants to specified principals of Interurbain to acquire an aggregate of 40,000 common shares at a price of C$5.00 (US$3.71) for a period of five years following closing.

    As at March 31, 1998, there were outstanding share purchase warrants to purchase an aggregate of 257,667 common shares. Each warrant entitles the holder to purchase common shares of the Company at prices between C$1.00 (US$0.70) and C$5.75 (US$4.05) per share and expire at various dates to December 14, 1999.

    The Company accounts for share purchase warrants and options issued to consultants or third parties by determining the fair value of such warrants and options at the date of grant using a Black-Scholes pricing methodology consistent with SFAS 123. The Company records such value as a charge to operations or capital expenditure depending on the nature of services provided.

  (c) Share purchase options

    During the year ended March 31, 1998, the Company announced that 191,000 shares of its capital stock have been reserved for incentive stock options to be granted to employees and directors of the Company at a price of $C1.50 (US$1.06) for a period of five years expiring on May 20, 2002. In addition, the exercise price of certain previously granted employee and director stock options for 223,800 shares were reduced to $C1.50 (US$1.06) per share, the then fair value of the Company's common shares.

    (i) Stock Option Plan

    1998 Stock Option Plan. The purpose of the 1998 Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Directors and employees, to reward such of those Directors and employees as may be awarded options under the 1998 Plan by the Board from time to time for their contributions toward the long-term goals of the Company and to enable and encourage such Directors and employees to acquire shares as long-term investments. This includes options granted prior to the implementation of the 1998 Plan, which were assumed under the 1998 Plan. The Board will, from time

                             DATAWAVE SYSTEMS INC.

  to time and in its sole discretion, determine those Directors and employees, if any, to whom the options are to be awarded. The aggregate number of options granted to consultants of the Company will not exceed 2% of the issued and outstanding share capital as of the award date. However, in no case will an optionee be granted an option where the number of shares that may be purchased pursuant to that option exceed, when added to the number of shares available for purchase pursuant to options previously granted to the optionee which remain exercisable, 5% of the Company's issued and outstanding share capital as of the award date of the option being granted. Approximately 1,075,000 Common Shares were reserved for issuance under the 1998 Plan and approximately 345,000 Common Shares are available for issuance.

    The 1998 Plan will be administered by the Secretary of the Company on the instructions of the Board. Options granted under the 1998 Plan are not transferable by an optionee, and each option is exercisable during the lifetime of an optionee only by such optionee; provided, however, that an optionee's personal representative may exercise an optionee's options within the exercise period. The expiration date of each option will be fixed by the Board, provided that such date will be no later than the tenth anniversary of the award date of the option (except in the case of a consultant, where the expiration date will be no later than the fifth anniversary of the award date of the option).

    In general, the options will terminate 30 days following an optionee's termination of service, except in the following instances; (i) if termination resulted from death, the option will expire one year after death, or (ii) if termination of service results from cause, the option will expire the date the optionee ceases to be an employee of the Company. As set forth in the 1998 Plan, the exercise price for each option will be not less than the minimum prescribed by the organized trading facilities on which the shares trade. The VSE currently requires that the exercise price of each option will not be less than 100% of the fair market value on the date of grant, and generally will be determined by reference to the market price for the shares of the Company for the ten trading days immediately preceding the day on which the VSE receives the required notice that the Board granted the option.

    In granting the options under the 1998 Plan, the Board may provide for additional terms and conditions, including without limitation, that all outstanding options shall accelerate and be immediately exercisable in full upon certain corporation transactions, such as a merger or amalgamation.

    The 1998 Plan is scheduled for approval by the Board and by the Company's shareholders at the AGM on July 20, 1998. The effective date is scheduled to be July 31, 1998, subject to approval by the Vancouver Stock Exchange. The Board may terminate the 1998 Plan at any time provided that such termination will not alter the terms or conditions of any option or impair any right of any optionee pursuant to any option awarded prior to the date of such termination, which will continue to be governed by the provisions of the 1998 Plan.

    1997 Stock Option Plan. The purpose of the 1997 Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Directors and employees, to reward such of those Directors and employees as may be awarded options under the 1997 Plan by the Board from time to time for their contributions toward the long term goals of the Company and to enable and encourage such Directors and employees to acquire shares as long term investments. This includes options granted prior to the implementation of the 1997 Plan, which were assumed under the 1997 Plan. The Board will, from time to time and in its sole discretion, determine those Directors and employees, if any, to whom the options are to be awarded. The aggregate number of options granted to consultants of the Company will not exceed 2% of the issued and outstanding share capital as of the award date. However, in no case will an optionee be granted an option where the number of shares that may be purchased pursuant to that option exceed, when added to the number of shares available for purchase pursuant to options previously granted to the optionee which remain exercisable, 5% of the Company's issued and outstanding share capital as of the award date of the option being granted. Approximately 730,000 Common Shares were reserved for issuance under the 1997 Plan and no Common Shares are available for issuance. The 1997 Plan will terminate once the 1998 Plan is in effect and all outstanding options under the 1997 Plan will be assumed under the 1998 Plan.

                          DATAWAVE SYSTEMS INC.

    The 1997 Plan is currently administered by the Secretary of the Company on the instructions of the Board. Options granted under the 1997 Plan are not transferable by an optionee, and each option is exercisable during the lifetime of an optionee only by such optionee; provided, however, that an optionee's personal representative may exercise an optionee's options within the exercise period. The expiration date of each option will be fixed by the Board, provided that such date will be no later than the tenth anniversary of the award date of the option.

    In general, the options will terminate 30 days following an optionee's termination of service, except in the following instances: (i) if termination resulted from death, the option will expire one year after death, or (ii) if termination of service results for cause, the option will expire the date the optionee ceases to be an employee of the Company. As set forth in the 1997 Plan, the exercise price of each option generally will not be less than the market price for the shares of the Company for the ten trading days immediately preceding the day on which the VSE receives the required notice that the Board granted the option.

    In granting the options under the 1997 Plan, the Board may provide for additional terms and conditions, including without limitation, that all outstanding options shall accelerate and be immediately exercisable in full upon certain corporate transactions, such as a merger or amalgamation.

    The 1997 Plan was approved by the Board and shareholders and became effective on August 1, 1997. The Board may terminate the 1997 Plan at any time provided that such termination will not alter the terms or conditions of any option or impair any right of any optionee pursuant to any option awarded prior to the date of such termination, which will continue to be governed by the provisions of the 1997 Plan.


  The following table summarizes stock option activity for each of the three years ended March 31, 1998, 1997 and 1996:

                                             NUMBER OF SHARES PRICE PER SHARE(1)
                                             ---------------- ------------------
Balance, April 1, 1995......................      195,600        $2.82--$4.58
  Granted...................................      178,600        $3.66--$4.58
  Exercised.................................       (9,733)       $3.52
  Cancelled.................................      (44,867)       $3.52--$4.40
                                                 --------        ------------
Balance, March 31, 1996.....................      319,600        $2.82--$4.58
  Granted...................................      158,200        $1.06--$4.19
  Exercised.................................       (4,000)       $3.52
  Cancelled.................................     (103,400)       $3.52--$4.38
                                                 --------        ------------
Balance, March 31, 1997.....................      370,400        $1.06--$4.58
  Granted...................................      792,200        $1.06--$2.92
  Exercised.................................     (166,500)       $1.06--$3.52
  Cancelled.................................     (240,800)       $1.06--$4.40
  Re-priced to $1.06/share..................     (223,800)       $2.82--$4.58
  Re-priced to $1.06/share..................      223,800        $1.06
                                                 --------        ------------
Balance, March 31, 1998.....................      755,300        $1.06--$3.66
                                                 ========        ============

--------

(1) The exercise price of options is denominated in Canadian dollars and is converted into U.S. dollars for the purposes of this table at an exchange rate of 1C$=0.7045 US$.

                             DATAWAVE SYSTEMS INC.

    As at March 31, 1998, the following stock options were outstanding:

    NUMBER        EXERCISE
   OF SHARES        PRICE                       EXPIRY DATES
   ---------   ---------------  ---------------------------------------------
   328,100     C$1.50 (US$1.06) Between November 16, 1998 and August 1, 2002
   221,100     C$2.00 (US$1.41) August 1, 2002
   183,100     C$3.30 (US$2.32) Between August 1, 2002 and September 26, 2002
    20,000     C$4.15 (US$2.92) January 28, 2003
     2,000     C$5.20 (US$3.66) June 26, 2000
     1,000     C$5.00 (US$3.52) November 16, 1998
   -------
   755,300
   =======

    On May 20, 1997, the Company re-priced 223,800 employee and director, stock options, which originally entitled the holders to acquire common shares of the Company at prices between C$4.00 (US$2.82) and C$6.50 (US$4.58) per common share, such that they now could acquire common shares at $1.06 per share. The other terms and vesting provisions of the options were not amended. This re-pricing was treated as an issue of new options for the purpose of determining the pro forma disclosure of the effect of stock-based compensation as described in Note 8(c)(ii).

    Subsequent to March 31, 1998, 8,110 common shares were issued on exercise of options for proceeds of $16,104 and options to acquire an additional 22,000 shares were granted at an exercise price of C$11.25 (US$7.92) per share and an expiry date of May 12, 2003 and options to acquire 40,000 shares originally exercisable at C$1.50 (US$1.06) per share were cancelled.


    (ii) Pro forma disclosure of the effect of stock-based compensation

    For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6 percent, dividend rate of zero percent and expected volatility of between 25 and 128 percent depending on the date of grant. Using these assumptions, the additional compensation expense based on the fair value of the stock options granted and/or repriced in fiscal 1996, 1997 and 1998 amounts to $461,136, $94,335 and $1,019,029, respectively. Had compensation cost been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the Company's net (loss) income and net (loss) income per share would have been increased or decreased to the following pro forma amounts:

                                                YEAR ENDED MARCH 31,
                                        --------------------------------------
                                            1996          1997         1998
                                        ------------  ------------  ----------
   Net (loss) income
     As reported....................... $ (2,328,186) $ (3,626,411) $   65,099
     Pro forma.........................   (2,789,322)   (3,720,746)   (953,930)
   Basic (loss) income per share
     As reported....................... $      (0.94) $      (1.11) $     0.02
     Pro forma.........................        (1.13)        (1.14)      (0.23)
   Diluted (loss) income per share
     As reported....................... $      (0.94) $      (1.11) $     0.01
     Pro forma.........................        (1.13)        (1.14)      (0.23)

9. SEGMENTED GEOGRAPHIC INFORMATION

  (a) Segmented information

  The Company manufactures and operates prepaid calling card merchandising machines and re-sells long distance telephone time through prepaid calling cards distributed through its machines and at retail locations. In accordance with SFAS No. 131 the Company considers its business to consist of one reportable operating segment.

                             DATAWAVE SYSTEMS INC.

  (b) Geographic information

  The Company has long-lived assets and has earned revenue from sales to customers in the following geographic locations:

                                                    YEARS ENDED MARCH 31,
                            ----------------------------------------------------------------------
                                     1996                   1997                    1998
                            ---------------------- ----------------------- -----------------------
                                        LONG-LIVED             LONG-LIVED              LONG-LIVED
                              REVENUE     ASSETS     REVENUE     ASSETS      REVENUE     ASSETS
                            ----------- ---------- ----------- ----------- ----------- -----------
   United States........... $ 1,091,954 $  818,506 $ 3,055,827 $ 1,263,897 $ 7,905,936 $ 1,451,318
   Canada..................     171,207    100,880      92,738      95,870   1,770,498     495,812

  Long-lived assets consist of capital assets and acquired intangible assets.

10. INCOME TAXES

  The difference in income tax expense (recovery) due to differences between the statutory federal income tax rate and the Company's effective income tax rate applied to (loss) income before income taxes was as follows for the years ended March 31, 1996, 1997 and 1998:

                                                YEAR ENDED MARCH 31,
                                         -------------------------------------
                                             1996          1997        1998
                                         ------------  ------------  ---------
   Income taxes (recovery) based on
    statutory Canadian federal tax rate
    of 45.4%...........................  $ (1,056,996) $ (1,646,391) $  29,555
   Tax loss and related benefit not
    recognized in the period of the
    loss...............................     1,006,106     1,560,457    225,019
   Tax benefit realized from previously
    unrecognized prior year loss
    carryforward.......................           --            --    (250,763)
   Lower rate on loss (income) of U.S.
    affiliates.........................        40,390        78,273    (32,327)
   Other permanent differences.........        10,500         7,661     28,516
                                         ------------  ------------  ---------
   Income taxes at the Company's
    effective rate.....................  $        --   $        --   $     --
                                         ============  ============  =========

  The major components of deferred tax assets arising from temporary differences at March 31, 1997 and 1998 are as follows:

                                                        YEAR ENDED MARCH 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
   Non-current
     Depreciation and amortization.................... $   (17,511) $     6,654
     Net operating loss carryforwards.................   2,731,060    2,717,766
     Other............................................     344,169      283,487
                                                       -----------  -----------
     Subtotal.........................................   3,057,718    3,007,907
     Valuation allowance..............................  (3,057,718)  (3,007,907)
                                                       -----------  -----------
     Net non-current deferred tax assets.............. $       --   $       --
                                                       ===========  ===========

                             DATAWAVE SYSTEMS INC.

  The Company had net operating loss carryforwards of approximately $6,357,249 and $6,400,608 at March 31, 1998 and 1997, respectively. To the extent not used, net operating loss carryforwards expire in varying amounts beginning in the year 2001. In addition, approximately $850,000 of the U.S. based net operating loss carryforwards are subject to significant limitations on use.

  Based on available evidence, including the Company's history of operating losses, the uncertainty of future profitability and the impact of tax laws which may limit the Company's ability to utilize such loss carryforwards, management has recorded valuation allowances against the realization of the deferred tax assets.

11. TELECOMMUNICATIONS SERVICE AGREEMENTS

  On January 30, 1998, the Company entered into certain non-exclusive telecommunications service agreements with AT&T Corp. (the "AT&T Agreements") which provides for, among other things, the purchase of long distance telephone service from AT&T, the right to resell the service under AT&T's brand name and the joint marketing and promotion of branded AT&T prepaid cards and the DataWave System in the United States. Under the AT&T Agreements, the Company is obligated to purchase $5.25 million of long distance time each year over the two-year term of the agreement. If the Company does not purchase the minimum, it incurs a shortfall charge consisting of the cost of the time not purchased and a penalty.

  Termination or non-renewal of the AT&T Agreements or failure to meet the minimum annual purchase commitment set forth therein could have a material adverse effect on the Company's business, financial condition and results of operations.

12. COMMITMENTS AND CONTINGENCIES

  (a) The Company has the following future minimum payments with respect to operating leases for office space, computer and office equipment:

   1999............................................................... $ 122,346
   2000...............................................................    81,583
   2001...............................................................    72,836
   2002...............................................................     6,518
                                                                       ---------
                                                                       $ 283,283
                                                                       =========

  The Company has recorded rent expense for premises in the amount of $46,725, $101,692 and $116,627 for the fiscal years ended March 31, 1996, 1997 and 1998, respectively.

  (b) The Company recently determined that, in certain instances during calendar 1998, the Company's rates for telecommunications services were above those specified in the tariffs of the underlying carrier. In these instances, certain states and the FCC would likely deem the Company to have been acting as a carrier and to have been operating in non-compliance with the requirement that such carriers be certified and/or have their own tariffs on file. As a result of such non-compliance, the FCC and state regulators could subject the Company to fines, penalties, or other sanctions which, in certain circumstances, could be applied on a per day or per violation basis. In July 1998, the Company adjusted its rates for prepaid calling card services to fall within those specified in the long distance tariffs of its underlying carriers and therefore believes it is compliant with the foregoing regulatory requirements. The Company has not recorded a provision for any fines or penalties which might be assessed as a result of this contingency and believes that the amount of possible loss, if any, is not determinable.

13. CREDIT CONCENTRATION

  The Company's largest customer accounted for 11.3% of revenues during fiscal 1998.

                             DATAWAVE SYSTEMS INC.

14. REVERSE STOCK SPLIT

  In connection with the proposed offering of common shares in the United States as described in Note 15, the Company intends to complete a 1-for-5 reverse stock split of the Company's common shares which will be effected prior to the offering described in Note 15. Accordingly, all shares, per share data and related capital amounts for all periods presented in these financial statements reflect the effects of this reverse stock split.

15. SUBSEQUENT EVENTS

  (a) Subsequent to March 31, 1998, the Company entered into the ATTI Line of Credit which provides for borrowings of up to $5 million in three separate tranches at an annual interest rate of 14%. Approximately $1.6 million was outstanding under the ATTI Line of Credit at June 30, 1998. The term of the ATTI Line of Credit expires on the earlier of August 31, 1998 and the date on which the Company raises equity capital in excess of $8 million (the "Maturity Date"). Amounts outstanding on the Maturity Date are converted to a fully amortizing 30 month loan at an annualized rate of 14%. The ATTI Line of Credit is secured by all assets of the Company and its subsidiaries, excluding the Company's interest in PhoneLine. As partial consideration for the ATTI Line of Credit, the Company agreed to issue to ATTI and an affiliate warrants to purchase up to $1 million aggregate value in Common Shares, with the number of warrants to be determined on a pro rata basis upon approval of each of the three funding tranches based on the average closing price for the ten business days preceding such approval. To date, warrants to purchase 58,322 Common Shares have been issued to ATTI pursuant to the ATTI Line of Credit at an exercise price per share of C$7.80 (US$5.49). The fair value of the warrants issued to ATTI in the amount of $229,923 was determined using the Black-Scholes option pricing model assuming a risk-free rate of interest of 6% and an expected volatility at the date of issue of 120% and will be recorded as deferred financing charges at the date of issuance and amortized as additional interest expense over the term of the amounts advanced.

  (b) On June 4, 1998 the Company filed a registration statement on Form S-1 with the United States Securities and Exchange Commission for an offering of 2,148,500 of its Common Shares, of which 2,000,000 shares will be issued and sold by the Company and 148,000 will be sold by certain selling shareholders. The Company has also granted to the underwriters an over-allotment option to purchase up to 322,200 additional common shares on similar terms and conditions. In connection with this offering, the Company has agreed to reimburse one selling shareholder its share of underwriting discounts and commissions in the estimated amount of $13,300. This reimbursement will be recorded as an adjustment to the net proceeds of the offering.

  (c) Subsequent to March 31, 1998, the Company contributed $300,000 to its joint venture investment PhoneLine, pursuant to a capital call.

                         INDEPENDENT AUDITORS' REPORT

To the Directors of
Metrophone Telecommunications Inc.:

  We have audited the balance sheets of Metrophone Telecommunications Inc. as at December 31, 1997 and March 31, 1998 and the statements of loss and deficit and cash flows for the year ended December 31, 1997 and the three month period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1997 and March 31, 1998 and the results of its operations and cash flows for the year ended December 31, 1997 and the three month period ended March 31, 1998 in accordance with accounting principles generally accepted in the United States.

Deloitte & Touche
Chartered Accountants
Vancouver, British Columbia, Canada
June 1, 1998

                       METROPHONE TELECOMMUNICATIONS INC.

                                 BALANCE SHEETS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                        DECEMBER 31, MARCH 31,
                        ASSETS                              1997       1998
                        ------                          ------------ ---------
CURRENT ASSETS
  Cash.................................................  $   4,869   $  24,456
  Accounts receivable..................................     10,787      15,666
  Deposits and loan fees...............................     23,269      24,632
                                                         ---------   ---------
    Total current assets...............................     38,925      64,754
MACHINERY AND EQUIPMENT, NET (Note 3)..................    268,751     370,507
DEFERRED FINANCING COSTS ON EQUIPMENT
 FINANCING LOANS, NET..................................     23,791      22,316
DEFERRED EXPENSES, NET (Note 4)........................    158,299     151,708
                                                         ---------   ---------
TOTAL ASSETS...........................................  $ 489,766   $ 609,285
                                                         =========   =========
         LIABILITIES AND SHAREHOLDERS' DEFICIT
         -------------------------------------
CURRENT LIABILITIES
  Accounts payable.....................................  $ 337,465   $ 224,855
  Due to DataWave Systems Inc. (Note 9)................        --      388,869
  Current portion of obligations under equipment
   financing loans (Note 5)............................     52,645      54,619
                                                         ---------   ---------
    Total current liabilities..........................    390,110     668,343
OBLIGATIONS UNDER EQUIPMENT FINANCING LOANS (Note 5)...    232,393     215,295
                                                         ---------   ---------
TOTAL LIABILITIES......................................  $ 622,503   $ 883,638
                                                         ---------   ---------
COMMITMENTS (Note 6)
SHAREHOLDERS' DEFICIT
  Preferred shares, $0.01 par value, 1,000,000
   authorized, none issued and outstanding at December
   31, 1997 and March 31, 1998.........................        --          --
  Common shares, $0.01 par value, 10 million shares
   authorized, 755,000 issued and outstanding at
   December 31, 1997 and March 31, 1998................          1           1
  Deficit..............................................   (132,738)   (274,354)
                                                         ---------   ---------
TOTAL SHAREHOLDERS' DEFICIT............................   (132,737)   (274,353)
                                                         ---------   ---------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT............  $ 489,766   $ 609,285
                                                         =========   =========

   The accompanying notes are an integral part of these financial statements

                       METROPHONE TELECOMMUNICATIONS INC.

                         STATEMENTS OF LOSS AND DEFICIT
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                   THREE MONTH
                                                       YEAR ENDED  PERIOD ENDED
                                                      DECEMBER 31,  MARCH 31,
                                                          1997         1998
                                                      ------------ ------------
REVENUES.............................................  $  253,783   $   62,091
                                                       ----------   ----------
OPERATING COSTS AND EXPENSES
  Costs of revenues excluding depreciation and amor-
   tization..........................................      98,181       30,376
  General and administrative.........................     109,345      121,490
  Selling and marketing..............................      15,652        7,298
  Depreciation and amortization......................      37,181       19,290
  Loss on write-off of machinery and equipment.......       4,944          --
                                                       ----------   ----------
    Total operating expenses.........................     265,303      178,454
                                                       ----------   ----------
OPERATING LOSS.......................................     (11,520)    (116,363)
Interest and bank charges............................     (32,453)      (8,537)
                                                       ----------   ----------
NET LOSS.............................................     (43,973)    (124,900)
DEFICIT, BEGINNING OF PERIOD.........................     (29,187)    (132,738)
DIVIDENDS DISTRIBUTED................................     (59,578)     (16,716)
                                                       ----------   ----------
DEFICIT, END OF PERIOD...............................  $ (132,738)  $ (274,354)
                                                       ==========   ==========


   The accompanying notes are an integral part of these financial statements

                       METROPHONE TELECOMMUNICATIONS INC.

                            STATEMENTS OF CASH FLOWS
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                   THREE MONTH
                                                       YEAR ENDED  PERIOD ENDED
                                                      DECEMBER 31,  MARCH 31,
                                                          1997         1998
                                                      ------------ ------------
OPERATING ACTIVITIES
  Net loss...........................................  $  (43,973)  $ (124,900)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
   Depreciation and amortization.....................      37,181       19,290
   Loss on write-off of machinery and equipment......       4,944          --
  Net change in non-cash working capital items:
   Accounts receivable...............................       1,593       (4,879)
   Deposits and loan fees............................     (17,220)      (1,363)
   Accounts payable..................................     239,812     (112,610)
                                                       ----------   ----------
  Net cash provided by (used in) operating activi-
   ties..............................................     222,337     (224,462)
                                                       ----------   ----------
INVESTING ACTIVITY
  Purchase of machinery and equipment................     (27,955)    (111,780)
                                                       ----------   ----------
  Net cash (used in) investing activity..............     (27,955)    (111,780)
                                                       ----------   ----------
FINANCING ACTIVITIES
  Proceeds from equipment financing loans............      71,721          --
  Repayment of equipment financing loans.............     (33,111)     (15,124)
  Increase in deferred financing costs...............     (20,000)         --
  Increase in deferred expenses......................    (145,762)      (1,200)
  Dividends paid.....................................     (59,578)     (16,716)
  Due to DataWave Systems Inc........................         --       388,869
                                                       ----------   ----------
  Net cash (used in) provided by financing activi-
   ties..............................................    (186,730)     355,829
                                                       ----------   ----------
INCREASE IN CASH.....................................       7,652       19,587
(BANK INDEBTEDNESS) CASH, BEGINNING OF PERIOD........      (2,783)       4,869
                                                       ----------   ----------
CASH, END OF PERIOD..................................  $    4,869   $   24,456
                                                       ==========   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest...............................  $   32,453   $    8,537
                                                       ==========   ==========
Taxes paid...........................................  $      --    $      --
                                                       ==========   ==========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
 FINANCING ACTIVITIES
Purchase of machinery financed through equipment fi-
 nance loans.........................................  $ (148,282)  $      --
                                                       ==========   ==========

   The accompanying notes are an integral part of these financial statements

                      METROPHONE TELECOMMUNICATIONS INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                     DECEMBER 31, 1997 AND MARCH 31, 1998
                     (EXPRESSED IN UNITED STATES DOLLARS)

1. NATURE OF OPERATIONS

  The Company owns and operates pay phones located in the United States.

2. SIGNIFICANT ACCOUNTING POLICIES

  These financial statements have been prepared in accordance with generally accepted accounting principles in the United States and include the following significant accounting policies:

  (a) Accounting estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (b) Revenue recognition

  The Company's revenues consist primarily of local and long distance payphone revenue. Revenue is recognized when the customer completes the phone call and makes payment by coin or calling card.

  (c) Machinery and equipment

  Machinery and equipment are recorded at cost, less accumulated depreciation. Depreciation is calculated over the estimated useful lives of capital assets as follows:

  Computer equipment and software             3 years straight line
  Office equipment                            5 years straight line
  Furniture and fixtures                      10 years straight line
  Telephone equipment                         10 years straight line
  Automobile                                  5 years straight line

  (d) Long-lived assets

  The Company has adopted SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of. SFAS No. 121 establishes accounting standards for the measurement and impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The Company periodically reviews the values assigned to long-lived assets, such as telephone and other machinery, equipment and software costs, and records impairment losses when indicators of impairment are present and undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts.

  (e) Deferred expenses

  Deferred expenses consist of initial sign up fees on site location contracts and deferred financing costs. The Company pays initial sign up fees to secure exclusive rights to provide pay phone services at specified locations on contracts that have terms ranging from five to ten years. These sign up fees are amortized over the non-cancellable term of the contract. Deferred financing costs consist of a 10% financing charge on equipment loans which are due at the end of the term. These costs have been amortized over the term of the loan contract.

                       METROPHONE TELECOMMUNICATIONS INC.

  (f) Fair value of financial instruments

  The Company estimates that the carrying values of its cash, accounts receivable, accounts payable, due to DataWave Systems Inc., and obligations under equipment financing loans approximate fair value at December 31, 1997 and March 31, 1998.

3. MACHINERY AND EQUIPMENT

                                DECEMBER 31,
                                    1997              MARCH 31, 1998
                                ------------ --------------------------------
                                  NET BOOK             ACCUMULATED  NET BOOK
                                   VALUE       COST    DEPRECIATION   VALUE
                                ------------ --------- ------------ ---------
   Computer equipment and
    software...................  $   4,315   $   6,537   $  1,559   $   4,978
   Office equipment............      2,203       2,447        367       2,080
   Furniture and fixtures......      3,143       3,309        248       3,061
   Telephone equipment.........    239,112     383,793     42,273     341,520
   Automobile..................     19,978      22,199      3,331      18,868
                                 ---------   ---------   --------   ---------
                                 $ 268,751   $ 418,285   $ 47,778   $ 370,507
                                 =========   =========   ========   =========

4. DEFERRED EXPENSES

                                   DECEMBER 31,
                                       1997              MARCH 31, 1998
                                   ------------ --------------------------------
                                     NET BOOK             ACCUMULATED  NET BOOK
                                      VALUE       COST    AMORTIZATION   VALUE
                                   ------------ --------- ------------ ---------
   Deferred expenses..............  $ 158,299   $ 167,632   $ 15,924   $ 151,708

5. OBLIGATIONS UNDER EQUIPMENT FINANCING LOANS

                                                          DECEMBER 31, MARCH 31,
                                                              1997       1998
                                                          ------------ ---------
   Telecapital L.P. .....................................  $ 285,038   $ 269,914
   Less: current portion.................................     52,645      54,619
                                                           ---------   ---------
                                                           $ 232,393   $ 215,295
                                                           =========   =========

  The Telecapital equipment financing loans are repayable in aggregate average monthly installments of approximately $7,316 including principal and interest, bear interest at a rate of approximately 15% per annum, mature at various dates until April 2002 and are secured by the equipment.

  The following are the minimum loan payments for the aforementioned loans as of December 31, 1997:

   1998.............................................................. $  87,806
   1999..............................................................    87,806
   2000..............................................................    87,806
   2001..............................................................    96,097
   2002..............................................................     9,847
                                                                      ---------
   Total minimum loan payments.......................................   369,361
   Less: interest....................................................    84,323
                                                                      ---------
                                                                      $ 285,038
                                                                      =========

                      METROPHONE TELECOMMUNICATIONS INC.

6. COMMITMENTS

  The Company has the following future minimum payments with respect to operating leases for office space at December 31, 1997:

   1998................................................................ $ 18,368
   1999................................................................   23,652
   2000................................................................   19,710

7. INCOME TAXES

  During the year ended December 31, 1997 and the three months ended March 31, 1998, the Company was a registered subchapter S corporation under United States tax legislation. As such, income is distributed to the shareholders as dividend distributions and income taxes are assessed upon the individual shareholders.

8. STOCK SPLIT
  On January 1, 1998, the Company's Articles were amended to effect a 7,550-to-1 stock split on each issued and outstanding share. The number of issued and outstanding shares at December 31, 1997 have been restated to reflect the effect of this stock split.

9. RELATED PARTY TRANSACTIONS

  Amounts due to DataWave Systems Inc. are unsecured, bear no interest and have no specific terms of repayment.

10. SUBSEQUENT EVENTS

  Effective April 21, 1998, all of the issued and outstanding shares of the Company were sold to DataWave Systems Inc. for $1.3 million, consisting of cash of $700,000 and 84,290 common shares of DataWave Systems Inc. payable to shareholders of the Company.

          UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The unaudited pro forma consolidated financial information for the Company set forth below gives effect to the acquisition of the shares of Metrophone Telecommunications Inc. ("Metrophone") and the transfer of specified assets to a corporate joint venture, Phone Line Cardcall International Inc. ("PhoneLine"). The historical financial information set forth below has been derived from and is qualified by reference to, the financial statements of the Company and Metrophone and should be read in conjunction with those financial statements and the notes thereto included elsewhere herein.

  The March 31, 1998 pro forma balance sheet has been prepared as if the transactions described in Note 1 had occurred on March 31, 1998, and represents the consolidation of the March 31, 1998 balance sheet of Metrophone with the March 31, 1998 balance sheet of the Company. It also includes the effect of the transfer of specified assets to PhoneLine and the resulting investment in joint venture, being the Company's 40% interest in PhoneLine.

  The pro forma statement of net loss for the year ended March 31, 1998 has been prepared as if the transactions described in Note 1 had occurred on April 1, 1997. It represents the consolidation of the Metrophone statement of loss for the year ended December 31, 1997 with the statement of income of the Company for the year ended March 31, 1998, and the effect on revenues and expenses of the Company for the year ended March 31, 1998 of the transfer of specific assets to PhoneLine.

  The adjusted pro forma balance sheet as at March 31, 1998 and adjusted pro forma statement of net loss for the year ended March 31, 1998 includes the effect of the aforementioned transactions and receipt of the net proceeds of the Offering, the receipt of additional funds from a line of credit and the repayment of a portion of long-term debt.

  The pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of the Company which would have actually resulted had the proposed transactions described in Note 1 been effected on the dates indicated. Further, the pro forma financial information is not necessarily indicative of the results of operations or the financial position that may be obtained in the future.

                             DATAWAVE SYSTEMS INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1998
                                  (UNAUDITED)
           (AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                        PRO FORMA   ADJUSTED PRO FORMA
                          DATAWAVE  METROPHONE                         CONSOLIDATED    CONSOLIDATED
                          MARCH 31, MARCH 31,   PRO FORMA               MARCH 31,     MARCH 31, 1998
                            1998       1998    ADJUSTMENTS    NOTE         1998          (NOTE 3)
                          --------- ---------- ------------  --------  ------------ ------------------
         ASSETS
         ------
CURRENT ASSETS
 Cash and cash
  equivalents...........   $   860    $  24    $  (28) (550) 2(c) 2(a)   $   306         $ 18,571
 Inventory..............       769      --              (72)      2(c)       697              697
 Accounts receivable....       558       16                                  574              574
 Prepaid expenses.......       229       24                                  253              253
                           -------    -----    ------------              -------         --------
 Total current assets...     2,416       64            (650)               1,830           20,095
MACHINERY AND EQUIPMENT,
 NET....................     1,476      371             (53)      2(c)     1,794            1,794
ACQUIRED INTANGIBLES....       471      --      (296) 1,700  2(c) 2(b)     1,875            1,875
ADVANCES AND DEPOSIT ON
 ACQUISITION............       438      --             (438)      2(b)       --               --
INVESTMENT IN JOINT
 VENTURE................       207      --              449       2(c)       656              656
INVESTMENT IN
 METROPHONE.............       --       --     1,201 (1,201) 2(b) 2(a)       --               --
OTHER ASSETS............        86      174            (174)      2(b)        86               86
                           -------    -----    ------------              -------         --------
TOTAL ASSETS............   $ 5,094    $ 609    $        538              $ 6,241         $ 24,506
                           =======    =====    ============              =======         ========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
-----------------------------
CURRENT LIABILITIES
 Accounts payable and
  accrued liabilities...   $ 1,933    $ 225                              $ 2,158         $  2,158
 Security deposits......        27      --                                    27               27
 Due to DataWave Systems
  Inc...................       --       388            (388)      2(b)       --               --
 Current portion of
  long-term debt........       498       55                                  553               55
                           -------    -----    ------------              -------         --------
 Total current
  liabilities...........     2,458      668                                2,738            2,240
LONG-TERM DEBT, LESS
 CURRENT
 PORTION................     1,022      215                                1,237              215
                           -------    -----    ------------              -------         --------
TOTAL LIABILITIES.......     3,480      883            (388)               3,975            2,455
                           -------    -----    ------------              -------         --------
SHAREHOLDERS' EQUITY
COMMON SHARES...........     9,711        1             651       2(a)    10,363           30,148
SHARE WARRANTS..........        63      --                                    63               63
DEFICIT.................    (8,160)    (275)            275       2(b)    (8,160)          (8,160)
                           -------    -----    ------------              -------         --------
TOTAL SHAREHOLDERS'
 EQUITY.................     1,614     (274)            926                2,266           22,051
                           -------    -----    ------------              -------         --------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY...   $ 5,094    $ 609    $        538              $ 6,241         $ 24,506
                           =======    =====    ============              =======         ========

                             DATAWAVE SYSTEMS INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                  (UNAUDITED)
           (AMOUNTS EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS)

                                                                                      ADJUSTED
                                                                                     PRO FORMA
                                                                        PRO FORMA   CONSOLIDATED
                         DATAWAVE    METROPHONE                        CONSOLIDATED  YEAR ENDED
                        YEAR ENDED   YEAR ENDED                         YEAR ENDED   MARCH 31,
                        MARCH 31,   DECEMBER 31,  PRO FORMA             MARCH 31,       1998
                           1998         1997     ADJUSTMENTS   NOTE        1998       (NOTE 3)
                        ----------  ------------ ----------- --------- ------------ ------------
REVENUES............... $   9,676     $    254    $  (1,685)      2(d)  $   8,245    $   8,245
                        ---------     --------    ---------             ---------    ---------
OPERATING COSTS AND
 EXPENSES
  Cost of revenues
   excluding
   depreciation and
   amortization........     6,211           98       (1,115)      2(d)      5,194        5,194
  General and
   administrative......     1,426          109         (155)      2(d)      1,380        1,380
  Selling and
   marketing...........       552           16         (133)      2(d)        435          435
  Research and
   development.........       134          --           --                    134          134
  Depreciation and
   amortization........       895           37      340 (39) 2(e) 2(d)      1,106        1,106
                                                       (127)      2(d)
  Loss on foreign
   exchange............        28          --           --                     28           28
  Loss on disposal of
   machinery and
   equipment...........       --             5          --                      5            5
                        ---------     --------    ---------             ---------    ---------
    Total operating
     costs and
     expenses..........     9,246          265       (1,229)                8,282        8,282
                        ---------     --------    ---------             ---------    ---------
INCOME (LOSS) FROM
 OPERATIONS............       430          (11)        (456)                  (37)         (37)
                        ---------     --------    ---------             ---------    ---------
  Earnings from joint
   venture.............       --           --     (127) 253  2(d) 2(d)        126          126
  Interest expense.....      (365)         (32)         (10)      2(d)       (407)         (32)
                        ---------     --------    ---------             ---------    ---------
                             (365)         (32)         116                  (281)          94
                        ---------     --------    ---------             ---------    ---------
NET INCOME (LOSS)...... $      65     $    (43)   $    (340)            $    (318)          57
                        =========     ========    =========             =========    =========
  Pro forma basic and
   diluted net loss per
   share...............                                                 $   (0.07)   $    0.01
                                                                        =========    =========
  Weighted average
   shares used in
   computing pro forma
   basic and diluted
   net loss per share..                                                 4,270,255    7,270,255
                                                                        =========    =========

                             DATAWAVE SYSTEMS INC.

        NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                       FOR THE YEAR ENDED MARCH 31, 1998
                                  (UNAUDITED)

1. PRO FORMA ASSUMPTIONS

  The pro forma consolidated financial statements of the Company incorporate the following pro forma assumptions:

    (a) The acquisition by the Company of the issued and outstanding shares of Metrophone for $1.3 million consisting of cash of $700,000 and 67,432 common shares at a value of $8.90 per share, which, pursuant to the acquisition agreement, was calculated as being the average trading price of the Company's shares in the ten days prior to the date the purchase agreement was finalized. 10,000 common shares at a value of $5.10 per share were also issued as consideration for a finders' fee in connection with the acquisition. These shares were valued based on the trading price of the Company's shares on the date the initial letter of intent was signed, being the date the services were provided.

    The transaction has been accounted for as an acquisition by the Company and the purchase method of accounting has been applied.

    The acquisition of Metrophone included the purchase of intangible assets with an estimated fair value of $1.7 million. These assets consist principally of long-term contracts to provide pay phone service to specified locations and are being amortized on a straight-line basis over 5 years. The allocation of the purchase price to specific identifiable tangible and intangible assets and liabilities and the amortization period assigned to each asset is based on management's preliminary assessment regarding the value of assets acquired and the period over which expected benefits from those assets will be realized. To the extent that these valuations are inaccurate or the related amortization period is not appropriate, adjustments to the recorded amount of depreciation and amortization expense, net earnings or loss from operations and the carrying value of the related assets may be required in future periods.

    (b) The investment by the Company in a corporate joint venture, PhoneLine, with DCI Telecommunications, Inc. ("DCI"). Under the terms of the agreement, a subsidiary of DCI provided: initial capital of $280,958; $42,144 for 60,000 common shares of PhoneLine; and $238,814 by way of loan. DCI also contributed specified assets with an attributed value of $238,814. The Company provided: initial capital of $449,533; $28,096 for 40,000 common shares representing a 40% interest in PhoneLine; and $421,440 by way of loan. The Company also contributed specified assets with an attributed value of $421,440 for cash.

    The Company's investment in PhoneLine will be recorded on the equity basis whereby the investment is initially recorded at cost and the carrying value adjusted thereafter to include the Company's pro rata share of the earnings or loss of PhoneLine. The specified assets to be contributed to PhoneLine will consist of inventory, acquired intangibles and capital assets of Phone Line International (PLI) Inc. (PLI), a company acquired by the Company on June 10, 1997. Accordingly, revenues, expenses, and the net earnings relating to the specified assets of PLI for the year ended March 31, 1998, which were contributed to PhoneLine, have been reclassified to earnings from joint venture in the pro forma statement of net loss and reflect only the Company's 40% equity interest in the results of operations of PhoneLine..

    (c) The Company expects to record a non-recurring, non-cash compensation charge for 469,500 shares presently included in escrow which are held by directors, officers and employees of the Company, on such date as the Company meets the specified net earnings and cash flow requirements described in the escrow arrangement or the shares are otherwise released from escrow by the Vancouver Stock Exchange. If the escrow shares are released upon completion of this offering, the resulting compensation charge would amount to $3,521,250, assuming a $7.50 per share stock price on the date of release. If the escrow shares are not released upon completion of the offering the Company will record a compensation charge equal to the fair value of the shares on the date of their release. No compensation charge has been included in the pro forma consolidated financial information.

                          DATAWAVE SYSTEMS INC.

                    FOR THE YEAR ENDED MARCH 31, 1998

                               (UNAUDITED)

2. DETAILED PRO FORMA ADJUSTMENTS

    (a) Adjustment to record the acquisition of Metrophone consisting of the payment of $550,000 on closing, the issue of 67,432 common shares at an aggregate value of $600,000 and the issue of 10,000 common shares at an aggregate value of $51,000 as consideration for costs of the acquisition.

    (b) Adjustment to consolidate the net assets of Metrophone at acquisition resulting in the elimination of the advances and deposit on acquisition in the amount of $438,000, the Metrophone deficit of $275,000 and the investment in Metrophone of $1,201,000, offset by the recognition of the value of acquired intangibles in the amount of $1,700,000 and the consolidation of the Metrophone net assets with those of the Company.

    (c) Adjustment to record the transfer of cash and assets to the PhoneLine joint venture, consisting of the payment of cash of $28,096, and the transfer of assets with an aggregate book value of $421,440 to the "investment in joint venture."

    (d) Adjustment to reclassify the revenues, cost of revenues excluding depreciation and amortization, general and administrative, depreciation and amortization, selling and marketing, and interest expenses of the former operations of PLI to earnings from joint venture.

    (e) Adjustment to record the amortization of acquired intangible assets as a result of the Metrophone acquisition.

3. ADJUSTED PRO FORMA CONSOLIDATED AT MARCH 31, 1998

  The adjusted pro forma consolidated balance sheet at March 31, 1998 reflects the following transactions in connection with the offering:

    (i)the receipt of net proceeds after expenses of the issue of $19,785,000;

    (ii)the receipt of proceeds of $1,900,000 drawn on the ATTI line of credit; and

    (iii)the repayment with proceeds of the Offering of the current and long term portion of long term debt, excluding the Metrophone debt, in the amount of $3,420,000.

================================================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
The Company..............................................................  17
Use of Proceeds..........................................................  17
Price Range of Common Shares.............................................  18
Dividend Policy..........................................................  19
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Consolidated Financial Data.....................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  30
Management...............................................................  43
Certain Transactions.....................................................  49
Principal and Selling Shareholders.......................................  50
Description of Capital Stock.............................................  52
Shares Eligible for Future Sale..........................................  56
Underwriting.............................................................  58
Legal Matters............................................................  60
Experts..................................................................  60
Available Information....................................................  60
Enforceability of Civil Liabilities Against Foreign Persons..............  61
Exchange Rate Information................................................  61
Index to Financial Statements............................................ F-1

                                ---------------

  UNTIL      1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

================================================================================

                          3,145,333 COMMON SHARES

                [LOGO OF DATAWAVE SYSTEMS, INC. APPEARS HERE]

                                 ------------

                                  PROSPECTUS

                                 ------------

                         MORGAN KEEGAN & COMPANY, INC.

                         LAIDLAW GLOBAL SECURITIES INC.

                                     , 1998

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the various expenses in connection with the issuance and distribution of the Common Shares offered hereby, other than underwriting discounts and commissions. The Company will bear all such expenses. All amounts shown are estimates except for the Securities and Exchange Commission Registration Fee, the National Association of Securities Dealers, Inc. Filing Fee and the Nasdaq National Market Listing Fee.

                                                                       COMPANY
                                                                       --------
      Securities and Exchange Commission Registration Fee............. $  6,126
      National Association of Securities Dealers, Inc. Filing Fee.....    2,584
      Nasdaq National Market Listing Fee..............................   75,625
      Printing and Engraving Expenses.................................  150,000
      Blue Sky Fees and Expenses......................................    1,000
      Legal Fees and Expenses.........................................  500,000
      Accounting Fees and Expenses....................................  200,000
      Transfer Agent and Registrar Fees and Expenses..................   20,000
      Miscellaneous Fees and Expenses.................................   34,665
                                                                       --------
        Total                                                          $990,000
                                                                       ========

--------
*To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 128 of the Company Act of the Province of British Columbia, Canada (the "Company Act") provides that a corporation may, with the approval of the court, indemnify a Director or officer, or a former Director or officer, of the corporation or its subsidiaries against all costs, charges and expenses in any action to which he or she is made a party by reason of being or having been a Director or officer, subject to certain limitations. In addition,
Section 128 of the Company Act provides that a corporation may purchase and maintain insurance for the benefit of a Director or officer, or former Director or officer, against any liability incurred by such person as a Director or officer.

  Section 20 of the Company's Articles of Association (the "Articles") provides that, subject to the provisions of the Company Act, the Directors may, with the approval of the court, cause the Company to indemnify a Director or officer, or a former Director or officer, of the Company or its subsidiaries against all costs, charges and expenses in any action to which he is made a party by reason of being or having been a Director or officer, including any action or proceeding brought by the Company. Each Director of the Company on being elected or appointed is deemed to have contracted with the Company on the terms of the foregoing indemnity. The failure of a Director or officer of the Company to comply with the provisions of the Company Act, or the Altered Memorandum (the "Memorandum") and Articles of the Company will not invalidate any indemnity to which he is entitled. In addition, the Directors may cause the Company to purchase and maintain insurance for the benefit of any person who is or was serving as a Director or officer of the Company or its subsidiaries against any liability incurred by him as a Director or officer.

  The Underwriting Agreement provides for indemnification by the Underwriters of the Company, its Directors and officers, certain other persons and the Selling Shareholders, and by the Company and the Selling Shareholders of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") and affords certain rights of contribution with respect thereto.

  The Company may enter into indemnification agreements with its Directors and officers and intends to maintain insurance for the benefit of its Directors and officers insuring such persons against certain liabilities, including liabilities under the securities laws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Within the past three years, the Company has issued and sold the securities described below. For those issuances of securities to residents of the United States, the Company relied upon the exemption from registration provided by
Section 4(2) of the Securities Act except as may otherwise be noted. The US$ figures provided herein are based upon the monthly average US-Canadian conversion rate as of the month of the transaction; provided, however, that the US$ figures for unexercised options and warrants are based upon the US-Canadian conversion rates as of March 31, 1998.

1. On August 31, 1995 and January 11, January 31, April 24, June 3, June 6, June 7, and June 13, 1996, the Company issued an aggregate of 200,000 Common Shares, upon the exercise of warrants by nine warrant-holders, each a non-U.S. resident, for cash consideration of C$1.98 (US$2.28) per share.

2. On October 5, 1995, the Company issued an aggregate of 316,000 Common Shares, for cash consideration of C$6.25 (US$4.66) per share, excluding expenses of the issuance, to 11 non-U.S. residents, including certain executive officers of the Company, in a private placement. C.M. Oliver & Company Limited acted as agent for the Company in connection with the private placement of 185,000 Common Shares and received (i) a commission of $51,695,
(ii) a corporate finance fee of $26,080 and (iii) a warrant to purchase 28,000 Common Shares at an exercise price of C$6.25 (US$4.56) per share.

3. On January 19, January 30 and January 31, 1996, the Company issued an aggregate of 173,410 Common Shares upon the exercise of certain warrants to purchase one half of a Common Share at an exercise price of C$5.00 (US$3.60) per share (the "January 1995 Warrants") to nine warrant-holders, each a non-U.S. resident, for cash consideration of C$6.25 (US$4.56) per share.

4. On July 10, 1996, the Company granted special warrants to purchase an aggregate of 480,000 Common Shares for cash consideration of C$5.00 (US$3.65) per share to four investors. These special warrants were subsequently exercised on or around July 1996. Marleau, Lemire Securities Inc. and Griffiths, McBurney & Partners acted as agents in connection with this private placement and were issued warrants to purchase 24,000 Common Shares at an exercise price of C$5.75 (US$4.20) per share.

5. Since October 22, 1996, in connection with a lease financing agreement, the Company has granted warrants to purchase an aggregate of 80,000 Common Shares to Applied Telecommunications Technologies IV N.V. ("ATT IV") and Applied Telecommunications Technologies, Inc. ("ATTI") (the "1996 ATTI Warrants"), with exercise prices ranging from C$1.45 (US$1.03) to C$3.90 (US$2.75) per share.

6. On May 12, 1997, pursuant to an agreement dated March 11, 1997, the Company issued an aggregate of 300,000 Common Shares, together with warrants to purchase an additional 300,000 Common Shares, for cash consideration of C$1.00 (US$0.71) per share (the "1997 Warrants"). The 1997 Warrants currently have an exercise price of C$1.15 (US$0.81) per share. The Common Shares and the 1997 Warrants were offered and sold to a total of 13 investors, including certain executive officers of the Company.

7. As consideration for the acquisition of certain assets of Interurbain Communications, Inc. ("Interurbain"), on May 16, July 21 and October 3, 1997 and January 1, 1998, the Company issued to four shareholders of Interurbain an aggregate of 320,000 Common Shares, valued at C$2.75 (US$2.04) per share. In addition, the Company granted warrants to purchase an aggregate of 40,000 Common Shares, at an exercise price of C$5.00 (US$3.53) per share, to each of the four shareholders of Interurbain.

8. As consideration for the acquisition of the issued and outstanding capital stock of Phone Line International (PLI) Inc. ("PLI"), on December 4, 1997, the Company issued 101,351 Common Shares, valued at C$3.70 (US$2.68) per share to the shareholders of PLI.

9. As consideration for the acquisition of the issued and outstanding capital stock of Cardxpress Vending Inc. ("Cardxpress"), on December 5, 1997, the Company issued 3,142 Common Shares, valued at C$4.98 (US$3.50) per share to the shareholders of Cardxpress.

10. Effective as of March 2, 1998, the Company issued warrants to purchase 58,322 Common Shares at an exercise price of C$7.05 (US$4.96) to ATTI and ATT IV as partial consideration for the first tranche of a new $8 million line of credit (the "ATTI Line of Credit").

11. Upon the exercise of certain 1997 Warrants, on March 11, 1998, the Company issued an aggregate of 161,000 Common Shares for cash consideration of C$1.00 (US$0.70) per share to six investors.

12. On March 19, 1998, the Company issued 25,333 Common Shares to ATT IV upon the exercise of certain 1996 ATTI Warrants.

13. On March 26, 1998, the Company issued an aggregate of 33,000 Common Shares to Arlington Worldwide Limited, a non-U.S. resident, for cash consideration of C$6.35 (US$4.48) per share as a finder's fee in connection with the PLI joint venture.

14. As consideration for the acquisition of the issued and outstanding capital stock of MetroPhone Telecommunications Inc. ("Metrophone"), on April 16, 1998, the Company issued an aggregate of 67,432 Common Shares, valued at C$12.73 (US$8.90) per share, to the shareholders of Metrophone. In addition, the Company issued an aggregate of 10,000 Common Shares, valued at C$7.29 (US$5.10) per share to Minnie Offstein Cart, as a finders fee.

15. Upon the exercise of options to purchase Common Shares pursuant to the Company's 1997 Plan, on August 21, August 27, August 28, September 4 and September 25, 1997, March 10, March 17, March 30, April 6, May 11, May 13, June 19 and June 29, 1998, the Company issued an aggregate of 173,110 Common Shares, for cash consideration of C$1.50 (US$1.08 for options exercised in August 1997 and September 1997, US$1.06 for options exercised in March 1998, US$1.05 for options exercised in April 1998 and May 1998), US$1.47 for options exercised in June 1998 per share to certain employees of the Company, including certain executive officers of the Company. Upon the exercise of options to purchase Common Shares pursuant to the Company's 1997 Plan, on February 6, and April 15, 1998, the Company issued an aggregate of 12,000 Common Shares for cash consideration of C$3.30 (US$2.31 for options exercised in February 1998 and April 1998) per share to certain employees of the Company. Upon the exercise of options to purchase shares of Common Shares pursuant to the Company's 1997 Plan, on March 11 and May 31, 1996 and April 24, 1998, the Company issued an aggregate of 11,400 shares of Common Shares for cash consideration of C$5.00 (US$3.65 for options exercised in March 1996, US$3.63 for options exercised in April 1996, and US$3.50 for options exercised in April 1998) per share are to certain employees of the Company.

16. As of July 20, 1998, there were 727,690 options outstanding under the Company's 1997 Plan.

17. Effective as of July 17, 1998, the Company issued warrants to purchase 7,569 Common Shares at an exercise price of C$11.65 (US$8.21) to ATTI as consideration for the second tranche under the ATTI Line of Credit.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  Exhibits

 EXHIBIT
 NUMBER
 -------
  1.1*   Form of Underwriting Agreement
  3.1*   Altered Memorandum
  3.2*   Articles
  4.1    Form of Common Share Certificate
  4.2    See Exhibits 3.1 and 3.2 for provisions of the Altered Memorandum and
         Articles of the Registrant defining rights of the holders of Common
         Shares of the Registrant
  5.1**  Opinion regarding the legality of the securities being registered
 10.1*   Stock Option Plan dated August 1, 1997
 10.2    Form of 1998 Stock Option Plan
 10.3    Form of Employment Agreement between the Registrant and Clive Barwin
 10.4    Form of Employment Agreement between the Registrant and Peter Hough
 10.5*   Form of Warrant to Purchase Common Shares of the Registrant granted
         October 22, 1996 to Applied Telecommunications Technologies IV N.V.
         ("ATT IV") and Applied Telecommunications Technologies, Inc. ("ATTI")
 10.6*   Lease Financing Agreement dated October 22, 1996 between DataWave
         Services (US) Inc. and ATTI
 10.7*   Form of Warrant to Purchase Common Shares of the Registrant granted
         March 11, 1997 to certain investors
 10.8    Line of Credit Agreement dated June 3, 1998 between DataWave Systems
         (US) Inc. and ATTI
 10.9    Form of Warrant to Purchase Common Shares of the Registrant granted
         June 3, 1998 to ATT IV
 10.10*  Agreement and Plan of Merger dated March 25, 1998 among DataWave
         Systems (US) Inc., Metrophone Telecommunications Inc. ("Metrophone"),
         DW Merger Corporation and certain shareholders of Metrophone
 10.11*  Loan and Security Agreement dated as of April 14, 1997 between
         Metrophone and TeleCapital, L.P. ("TeleCapital")
 10.12*  Letter of Conditional Commitment dated November 11, 1997 between
         Metrophone and TeleCapital
 10.13*  AT&T Independent Private Payphone Owner Commission Agreement dated
         March 16, 1998 between Metrophone and AT&T Corp. ("AT&T")
 10.14*  ARVC Contract for Telephone Services dated as of November 1, 1997 between Metrophone and the National Association of RV Parks and
         Campgrounds
 10.15*  Share Purchase Agreement dated June 10, 1997 among the Registrant,
         PhoneLine International (PLI) Inc. ("PLI") and certain shareholders of
         PLI
 10.16*  Heads of Agreement dated as of March 1, 1998 among the Registrant,
         PLI, DCI and Cardcaller Canada Inc.
 10.17*  Unanimous Shareholders' Agreement dated March 1, 1998 among the
         Registrant, DCI Telecommunications, Inc. ("DCI") and certain shareholders of the Registrant
 10.18*  License Agreement dated March 31, 1998 between the Registrant and
         PhoneLine Cardcall International Inc.
 10.19*  Asset Purchase Agreement dated as of January 1, 1997 among the
         Registrant, Interurbain Communications, Inc. ("Interurbain"), DTV
         Telecommunications (US) Inc. and certain shareholders of Interurbain
 10.20*  Escrow Agreement dated November 16, 1993 among the Registrant,
         Montreal Trust Company of Canada ("Montreal Trust") and certain shareholders of the Registrant
 10.21*  Second Escrow Agreement dated November 16, 1993 among the Registrant,
         Montreal Trust, and certain shareholders of the Registrant

 EXHIBIT
 NUMBER
 -------
 10.22*  Form of Voluntary Pooling Agreement among the Registrant, Montreal
         Trust and certain shareholders of the Registrant
 10.23*  Form of Acknowledgment and Agreement to be Bound entered into by certain transferees of Common Shares held in escrow pursuant to the
         Escrow Agreements
 10.24*  Prepaid Card Co-Marketing Fund Agreement dated January 16, 1998 between the Registrant and AT&T
 10.25*  Professional Services Agreement dated January 30, 1998 between the
         Registrant and AT&T
 10.26*  Contract Tariff Agreement dated January 30, 1998 between the
         Registrant and AT&T
 10.27*  Indenture of Lease dated as of April 1, 1996 among DataWave Vending
         (Canada) Inc., Haymur Enterprises Ltd. and Alexander David Macaulay
 11.1    Statement re Computation of Per Share Earnings
 21.1*   Subsidiaries of the Registrant
 23.1    Consent of Deloitte & Touche
 23.2**  Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit
         5.1)
 23.3**  Consent of Campney & Murphy (included in Exhibit 5.1)
 24.1*   Power of Attorney (included in signature page)
 27.1*   Financial Data Schedule

--------

 * Previously filed.

** To be filed by amendment.

  Financial Statements.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes that:

    (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on July 22, 1998.

                                         DATAWAVE SYSTEMS INC.

                                         By: /s/ Peter Hough
                                            ----------------------------
                                            Name: Peter Hough

                                            Title: Chief Operating Officer,
                                            Chief Financial Officer and
                                            Secretary

                               POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                                      Chief Executive
              *                        Officer, President      July  , 1998
----------------------------------     and Director
           CLIVE BARWIN                (principal
                                       executive officer)

       /s/ Peter Hough                Chief Operating          July 22, 1998
----------------------------------     Officer, Chief
           PETER HOUGH                 Financial Officer
                                       Secretary and
                                       Director
                                       (principal
                                       financial and
                                       accounting
                                       officer)


              *                       Director                 July  , 1998
----------------------------------
           GARTH BRAUN


              *                       Director                 July  , 1998
----------------------------------
           LOUIS EISMAN

                                      Authorized
              *                        Representative in       July  , 1998
----------------------------------     the United States
          JOSHUA EMANUEL

*By: /s/ Peter Hough                                           July 22, 1998
----------------------------------
         PETER HOUGH
      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                                                   PAGE
 -------                                                                  ----
  1.1*   Form of Underwriting Agreement
  3.1*   Altered Memorandum
  3.2*   Articles
  4.1    Form of Common Share Certificate
  4.2    See Exhibits 3.1 and 3.2 for provisions of the Altered
         Memorandum and Articles of the Registrant defining rights of the holders of Common Shares of the Registrant
  5.1**  Opinion regarding the legality of the securities being registered
 10.1*   Stock Option Plan dated August 1, 1997
 10.2    Form of 1998 Stock Option Plan
 10.3    Form of Employment Agreement between the Registrant and Clive
         Barwin
 10.4    Form of Employment Agreement between the Registrant and Peter
         Hough
 10.5*   Form of Warrant to Purchase Common Shares of the Registrant
         granted October 22, 1996 to Applied Telecommunications
         Technologies IV N.V. ("ATT IV") and Applied Telecommunications
         Technologies, Inc. ("ATTI")
 10.6*   Lease Financing Agreement dated October 22, 1996 between
         DataWave Services (US) Inc. and ATTI
 10.7*   Form of Warrant to Purchase Common Shares of the Registrant
         granted March 11, 1997 to certain investors
 10.8    Line of Credit Agreement dated June 3, 1998 between DataWave
         Systems (US) Inc. and ATTI
 10.9    Form of Warrant to Purchase Common Shares of the Registrant
         granted June 3, 1998 to ATT IV
 10.10*  Agreement and Plan of Merger dated March 25, 1998 among
         DataWave Systems (US) Inc., Metrophone Telecommunications Inc.
         ("Metrophone"), DW Merger Corporation and certain shareholders of Metrophone
 10.11*  Loan and Security Agreement dated as of April 14, 1997 between
         Metrophone and TeleCapital, L.P. ("TeleCapital")
 10.12*  Letter of Conditional Commitment dated November 11, 1997 between Metrophone and TeleCapital
 10.13*  AT&T Independent Private Payphone Owner Commission Agreement
         dated March 16, 1998 between Metrophone and AT&T Corp.
         ("AT&T")
 10.14*  ARVC Contract for Telephone Services dated as of November 1,
         1997 between Metrophone and the National Association of RV
         Parks and Campgrounds
 10.15*  Share Purchase Agreement dated June 10, 1997 among the
         Registrant, PhoneLine International (PLI) Inc. ("PLI") and
         certain shareholders of PLI
 10.16*  Heads of Agreement dated as of March 1, 1998 among the
         Registrant, PLI, DCI and Cardcaller Canada Inc.
 10.17*  Unanimous Shareholders' Agreement dated March 1, 1998 among the Registrant, DCI Telecommunications, Inc. ("DCI") and
         certain shareholders of the Registrant
 10.18*  License Agreement dated March 31, 1998 between the Registrant and PhoneLine Cardcall International Inc.

 EXHIBIT
 NUMBER                                                                   PAGE
 -------                                                                  ----
 10.19*  Asset Purchase Agreement dated as of January 1, 1997 among the
         Registrant, Interurbain Communications, Inc. ("Interurbain"),
         DTV Telecommunications (US) Inc. and certain shareholders of
         Interurbain
 10.20*  Escrow Agreement dated November 16, 1993 among the Registrant,
         Montreal Trust Company of Canada ("Montreal Trust") and
         certain shareholders of the Registrant
 10.21*  Second Escrow Agreement dated November 16, 1993 among the
         Registrant, Montreal Trust, and certain shareholders of the
         Registrant
 10.22*  Form of Voluntary Pooling Agreement among the Registrant,
         Montreal Trust and certain shareholders of the Registrant
 10.23*  Form of Acknowledgment and Agreement to be Bound entered into by certain transferees of Common Shares held in escrow
         pursuant to the Escrow Agreements
 10.24*  Prepaid Card Co-Marketing Fund Agreement dated January 16,
         1998 between the Registrant and AT&T
 10.25*  Professional Services Agreement dated January 30, 1998 between the Registrant and AT&T
 10.26*  Contract Tariff Agreement dated January 30, 1998 between the
         Registrant and AT&T
 10.27*  Indenture of Lease dated as of April 1, 1996 among DataWave
         Vending (Canada) Inc., Haymur Enterprises Ltd. and Alexander
         David Macaulay
 11.1    Statement re Computation of Per Share Earnings
 21.1*   Subsidiaries of the Registrant
 23.1    Consent of Deloitte & Touche
 23.2**  Consent of Paul, Hastings, Janofsky & Walker LLP (included in
         Exhibit 5.1)
 23.3**  Consent of Campney & Murphy (included in Exhibit 5.1)
 24.1*   Power of Attorney (included in signature page)
 27.1*   Financial Data Schedule

--------

  *Previously filed.

 ** To be filed by amendment